UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Apache Corporation

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APACHE CORPORATION
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2011 annual meeting of shareholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 5, 2011, at 10:00 a.m. (Houston time), at the Hilton Houston Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

1.	Election of four directors named in the attached proxy statement to serve until the Company’s annual meeting in 2014;

2.	Ratification of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2011;

3.	An advisory vote on the compensation of the Company’s named executive officers;

4.	An advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers;

5.	Approval of an amendment to the Company’s Restated Certificate of Incorporation to authorize additional common stock;

6.	Approval of an amendment to the Company’s Restated Certificate of Incorporation to authorize additional preferred stock;

7.	Approval of the Company’s 2011 Omnibus Equity Compensation Plan; and

8.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock as of the close of business on March 7, 2011, are entitled to notice of, and to vote at, the annual meeting.

It is important that your shares are represented at the meeting. We encourage you to designate the proxies named on the enclosed proxy card to vote your shares on your behalf and per your instructions. This action does not limit your right to vote in person or to attend the meeting.

By order of the Board of Directors

APACHE CORPORATION

C. L. Peper
Corporate Secretary

Houston, Texas
March [31], 2011

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 5, 2011:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the 2010 Summary Annual Report, are available free of charge on the Company’s website at http://www.apachecorp.com

Proxy Statement Table of Contents

Note:	Throughout this proxy statement, references to the “stock split” relate to the two-for-one stock split of Apache common stock distributed in shares of common stock on January 14, 2004, to shareholders of record on December 31, 2003, and references to the “stock dividends” relate to the five-percent stock dividend on Apache common stock distributed in shares of common stock on April 2, 2003, to shareholders of record on March 12, 2003, and to the ten-percent stock dividend on Apache common stock distributed in shares of common stock on January 21, 2002, to shareholders of record on December 31, 2001.

APACHE CORPORATION
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
March [31], 2011

PROXY STATEMENT

General

This proxy statement contains information about the 2011 annual meeting of shareholders of Apache Corporation. In this proxy statement both “Apache” and the “Company” refer to Apache Corporation. This proxy statement and the enclosed proxy card are being mailed to you by the Company’s board of directors starting on or about March [31], 2011.

Purpose of the Annual Meeting

At the Company’s annual meeting, shareholders will vote on the following matters:

•	Items 1-4: election of directors,

•	Item 5: ratification of Ernst & Young LLP as the Company’s independent auditors,

•	Item 6: an advisory vote on the compensation of the Company’s named executive officers,

•	Item 7: an advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers,

•	Item 8: approval of a proposed amendment to the Company’s Restated Certificate of Incorporation to authorize additional common stock,

•	Item 9: approval of a proposed amendment to the Company’s Restated Certificate of Incorporation to authorize additional preferred stock,

•	Item 10: approval the Company’s 2011 Omnibus Equity Compensation Plan (the “2011 Omnibus Plan”), and

•	On any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

Who Can Vote

Only shareholders of record holding shares of Apache common stock at the close of business on the record date, March 7, 2011, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. The Company’s stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Apache shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

As of January 31, 2011, there were 382,752,217 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

How to Vote

If your shares of Apache common stock are held by a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may vote your shares at its discretion on “routine” matters. However, your shares will not be voted on any “non-routine” matters to be acted upon at the annual meeting. In such cases, an absence of voting instructions results in a “broker non-vote.”

The “routine” matters to be acted upon at the annual meeting are Item 5 – ratification of Ernst & Young LLP as our independent auditors and Item 8 – approval of a proposed amendment to our Restated Certificate of Incorporation to authorize additional common stock. All other matters to be acted upon at the annual meeting are “non-routine” matters, and as such, if you hold all or any portion of your shares in street name and you do not give your broker or bank specific instructions on how to vote your shares, your shares will not be voted on any of the following “non-routine” matters:

•	Items 1-4 – the election of directors;

•	Item 6 – the advisory vote on the compensation of our named executive officers;

•	Item 7 – the advisory vote on the frequency of the advisory vote on compensation of our named executive officers;

•	Item 9 – approval of proposed amendment to the Company’s Restated Certificate of Incorporation to authorize additional preferred stock; and

•	Item 10 – the approval of the 2011 Omnibus Plan.

If you hold shares of Apache common stock in your own name (as a “shareholder of record”), you may give the Company instructions on how your shares are to be voted by:

(1)	using the internet voting site or the toll-free telephone number listed on the enclosed proxy card (specific directions for using the internet and telephone voting systems are shown on the proxy card); or

(2)	marking, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

When using internet or telephone voting, the voting systems will verify that you are a shareholder through the use of a company number for Apache and a unique control number for you. If you vote by internet or telephone, please do not also mail the enclosed proxy card.

Whichever method you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted:

•	FOR the election of the nominees for director,

•	FOR ratification of Ernst & Young LLP as the Company’s independent auditors,

•	FOR the advisory vote on compensation of the Company’s named executive officers,

•	FOR an annual advisory vote on the compensation of the Company’s named executive officers,

•	FOR the approval of the proposed amendment to the Company’s Restated Certificate of Incorporation to authorize additional common stock,

•	FOR the approval of the proposed amendment to the Company’s Restated Certificate of Incorporation to authorize additional preferred stock,

•	FOR approval of the 2011 Omnibus Plan, and

•	In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting, if any are properly raised at the meeting.

Voting 401(k) Plan Shares

If you are an employee or former employee participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, such shares are shown on the enclosed proxy card and you have the right to direct the plan trustee regarding how to vote those shares. The trustee for the 401(k) plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (in the manner described under “How to Vote” above) or if your proxy card is not received by May 3, 2011, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

Revoking a Proxy

You may revoke a proxy before it is voted by submitting a new proxy with a later date (by internet, telephone or mail), by voting at the meeting, or by filing a written revocation with Apache’s corporate secretary. Your attendance at the annual meeting alone will not automatically revoke your proxy.

Quorum

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

Votes Needed

Election of Directors.  In December 2006, the Company’s bylaws were amended to provide for the election of directors by majority vote. Thus, the affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. As set forth in our bylaws, only votes FOR or AGAINST the election of a director nominee will be counted. Abstentions and broker non-votes count for quorum purposes, but not for purposes of the election of directors. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus, will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the votes cast at the annual meeting is required for ratification of Ernst & Young LLP as the Company’s independent auditors. You may vote FOR or AGAINST the ratification of Ernst & Young LLP as the Company’s independent auditors or you may ABSTAIN. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes will be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST ratification of the appointment of our independent registered public accounting firm.

An Advisory Vote on the Compensation of the Named Executive Officers.  You may vote FOR or AGAINST the advisory vote on the compensation of our named executive officers or you may ABSTAIN. A majority of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to the proposal will be counted as shares entitled to vote on the proposal. Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

An Advisory Vote on the Frequency of the Advisory Vote on the Compensation of the Named Executive Officers.  A plurality of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote must be voted FOR approval of holding the advisory vote on the compensation of our named executive officers either every one, two or three years in order for the proposal to pass. You may vote to hold the advisory vote on compensation of named executive officers:

•	Every year (recommended by our board);

•	Every two years;

•	Every three years; or

•	You may Abstain from voting on this proposal.

Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Approval of an Amendment to our Restated Certificate of Incorporation to Authorize Additional Common Stock.  A majority of the outstanding shares of Common Stock must be voted FOR the proposal in order for it to pass. You may vote FOR or AGAINST the proposal to approve this amendment to our Restated Certificate of Incorporation or you may ABSTAIN. Broker non-votes will be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Approval of an Amendment to our Restated Certificate of Incorporation to Authorize Additional Preferred Stock.  A majority of the outstanding shares of Common Stock must be voted FOR the proposal in order for it to pass. You may vote FOR or AGAINST the proposal to approve this amendment to our Restated Certificate of Incorporation or you may ABSTAIN. A vote to ABSTAIN or a broker non-vote will have the effect of a vote AGAINST the proposal.

Approval of the 2011 Omnibus Plan.  A majority of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote must be voted FOR approval of the 2011 Omnibus Plan in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to the proposal will be counted as shares entitled to vote on the proposal. Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Other Business.  The affirmative vote of a majority of the votes cast at the annual meeting is required for approval of any other business which may properly come before the meeting or any adjournment thereof. Only votes FOR or AGAINST these proposals will be counted. Abstentions and broker non-votes count for quorum purposes, but not for the voting on these proposals.

Who Counts the Votes

Representatives of Wells Fargo Bank, N.A. will tabulate the votes and act as inspectors of the election.

ELECTION OF DIRECTORS
(ITEM NOS. 1-4 ON PROXY CARD)

The Company’s certificate of incorporation provides that, as near as numerically possible, one-third of the directors shall be elected at each annual meeting of shareholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors.

The current terms of directors G. Steven Farris, Randolph M. Ferlic, A.D. Frazier, Jr., and John A. Kocur will expire at the 2011 annual meeting. Messrs. Farris, Ferlic, Frazier and Kocur have been recommended by the Company’s Corporate Governance and Nominating (“CG&N”) Committee and nominated by the board of directors for election by the shareholders to an additional three-year term. If elected, Messrs. Farris, Ferlic, Frazier, and Kocur will serve beginning upon election until the annual meeting of shareholders in 2014.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than four nominees. The board of directors knows of no nominee for director who is unwilling or unable to serve.

The board of directors recommends that you vote FOR the election of each of the directors.

NOMINEES FOR ELECTION AS DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, of each nominee for director, is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years. In addition, each nominee’s experience, qualifications, attributes or skills to serve on our board are discussed under the heading “Qualifications of Directors” below.

G. STEVEN FARRIS, 62, who joined the Company’s board of directors in 1994, was appointed chairman of the board on January 15, 2009, and has served as chief executive officer since May 2002. Mr. Farris also served the Company as president and chief operating officer from May 1994 until February 12, 2009, as senior vice president from 1991 to 1994, and as vice president – exploration and production from 1988 to 1991. Prior to joining Apache, Mr. Farris was vice president of finance and business development for Terra Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1983 to 1988. He is a member of the Board of Visitors of M.D. Anderson Cancer Center, Houston, Texas, and is a founding member and serves on the executive committee of America’s Natural Gas Alliance (“ANGA”). At Apache, Mr. Farris is a member of the Executive Committee.

RANDOLPH M. FERLIC, 73, a private investor, joined the Company’s board of directors in 1986. Dr. Ferlic retired in December 1993 from his practice as a thoracic and cardiovascular surgeon. Dr. Ferlic is the founder of Surgical Services of the Great Plains, P.C. and served as its president from 1974 to 1993. He has been a Regent of the University of Nebraska since November 2000, and was chairman of its audit committee until March 2008, at which time he became, and continues to serve as, vice chairman. Dr. Ferlic serves as a director of the Nebraska Medical Center and chairman of its audit committee, as well as commissioner for the Midwestern Higher Education Compact. At Apache, he is lead director, chairman of the Audit Committee and a member of the Executive Committee.

A. D. FRAZIER, JR., 66, joined the board of directors of the Company in 1997. He is a partner in Affiance, Inc., a Georgia based bank consulting group, and senior advisor to The Dilenschneider Group, Inc., a New York based public relations consulting company. In July 2010, Mr. Frazier was appointed chairman of the Special Council for Tax Reform and Fairness to Georgians, established by Georgia state legislature to examine the state’s tax code, and is owner and chairman of WolfCreek Broadcasting, Inc., Young Harris, Georgia. He has served as chairman and chief executive officer of Danka Business Systems PLC, St. Petersburg, Florida, from March 2006 until its sale in July 2008, and was of Counsel with the law firm of Balch & Bingham LLP, Atlanta, Georgia, from January 2005 to March 2006. From October 2004 until its sale in January 2007, he was a director and chairman of the board of Gold Kist, Inc., Atlanta, Georgia, an integrated chicken production, processing, and marketing company. At Apache, Mr. Frazier is a member of the Management Development and Compensation Committee and the Stock Option Plan Committee.

JOHN A. KOCUR, 82, joined the Company’s board of directors in 1977. Mr. Kocur, who is retired from the private practice of law, served as vice chairman of the Company’s board of directors from 1988 to 1991. At Apache, he currently serves as chairman of the Executive Committee, a member of the Corporate Governance and Nominating Committee, and a member of the Management Development and Compensation Committee.

CONTINUING DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the board of directors whose term is not expiring at the 2011 annual meeting, is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years. In addition, each director’s experience, qualifications, attributes or skills to serve on our board are discussed under the heading “Qualifications of Directors” below.

Term
Expires

FREDERICK M. BOHEN, 73, joined the Company’s board of directors in 1981. Mr. Bohen has served The Rockefeller University as senior advisor to the president since his retirement in November 2005, as executive vice president from February 2002 to November 2005, and as chief operating officer from 1990 through September 1999. He was senior vice president of Brown University from 1983 to 1990, and he served as vice president of finance and operations at the University of Minnesota from 1981 to 1983. Mr. Bohen was with the U.S. Department of Health and Human Services as assistant secretary for management and budget from 1977 to 1981. He is a director of American Council of Learned Societies and a member of its executive committee, a director of the Polish American Freedom Foundation and chairman of its investment committee, a director of the Rockefeller Archive Center and serves as its treasurer, and a director of the TEAK Fellowship, a not-for-profit organization that mentors and assists gifted adolescent children from disadvantaged circumstances. At Apache, he is chairman of the Management Development and Compensation Committee and chairman of the Stock Option Plan Committee.	2012

Term
Expires

EUGENE C. FIEDOREK, 79, a private investor, joined the Company’s board of directors in 1988. Formerly, Mr. Fiedorek was co-founder, president and managing director of EnCap Investments L.C., a Dallas, Texas, energy investment banking firm, from 1988 until March 1999, when EnCap was acquired by El Paso Energy. Prior to founding EnCap, Mr. Fiedorek was the managing director of the Energy Banking Group of First RepublicBank Corp. in Dallas, Texas, from 1978 to 1988. At Apache, he is a member of the Audit Committee.	2013

PATRICIA ALBJERG GRAHAM, 75, joined the Company’s board of directors in September 2002. Dr. Graham is the Charles Warren Professor of the History of Education, Emerita at Harvard University. She joined the faculty of Harvard Graduate School of Education in 1974 and served as its dean from 1982 to 1991. From 1991 to 2000, she served as president of the Spencer Foundation, the nation’s leading funder of research into educational improvement. Dr. Graham is a director of Central European University, and Smolny College of St. Petersburg State University, Russia. Dr. Graham also serves as Chair of the Board of Trustees of The Carnegie Foundation for the Advancement of Teaching and is a member of its compensation committee, having previously served on the Carnegie Board from 1984 through 1992. At Apache, she is a member of the Corporate Governance and Nominating Committee.	2013

SCOTT D. JOSEY, 53, joined the Company’s board of directors in February 2011. Mr. Josey served as the chairman of the board of Mariner Energy, Inc. from August 2001 until November 2010, when Mariner merged with Apache. He was appointed chief executive officer of Mariner in October 2002 and president in February 2005. From 2000 to 2002, he served as vice president of Enron North America Corp. and co-managed its Energy Capital Resources group. From 1995 to 2000, Mr. Josey provided investment banking services to the oil and gas industry and portfolio management services to institutional investors as a co-founder of Sagestone Capital Partners. From 1993 to 1995, he was a director with Enron Capital & Trade Resources Corp. in its energy investment group. From 1982 to 1993, he worked in all phases of drilling, production, pipeline, corporate planning and commercial activities at Texas Oil and Gas Corp. Mr. Josey is a member of the Society of Petroleum Engineers and the Independent Petroleum Association of America.	2012

CHANSOO JOUNG, 50, joined the Company’s board of directors in February 2011. Mr. Joung serves as a senior advisor at Warburg Pincus LLC, a firm he was a partner of from 2005 to 2010. Prior to joining Warburg Pincus, Mr. Joung was co-head, then head of the Americas Natural Resources Group in the investment banking division of Goldman Sachs from 1999 to 2004, and he served as a corporate finance banker in the Natural Resources Group from 1994 to 1999. While in the Natural Resources Group, he was promoted to managing director in 1996 and a partner in 1998. Mr. Joung founded and led Goldman Sachs’ London-based European Energy Group in investment banking from 1992 to 1994. He began his career with Goldman Sachs in 1987 in the corporate finance department and also worked in the mergers and acquisitions department until 1990. Mr. Joung also served as a director of Targa Resources Corp. and Targa Resources Partners, LP from 2007 to February 2011.	2013

Term
Expires

GEORGE D. LAWRENCE, 60, a private investor, joined the Company’s board of directors in May 1996. Mr. Lawrence was president, chief executive officer and a director of The Phoenix Resource Companies, Inc., a public oil and gas company, from 1990 until May 1996, when Phoenix merged with Apache. At Apache, he is a member of the Executive Committee and the Management Development and Compensation Committee.	2012

F. H. MERELLI, 73, joined the Company’s board of directors in 1997. Mr. Merelli has served as chairman of the board, chief executive officer, president, and a director of Cimarex Energy Co., a Denver, Colorado, independent oil and gas exploration and production company, since September 30, 2002, the date of Cimarex’s acquisitions of Key Production Company, Inc. and the exploration and production division of Helmerich & Payne, Inc. He served as chairman of the board and chief executive officer of Key from 1992 until October 2002, and as Key’s president from 1992 to September 1999 and again from March 2002 to October 2002. Prior to joining Key, Mr. Merelli served as Apache’s president and chief operating officer from 1988 to 1991. Prior to joining Apache, he was president of Terra Resources, Inc., a Tulsa, Oklahoma, oil and gas company from 1979 to 1988. At Apache, Mr. Merelli is a member of the Audit Committee and the Executive Committee.	2013

RODMAN D. PATTON, 67, joined the Company’s board of directors in December 1999. Mr. Patton has over 30 years experience in oil and gas investment banking and corporate finance activity, including serving as managing director of the Merrill Lynch Energy Group from 1993 until April 1999. Previously, he was with The First Boston Corporation (later Credit Suisse First Boston) and Eastman Dillon, Union Securities (later Blyth Eastman Dillon). Mr. Patton is a director of NuStar GP, LLC (formerly Valero GP, LLC), San Antonio, Texas, and is chairman of its audit committee and a member of its compensation committee. NuStar GP LLC is the general partner of NuStar Energy LP (formerly Valero LP), owner and operator of crude oil and refined products pipeline, terminalling, and storage assets. At Apache, Mr. Patton is a member of the Audit Committee.	2012

CHARLES J. PITMAN, 68, joined the Company’s board of directors in May 2000. Mr. Pitman served as a non-executive director and chairman of Urals Energy Public Company Limited, an oil exploration and production company operating in Russia, from September 2005 until January 2009, chairman of the board of First Calgary Petroleums Ltd., an oil and gas exploration company engaged in exploration and development activities in Algeria, from June 2007 to March 2008, and was sole member of Shaker Mountain Energy Associates LLC from September 1999 to November 2007. He retired from BP Amoco plc in late 1999, having served as regional president — Middle East/Caspian/Egypt/India. Prior to the merger of British Petroleum and Amoco Corporation in 1998, Mr. Pitman held a variety of executive positions at Amoco. At Apache, Mr. Pitman is chairman of the Corporate Governance and Nominating Committee.	2012

QUALIFICATIONS OF DIRECTORS

In selecting our directors and director nominees, the CG&N Committee has sought to create a board with a broad and balanced set of skills, complimented by diversity of experience and expertise. As is evidenced by the biographical information set forth above, each director contributes his or her own unique background which has led the CG&N Committee to conclude that the Company and our shareholders will benefit from the director’s service on the Company’s board. It is equally important that the particular skill sets of each director complement the experience, qualifications, attributes and skills of our board of directors as a whole. In addition to the qualifications described in the preceding biographical information, the following is a discussion of the particular experience, qualifications, attributes or skills of each director that led our board to conclude that he or she will contribute to the diversity of experience and expertise required for the effective functioning of our board.

G. STEVEN FARRIS Mr. Farris’ 28 years experience in the oil and gas industry coupled with his 16 years of direct leadership at Apache provide him with valuable insight not only into the oil and gas industry, but also the unique day-to-day operations of Apache. Throughout his career, Mr. Farris has held positions of increasing responsibility in the oil and gas industry, culminating in his appointment as chief executive officer of Apache in May 2002 and chairman of the board in January 2009. Since being named as chief operating officer in 1994, Mr. Farris has been instrumental in growing the Company’s reserves by almost nine times to 2,359 million barrels of oil equivalent (“MMboe”) and production to 658,000 barrels per day (“b/d”).

RANDOLPH M. FERLIC Dr. Ferlic has been involved in research activities throughout his professional life, including in-depth analysis of data, probabilities, and risks. For his work as a cardiovascular and thoracic surgeon, Dr. Ferlic was awarded “Legend” status by the Nebraska Medical Center and, in February 2011, the “Spirit of the Heart” award by the American Heart Association. In addition to founding Surgical Services of the Great Plains, from 1974 until 1994, Dr. Ferlic served as the corporation’s president, was responsible for and managed its finances, and was trustee and manager of the corporation’s employee benefit plans. Dr. Ferlic has twice been publicly elected to the University of Nebraska Board of Regents and has served on the board’s audit committee since 2000. He served as a director and executive committee member on the Nebraska Medical Center Board, a large hospital system, and was chair of the audit committee from January 2004 until retirement in December 2010. Dr. Ferlic was appointed by both Democrat and Republican governors to serve the past 20 years as a commissioner for the Midwestern Higher Education Compact, a 12-state policy and business compact for all educational activities in those states. He served as treasurer of the Compact from 1997-2000 and again starting in 2010. His service to both the Compact and the Nebraska Board of Regents has involved shaping policies that help craft strategic and global views. Over the years, Dr. Ferlic has acquired over 400,000 shares of the Company’s common stock for himself and his family, which further aligns him with shareholder interests.

A. D. FRAZIER, JR. In addition to the many executive positions noted in his biographical information above, Mr. Frazier spent a large part of his career as an executive in the investment banking industry. He served as the chief executive officer of INVESCO, Inc., an affiliate of an independent global investment management firm, from 1997 to 2000. Mr. Frazier also served as executive vice president, North American Banking Group, of First Chicago Corporation and First National Bank of Chicago from 1982 to 1991, where, among other numerous industry specialties, he oversaw the Bank’s oil and gas specialty, which provided him with an intimate knowledge of the oil and gas industry. He also served as the chief operating officer of the Atlanta Olympic Games Committee from 1991 to October 1996. During his career, Mr. Frazier has gathered extensive experience as an executive responsible for the development, management, and operation of a diverse group of businesses and organizations. Through these executive and director positions, Mr. Frazier gathered extensive experience in identifying, analyzing, and managing risk across a wide range of industries.

JOHN A. KOCUR Mr. Kocur was employed by Apache in various roles from the time that the Company’s stock was first listed on the New York Stock Exchange in 1969 until his retirement in 1991. During his tenure, Mr. Kocur served Apache in various roles of increasing responsibility, including serving as its general counsel, culminating in his appointment as the Company’s president in 1979. Mr. Kocur, as president and later as vice chairman, was instrumental in overseeing Apache’s growth from a small drilling program company into a leading independent, international oil and gas company. Mr. Kocur’s unparalleled experience with and understanding of the Company’s history and objectives provide invaluable insight into the Company’s past, current, and future operations and management.

FREDERICK M. BOHEN Throughout his career, Mr. Bohen has held executive-level leadership roles and been responsible for the finance and operations of large, complex organizations. As senior vice-president of Brown University in the 1980’s, an Ivy League school and a premier university college, he was responsible for all aspects of business operations, including finance, budget, human resources, and facilities. As executive vice-president and chief operating officer of the Rockefeller University during the period 1990-2005, Mr. Bohen was responsible for all aspects of the operations of this world-renowned center for research and graduate training in the biomedical sciences, including human resources, finance, capital projects, facilities, and the management of an annual operating budget exceeding $250 million. In these roles over more than two decades, he was steadily involved in the recruitment and retention of officer-level talent and the development of related compensation policies and programs. With broad leadership responsibility in these institutions for finance over the same period, Mr. Bohen acquired the experience and judgment useful in identifying, assessing and minimizing financial and other risks and uncertainties in the leadership and direction of complex organizations. He has also served as a Director of Oppenheimer and Company; of the Student Loan Marketing Association (“Sallie Mae”), where he chaired the Board’s compensation committee; of the College Construction Loan Insurance Association (“Connie Lee”); and of the Mexico Equity Income Fund, Inc.

EUGENE C. FIEDOREK After working as a petroleum reservoir engineer at Shell Oil Company and British American Oil Producing Company for eight years, Mr. Fiedorek spent 37 years in the oil and gas investment banking and commercial banking industries. As co-founder, president, and managing director of EnCap Investments and managing director of the Energy Banking Group of First RepublicBank, he gained extensive experience in advising oil and gas companies on their capital structure and strategic direction. Through these positions, Mr. Fiedorek gained valuable experience in identifying, assessing, and minimizing risk that can affect large oil and gas companies. These positions also provided him with the financial reporting expertise necessary for his role on Apache’s audit committee.

PATRICIA ALBJERG GRAHAM Prior to her appointment as dean of Harvard University’s Graduate School of Education in 1982, Dr. Graham served as dean of the Radcliffe Institute, vice president for Institutional Planning for Radcliffe College, and vice president of Radcliffe College. In 1977, Dr. Graham, a leading historian of American education, left her positions at Radcliffe College upon her appointment by then-President Jimmy Carter to serve as the director of the National Institute of Education, then the federal government’s education research agency, a position in which she served until 1979. Throughout her career, Dr. Graham has held a variety of leadership and policy-making roles in the area of education. In her service as dean of Harvard Graduate School of Education and vice president of Radcliffe College, Dr. Graham was responsible for, among other things, the management, structure, and day-to-day operations of these premiere educational institutions. Dr. Graham also served on the board of Northwestern Mutual Life Insurance Company from 1980 – 2005 and, for most of that period, served on the management compensation and public policy committee of the board. She was a member of the board of Science Research Associates from 1984 – 1989.

SCOTT D. JOSEY Mr. Josey has spent his entire career, spanning 30 years, in the oil and gas industry. As the former chief executive officer, president and chairman of the board of Mariner, he gained extensive management, financial and technical expertise in the oil and gas field. Because of his service in the operations of an oil and gas company, as an investment banker advising the oil and gas industry, and as the chief executive officer of an exploration and production company, Mr. Josey gained extensive knowledge of an oil and gas company’s prospects and operations and their impact on its financial condition. As an active participant in various energy-related professional organizations, he has an excellent understanding of the various issues that impact exploration and production companies. Mr. Josey has invaluable experience in identifying, assessing, and managing risks faced by exploration and production companies like Apache.

CHANSOO JOUNG Mr. Joung has spent almost his entire career working in the finance industry with energy companies. He currently serves as a senior advisor at Warbus Pincus LLC where he provides advice on new and existing investments in the energy sector for the firm. Previously, as a partner at Warbus Pincus, his duties included sourcing, executing and monitoring energy investments. Prior to joining Warbus Pincus, Mr. Joung spent almost 18 years at Goldman Sachs where he worked in the Natural Resources Group and also founded and led the London-based European Energy Group in investment banking. In addition to our board, he also serves on the boards of a number of private companies in a variety of sectors in the energy industry, and served on the boards of Targa Resources Corp. and Targa Resources Partners, LP. Through his experiences as an investment banker, Mr. Joung gained significant experience with energy companies, the energy industry, and energy-related capital markets activity, which will enhance his contributions to the board. Those experiences have also given Mr. Joung the ability to identify, assess, and manage risk that can affect a large energy company like Apache.

GEORGE D. LAWRENCE Mr. Lawrence began his oil and gas career with the predecessor to The Phoenix Resource Companies, Inc. in 1985, holding management positions with increasing responsibility, culminating in his appointment as president, chief executive officer, and a director of Phoenix in 1990 until 1996, when the company merged with Apache. During his tenure as chief executive officer of Phoenix, Mr. Lawrence gained valuable experience in corporate leadership in all aspects of business including finance, securities, operations, strategy and risk. At Phoenix and its predecessor, Mr. Lawrence was extensively involved in international operations that were spread over several continents and he was especially instrumental in leading Phoenix’s operations in Egypt, an area that remains at the core of Apache’s operations today. Prior to entering the oil and gas business, Mr. Lawrence engaged in a diversified private practice of law and also served five years at the United States Department of Justice, his last position there being the Assistant Chief of the Environmental Enforcement Section.

F. H. MERELLI Mr. Merelli has spent more than 30 years in key executive and director positions in the oil and gas industry. His extensive experience leading oil and gas companies in the capacities of president, chief executive officer, and chairman of the board has provided a wealth of knowledge and understanding of the intricacies of the oil and gas industry. Through these positions, Mr. Merelli has gained valuable experience in identifying, assessing, and managing risk that can affect large oil and gas companies, including Apache. Although Mr. Merelli served as president and chief operating officer of Apache for just three years, his impact on the Company was considerable. Many of the management and incentive systems that he and Mr. Farris put into place upon his arrival at Apache 20 years ago remain in place today, as do many of the management personnel they brought to the Company.

RODMAN D. PATTON For over 25 years prior to joining Apache’s board of directors, Mr. Patton held various executive positions in the oil and gas investment banking industry. As a managing director at Merrill Lynch, First Boston (later Credit Suisse) and other investment banks, Mr. Patton has extensive experience advising oil and gas companies on capital structure, strategy and direction. He also gained valuable experience in the assessment and management of risk faced by oil and gas companies. As a former investment banker and as chairman of NuStar GP’s audit committee, Mr. Patton has extensive financial reporting expertise, which serves him well in his role as a member of Apache’s audit committee.

CHARLES J. PITMAN Having served in executive and director capacities at numerous oil and gas companies, Mr. Pitman has gained invaluable experience in and knowledge of the oil and gas industry. During his 24-year career at Amoco Corporation and BP Amoco plc, Mr. Pitman served in a variety of leadership positions in the United States and multiple international locations, principally in the Middle East. Notably, Mr. Pitman served as president of Amoco Egypt Oil Company from 1992 to 1996, president of Amoco Eurasia Petroleum Company from 1997 to 1998, regional president BP Amoco plc – Middle East/Caspian/Egypt/India and head of new business development – Middle East/Caspian from December 1998 until his retirement in 1999. Most recently, Mr. Pitman has utilized his considerable experience in international oil and gas by participating in oil and gas ventures in Russia and Algeria. Prior to joining Amoco, Mr. Pitman served in the United States Department of State as a Foreign Service Officer and Attorney-Adviser.

DIRECTOR INDEPENDENCE

During 2010 and the first two months of 2011, the board of directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Farris) and all other relevant facts and circumstances. As a result of the evaluation, the board of directors determined, as required by the Company’s Governance Principles, that each non-employee director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc. (“NYSE”), The NASDAQ National Market (“NASDAQ”), and the Securities and Exchange Commission (“SEC”).

Subject to some exceptions, these standards generally provide that a non-employee director will not be independent if (a) the director is, or in the past three years has been, an employee of the Company; (b) the director or a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from the Company other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is employed as a partner of Ernst & Young LLP, the Company’s independent registered public accountants, or the director has an immediate family member who is a current employee of such firm and works in any capacity on the Company’s audit, or the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where an Apache executive officer serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, Apache in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or two percent of the consolidated gross revenues of the company receiving the payment.

Lead Director

The Company’s Governance Principles require that the independent (non-employee) directors meet in executive session at least twice each year and, in 2010, they met five times in executive session. These executive sessions are chaired by a lead director. In February 2011, the Company amended its Governance Principles to specify that the lead director is an independent director who is elected from time to time, but not less than annually, by the affirmative vote of a majority of the non-management directors. In addition to chairing the executive sessions, the lead director discusses management’s proposed meeting agenda with the other independent directors and reviews the approved meeting agenda with our chairman and chief executive officer, leads the discussion with our chief executive officer following the independent directors’ executive sessions, ensures that the board’s individual, group, and committee self-assessments are done annually, leads periodic discussions with other board members and management concerning the board’s information needs, and is available for discussions with major shareholders. In February 2011, Randolph M. Ferlic was elected lead director. The role and responsibilities of the lead director and the method established for communication of concerns to the independent directors are included in the Company’s Governance Principles, which are available on the Company’s website (www.apachecorp.com).

Reporting of Concerns to Independent Directors

Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, who will forward such communications to the independent directors.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Throughout much of Apache’s history, the Company has ascribed to the traditional U.S. board leadership structure, under which our chief executive officer has also served as the chairman of our board of directors. From 1969 until 2002, both of these positions were held by our founder, Mr. Raymond Plank. However, upon Mr. Raymond Plank’s retirement as chief executive officer of the Company in 2002, Mr. Farris was appointed as the Company’s chief executive officer and Mr. Raymond Plank remained as the Company’s chairman of the board. Upon Mr. Plank’s retirement as chairman of the board in January 2009, Mr. Farris was appointed the Company’s chairman of the board, once again unifying the roles of chairman and chief executive officer. As Apache’s history demonstrates, we believe it is important to maintain the flexibility to have either a combined or a separated chair and CEO structure as circumstances dictate. Each structure has served us well in the past. Currently, we believe that the efficiencies created by a combined position work best, especially when viewed in conjunction with our lead director elected annually by our independent directors, assuring strong board leadership. In particular, this structure helps to ensure clarity regarding leadership of the Company, allows the Company to speak with one voice and provides for efficient coordination of board action, particularly in times of crisis. The combination of the Chairman’s ability to call board meetings with the CEO’s intimate knowledge of our business, including our risk management framework, provides a strong structure for the efficient operation of our board process and effective leadership of our board overall. This structure avoids potential confusion as to leadership roles and duplication of efforts that can result from the roles being separated. It also assists our CEO in managing our Company and dealing with third parties more effectively on a day-to-day basis. Our board regularly reviews all the aspects of our governance profile, including this one, and will make changes as circumstances warrant. This is the model that the Company has utilized for much of its history and we believe that it is the most effective way to lead the Company going forward.

Risk Oversight

The Company’s Governance Principles state that in addition to its general oversight of management, the board of directors is responsible for a number of specific functions, including assessing major risks facing the Company and reviewing options for their mitigation. Our board of directors has four standing independent committees with separate chairs: Audit, Management Development and Compensation, Executive, and Corporate Governance and Nominating. Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the board. The Audit Committee charter provides that the Audit Committee should assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposure and the steps management has taken to monitor, control, and report such exposures. In addition, the Audit Committee reports to the board of directors, which also considers the Company’s risk profile. The Audit Committee and the board of directors focus on the most significant risks facing the Company, and the Company’s risk management strategy and ensure that the risks undertaken are consistent with the board’s tolerance for risk. While the board is responsible for setting, monitoring and maintaining the Company’s risk management policies and practices, the Company’s executive officers and members of our management team are responsible for implementing and overseeing our day-to-day risk management processes. Additionally, the board has created a Risk Management Committee composed of members of our management team. The Risk Management Committee monitors and manages risks related to, among other things, our commodity hedging activities and foreign currency exchange exposure. The Company believes that this division of responsibility is the most effective way to monitor and control risk.

In addition to the oversight provided by our full board of directors, Audit Committee, executive officers and the members of our management team, including our Risk Management Committee, our independent (non-employee) directors hold regularly scheduled executive sessions as often as they deem appropriate, but in any event at least twice each year. These executive sessions are chaired by a lead director, and provide an additional avenue through which we monitor the Company’s risk exposure and policies regarding risk management.

Risk Considerations in Our Compensation Programs

Our Management Discussion and Compensation Committee (the “MD&C Committee”) has discussed the concept of risk as it relates to our compensation programs, and the MD&C Committee does not believe our compensation programs encourage excessive or inappropriate risk taking. The MD&C Committee, with assistance of its independent compensation consultant, arrived at this conclusion for the following reasons:

•	Our employees receive both fixed and variable compensation. The fixed (salary) portion provides a steady income regardless of the Company’s stock performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

•	The goals for the annual cash incentive bonus are set to avoid overweighting any single goal that, if not achieved, would result in the loss of a large percentage of compensation.

•	Our stock options and restricted stock units generally vest over four years, which discourages short-term risk taking.

•	Our equity ownership requirements encourage a long-term perspective by our executives.

•	A substantial portion of our executives’ long-term equity compensation is forfeited upon voluntary termination, which encourages our executives to maintain a long-term focus.

•	Our incentive programs have been in place for many years and we have seen no evidence that they encourage excessive risk taking.

•	Essentially all of our employees participate in our compensation programs regardless of business unit which encourages consistent behavior across the Company.

STANDING COMMITTEES AND MEETINGS
OF THE BOARD OF DIRECTORS

The board of directors has an Audit Committee, a Corporate Governance and Nominating (“CG&N”) Committee, a Management Development and Compensation (“MD&C”) Committee and its subcommittee, the Stock Option Plan Committee, and an Executive Committee. Actions taken by these committees are reported to the board of directors at the next board meeting. During 2010, each of the Company’s directors attended at least 75 percent of all meetings of the board of directors and committees of which he or she was a member. Ten of eleven directors attended the Company’s 2010 annual meeting of shareholders held on May 6, 2010. Scott D. Josey and Chansoo Joung are not included in this table, as they joined the board in February 2011.

2010 MEMBERSHIP ROSTER
Name	Board	Audit	CG&N	MD&C	Stock Option	Executive
Frederick M. Bohen	✓			✓**	✓**

G. Steven Farris	✓*					✓

Randolph M. Ferlic	✓†	✓**				✓

Eugene C. Fiedorek	✓	✓

A. D. Frazier, Jr.	✓			✓	✓

Patricia Albjerg Graham	✓		✓

John A. Kocur	✓		✓	✓		✓**

George D. Lawrence	✓			✓		✓

F. H. Merelli	✓	✓				✓

Rodman D. Patton	✓	✓

Charles J. Pitman	✓		✓**

No. of Meetings in 2010	12	9	4	9	6	1

*	Chairman of the Board

**	Committee Chairman

†	Lead Director

Audit Committee

The Audit Committee reviews, with the independent public accountants and internal auditors of the Company, their respective audit and review programs and procedures and the scope and results of their audits. It also examines professional services provided by the Company’s independent public accountants and evaluates their costs and related fees. Additionally, the Audit Committee reviews the Company’s financial statements and the adequacy of the Company’s system of internal controls over financial reporting. As described more fully in “Board Leadership Structure and Risk Oversight”, the Audit Committee is also tasked with assessing and managing the Company’s exposure to risk. The Audit Committee has the sole authority to appoint, compensate, retain, oversee, and terminate our independent auditors. It also has the sole authority to pre-approve and all terms of and set fees for audit services, audit related services, tax services, and other services to be performed for the Company by the Company’s independent registered public accountants.

During 2010 and the first two months of 2011, the board of directors reviewed the composition of the Audit Committee pursuant to the rules of the NYSE and NASDAQ governing audit committees. Based on this review, the board of directors confirmed that all members of the Audit Committee are “independent” under the NYSE and NASDAQ rules. During 2000, the Audit Committee adopted a charter, which was approved by the board of directors on May 4, 2000, and which reflects the NYSE’s rules and the regulations of the SEC. On February 4, 2004, the Audit Committee adopted an amended and restated charter, which was approved by the board of directors on February 5, 2004. The Audit Committee charter is available on the Company’s website (www.apachecorp.com). The board of directors has determined that all members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K under the Securities Act of 1933.

MD&C Committee

The MD&C Committee reviews the Company’s management resources and structure and administers the Company’s compensation programs and retirement, stock purchase and similar plans. Under the provisions of its charter, the MD&C Committee may, at its discretion and if allowed by applicable laws or regulations, delegate all or a portion of its duties and responsibilities to a subcommittee of the MD&C Committee composed of at least two members. During 2010 and the first two months of 2011, the board of directors reviewed the composition of the MD&C Committee pursuant to the rules of the NYSE and NASDAQ governing compensation committees. Based on this review, the board of directors confirmed that all members of the MD&C Committee are “independent” under the NYSE and NASDAQ rules. The MD&C Committee charter is available on the Company’s website (www.apachecorp.com).

Stock Option Plan Committee

The MD&C Committee has one standing subcommittee, the Stock Option Plan Committee, the two members of which are “outside directors” as defined by applicable federal tax law or regulations of the Internal Revenue Service. The duties of the Stock Option Plan Committee include the award and administration of grants under the Company’s stock-based compensation plans.

CG&N Committee

The duties of the CG&N Committee include recommending to the board of directors the slate of director nominees submitted to the shareholders for election at the annual meeting and proposing qualified candidates to fill vacancies on the board of directors. The CG&N Committee is also responsible for developing corporate governance principles for the Company, reviewing related party transactions, and overseeing the evaluation of the board of directors. During 2010 and the first two months of 2011, the board of directors reviewed the composition of the CG&N Committee pursuant to the rules of the NYSE and NASDAQ governing governance committees. Based on this review, the board of directors confirmed that all members of the CG&N Committee are “independent” under the NYSE and NASDAQ rules. The CG&N Committee charter is available on the Company’s website (www.apachecorp.com).

The CG&N Committee considers director nominee recommendations from executive officers of the Company, independent members of the board and shareholders of the Company, and from other interested parties. The CG&N Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Shareholder recommendations for director nominees received by Apache’s corporate secretary (at the address for submitting shareholder proposals and nominations set forth under the heading “Future Shareholder Proposals and Director Nominations”) are forwarded to the CG&N Committee for consideration.

Executive Committee

The Executive Committee is vested with the authority to exercise the full power of the board of directors, within established policies, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, the Executive Committee may be vested with specific powers and authority by resolution of the board of directors.

Committee Charters

As noted above, you can access electronic copies of the charters of the committees of the board of directors on the Company’s website (www.apachecorp.com). Also available on the Company’s website are our Governance Principles and our Code of Business Conduct which meets the requirements of a code of ethics under applicable SEC regulations and NYSE and NASDAQ standards. In 2010, Apache revised its Code of Business Conduct to add (i) an introduction to clarify that the Code applies to all directors, officers and employees of Apache; and (ii) a new section titled “Receiving or providing gifts and entertainment in furtherance of legitimate company interests,” pursuant to which, Apache employees are prohibited from accepting or providing gifts or entertainment that, under the circumstances, are excessive in value or frequency. The Code of Business Conduct, as amended, also contains some administrative changes. You may request printed copies of any of these documents by writing to Apache’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

CRITERIA FOR NEW BOARD MEMBERS
AND RE-ELECTION OF BOARD MEMBERS

The CG&N Committee considers the following criteria in recommending new nominees or the re-election of directors to the Company’s board of directors and its committees:

•	Expertise and perspective needed to govern the business and strengthen and support senior management — for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions.

•	Interest and enthusiasm in the Company and a commitment to become involved in its future.

•	The time and energy to meet board of directors commitments.

•	Ability to constructively participate in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.

All decisions to recommend the nomination of a new nominee for election to the board of directors or for the re-election of a director are within the sole discretion of the CG&N Committee.

All director candidates are evaluated, and the decision of whether or not to nominate a particular candidate is made, based solely on Company- and work-related factors and not with regard to a candidate’s or director’s inclusion in any protected class or group identified in the Company’s anti-discrimination policy.

The above criteria and guidelines, together with the section of the Company’s Governance Principles entitled “Qualifications of Board Members” constitute the policy of the CG&N Committee regarding the recommendation of new nominees or the re-election of directors to the Company’s board of directors or its committees. The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

Company policy precludes directors and employees from discriminating against any protected group. Company policy also precludes directors and employees from basing work-related decisions on anything other than work-relevant criteria. The Company’s approach to diversity complements these policies without conflicting with them; our status as a global company makes the need for board diversity in all its aspects essential to our business. Our criteria for board selection, summarized in this section, operates as our diversity policy.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal controls over financial reporting, and for assessing the effectiveness of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010 with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Covering Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal controls over financial reporting as well as the independent registered public accounting firm’s report on the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. At each of the four Audit Committee meetings held in person during 2010, the Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2010, filed by the Company with the Securities and Exchange Commission.

The Audit Committee is governed by a charter, which is available on the Company’s website (www.apachecorp.com). The Audit Committee held nine meetings during fiscal year 2010, including the four in-person meetings referenced above. The Audit Committee is comprised solely of independent directors as defined by the New York Stock Exchange and the NASDAQ National Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

February 22, 2011	Members of the Audit Committee Randolph M. Ferlic, Chairman Eugene C. Fiedorek F. H. Merelli Rodman D. Patton

DIRECTOR COMPENSATION

Non-Employee Directors’ Cash Compensation

During 2010, under the terms of the non-employee directors’ compensation plan, non-employee directors received an annual cash retainer of $150,000 (with no separate meeting attendance fees or retainer payable in shares), and the chairman of each committee received an additional annual cash retainer of $15,000 for chairing that committee.

During 2010, under the terms of the Company’s non-employee directors’ compensation plan, non-employee directors could defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of Apache common stock. After such election, amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of Apache common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period. One non-employee director deferred all of his cash retainer fees during 2010.

Non-Employee Directors’ Restricted Stock Units Program

In August 2008, the Company established the Non-Employee Directors’ Restricted Stock Units Program (the “RSU Program”), pursuant to the Company’s 2007 Omnibus Equity Compensation Plan. Each year, all non-employee directors are eligible to receive grants of restricted stock units comparable in value to the initial 1,500 restricted stock units awarded under the RSU Program in 2008.

Each non-employee director was awarded 1,818 restricted stock units on August 14, 2010 under the RSU Program, with a grant date fair value of $165,911. Half of the restricted stock units vest thirty days after the grant and the other half vest on the one-year anniversary date of the grant. Each restricted stock unit is equivalent to one share of common stock. Except as noted below, any unvested restricted stock units are forfeited at the time the non-employee director ceases to be a member of the board. The unvested portion of any award automatically vests upon death or termination without cause (including retirement). Non-employee directors are required to choose, at the time of each award, whether such award will vest as 100 percent common stock or a combination of 40 percent cash and 60 percent common stock. Additionally, non-employee directors are entitled to receive dividend equivalents, equal to dividends on the Company’s common stock, in cash on the unvested portions of the restricted stock unit awards.

Equity Compensation Plan for Non-Employee Directors

The Company established an equity compensation plan for non-employee directors in February 1994, which is administered by the MD&C Committee. The original expiration date for this plan was July 1, 2009, with a maximum of 50,000 shares of common stock (115,500 shares after adjustment for the stock dividends and stock split) for awards granted during the term of the plan. However, in February 2007, the plan was amended to provide that no new awards would be granted subsequent to January 1, 2007, and no awards have been made since that date. The plan continues in existence solely for the purpose of governing still-outstanding awards made prior to January 1, 2007.

Each non-employee director was awarded 1,000 restricted shares of the Company’s common stock every five years from July 1, 1994 through July 1, 2000, with the shares vesting at a rate of 200 shares annually. On May 3, 2001, the plan was amended to provide that on July 1, 2001 and on July 1 of each third year thereafter, each non-employee director was awarded 1,000 restricted shares of common stock, with one-third of the shares vesting annually. On February 5, 2004, the plan was amended to adjust the awards to 2,310 restricted shares of common stock (1,000 shares adjusted for the stock dividends and stock split) for any awards made on July 1, 2004 and thereafter.

Awards were made from shares of common stock held in the Company’s treasury and were automatic and non-discretionary. All shares awarded under the plan have vested, have full dividend and voting rights, and are not eligible for sale while the non-employee director is still serving as a member of the board.

Share Ownership Requirement

The Company has a minimum share ownership requirement for non-employee directors. Within three years of joining the board, each non-employee director is required to directly own shares and/or share equivalents totaling at least 7,000 shares of the Company’s common stock. As of the date of this proxy statement, each non-employee director directly owned shares and/or share equivalents totaling more than 7,000 shares of the Company’s common stock. See beneficial ownership information under the heading “Securities Ownership and Principal Holders” below.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992. The plan is administered by the MD&C Committee and pays retired non-employee directors benefits equal to two thirds (2/3) of the annual retainer for a period based on length of service. Payments are made on a quarterly basis, for a maximum of ten years, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2010, benefits were paid under this plan to one former director who retired from the Company’s board of directors in 2001.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2010:

					Change in
					Pension Value
					and Nonqualified
	Fees Earned	Stock		Non-Equity	Deferred
	or Paid in	Awards	Option	Incentive Plan	Compensation	All Other
	Cash	(3)	Awards	Compensation	Earnings	Compensation	Total
Name (1)(2)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)
Frederick M. Bohen	165,000	165,911	—	—	1,518	428	332,857
Randolph M. Ferlic	165,000	165,911	—	—	—	428	331,339
Eugene C. Fiedorek	150,000	165,911	—	—	—	428	316,339
A.D. Frazier	150,000	165,911	—	—	—	428	316,339
Patricia A. Graham	150,000	165,911	—	—	5,027	428	321,366
John A. Kocur	165,000	165,911	—	—	—	23,820(4)	330,911
George D. Lawrence	150,000	165,911	—	—	5,516	428	321,855
F. H. Merelli	150,000	165,911	—	—	627	428	316,966
Rodman D. Patton	150,000	165,911	—	—	5,229	428	321,568
Charles J. Pitman	165,000	165,911	—	—	93	428	331,432

(1)	Employee directors do not receive additional compensation for serving on the board of directors or any committee of the board. G. Steven Farris, the Company’s chairman and chief executive officer, is not included in this table as he was an employee of the Company during 2010. The compensation he received as an employee of the Company is shown in the Summary Compensation Table.

(2)	Scott D. Josey and Chansoo Joung are not included in this table, as they joined the board of directors in February 2011.

(3)	Grant date fair value, as computed in accordance with FASB ASC Topic 718, of 1,818 restricted stock units granted on August 13, 2010, to each non-employee director based on the per share closing price of the Company’s common stock of $91.26 for August 13, 2010.

At year-end 2010, the aggregate number of unvested, restricted stock units was 909 units for each director.

None of the directors had unvested, restricted Apache common stock at year-end 2010.

(4)	Includes life insurance, medical and dental premiums of $13,416 and $9,977 reimbursed for the taxes payable on income attributable to this benefit.

SECURITIES OWNERSHIP AND PRINCIPAL HOLDERS

The following tables set forth, as of January 31, 2011, the beneficial ownership of (i) each director or nominee for director of the Company, (ii) the principal executive officer, the principal financial officers, and the three other most highly compensated executive officers who served as officers of the Company during 2010, and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company. (All share numbers in the table and footnotes have been adjusted for the stock dividends and stock split.)

		Amount and
		Nature of Beneficial
Title of Class	Name of Beneficial Owner	Ownership(1)			Percent of Class
Common Stock, par value $0.625	Frederick M. Bohen	17,307	(2	)(3)(7)	*

	G. Steven Farris	574,145	(5	)(6)(7)(8)	*

	Randolph M. Ferlic	392,953	(2	)(7)	*

	Eugene C. Fiedorek	43,905	(2	)(7)	*

	A. D. Frazier, Jr.	23,064	(2	)(7)	*

	Patricia Albjerg Graham	14,827	(2	)(3)(7)	*

	Scott D. Josey	34,981			*

	Chansoo Joung	10,000			*

	John A. Kocur	41,866	(2	)(7)	*

	George D. Lawrence	41,234	(2	)(3)(7)	*

	F. H. Merelli	28,399	(2	)(3)(7)	*

	Rodman D. Patton	34,441	(2	)(3)(7)	*

	Charles J. Pitman	34,068	(2	)(3)(7)	*

	Roger B. Plank	370,073	(5	)(6)(7)	*

	Thomas P. Chambers	27,097	(5	)(6)(7)	*

	John A. Crum	161,465	(5	)(6)(7)	*

	Rodney J. Eichler	163,147	(4	)(5)(6)(7)	*

	P. Anthony Lannie	44,614	(5	)(7)	*

	All directors, nominees, and executive officers as a group (including the above name persons)	2,794,603	(4	)(5)(6)(7)	*

*	Represents less than one percent of outstanding shares of common stock.

(1)	All ownership is sole and direct unless otherwise noted. Inclusion of any common shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2)	Includes restricted common shares awarded under the Company’s Equity Compensation Plan for Non-Employee Directors.

(footnotes continued on following page)

(3)	Includes the following common share equivalents related to retainer fees deferred under the Company’s Non-Employee Directors’ Compensation Plan: Mr. Bohen — 1,270; Dr. Graham — 8,414; Mr. Lawrence — 9,233; Mr. Merelli — 1,049; Mr. Patton — 9,815; and Mr. Pitman — 156.

(4)	Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Eichler — 40,218; and all directors and executive officers as a group — 78,732.

(5)	Includes the following common shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Farris — 85,912; Mr. Plank — 31,758; Mr. Chambers — 1,104; Mr. Crum — 24,525; Mr. Eichler — 33,406; Mr. Lannie — 4,608; and all directors and executive officers as a group — 367,536.

(6)	Includes shares held by the trustee of the Company’s 401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan: Mr. Farris — 11,566; Mr. Plank — 54,359; Mr. Chambers — 4,771; Mr. Crum — 8,069; Mr. Eichler — 12,863; and all directors and executive officers as a group — 141,104.

(7)	Includes 909 restricted stock units (each equivalent to one share of common stock) for Apache’s non-employee directors, except Messrs. Josey and Joung, and includes the following restricted stock units granted under the Company’s Executive Restricted Stock Plan, 2007 Omnibus Equity Compensation Plan, and the 2005 Share Appreciation Plan: Mr. Farris — 113,892; Mr. Plank — 66,350; Mr. Chambers — 8,136; Mr. Crum — 64,870; Mr. Eichler — 64,578; Mr. Lannie — 30,429; and all directors and executive officers as a group — 573,120.

(8)	Includes 9,800 shares pledged as collateral for a loan.

The following table sets forth the only person known to the Company, as of January 31, 2011, to be the owner of more than five percent of the outstanding shares of the Company’s common stock, according to reports filed with the SEC:

Amount and
		Nature of Beneficial	Percent of
Title of Class	Name and Address of Beneficial Owner	Ownership	Class
Common Stock par value $0.625	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	23,015,303*	6.01*

*	Per Schedule 13G, dated January 21, 2011, filed with the SEC by BlackRock, Inc. on February 2, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, as well as beneficial owners of ten percent or more of the Company’s common stock, to report their holdings and transactions in the Company’s securities. Based on information furnished to the Company and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2010, the Company’s directors and officers timely filed all reports required by Section 16(a).

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2010, relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock units, and other rights to acquire shares of Apache common stock may be granted from time to time.

	(a)	(b)	(c)
			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Equity compensation plans approved by security holders(1)(4)	8,840,078	$81.74(3)	4,530,623

Equity compensation plans not approved by security holders(2)(4)	388,224	$35.28(3)	595,733

Total	9,228,302	$80.18(3)	5,126,356

(1)	Includes the Company’s 1998 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, and 2007 Omnibus Equity Compensation Plan (including the 2008 Share Appreciation Program and Total Shareholder Return Program).

(2)	Includes the Company’s 2000 Stock Option Plan, Executive Restricted Stock Plan, Non-Employee Directors’ Compensation Plan, and Deferred Delivery Plan.

The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from restricted stock units granted under the Executive Restricted Stock Plan and the 2007 Omnibus Equity Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted average exercise price of outstanding stock options; excludes restricted stock units, performance-based stock units, and deferred stock units.

(4)	See Note 7 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2010, for the material features of the 1998 Stock Option Plan, 2000 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, Executive Restricted Stock Plan, 2007 Omnibus Equity Compensation Plan (including the 2008 Share Appreciation Program and Total Shareholder Return Program), and the stock options converted to Apache stock options in connection with the acquisition of Mariner Energy, Inc.

EXECUTIVE OFFICERS OF THE COMPANY

Biographical information for the executive officers of the Company is set forth below. Biographical information for G. Steven Farris is set forth above under the caption “Continuing Directors.”

MICHAEL S. BAHORICH, 54, was appointed executive vice president and chief technology officer in November 2010, having previously served as the Company’s executive vice president and technology officer since February 2009, executive vice president - exploration and production technology since May 2000, vice president - exploration and production technology since January 1999, vice president - exploration technology since December 1997, and chief geophysicist since 1996. From 1981 until joining the Company in 1996, he held positions of increasing responsibility at Amoco Corporation in Denver, Colorado and Tulsa, Oklahoma. Mr. Bahorich is a member of the board of trustees of the Houston Museum of Natural Science and serves on advisory boards at Stanford University and Yale University.

JOHN R. BEDINGFIELD, 55, was appointed vice president - worldwide exploration and new ventures in November 2009. He previously served as the Company’s regional vice president and managing director for the Australia region since May 2009, deputy managing director - exploration for the Australia region since August 2005, region exploration manager for the Egypt region from 2003 to 2005, geophysical manager for Egypt from 1999, and senior staff geophysicist since 1998. Prior to joining the Company, Mr. Bedingfield was employed by Exxon Corporation from 1982 to 1998 in a variety of U.S. domestic and international assignments.

DAVID A. CARMONY, 50, was appointed vice president - environmental, health and safety in July 2010, having previously served as the Company’s regional vice president - Gulf Coast drilling and production engineering since July 2006. He previously served as the region’s engineering and production manager since October 1995, and senior production engineer since February 1993. Prior to joining the Company, he was a production, drilling, and reservoir engineer for Pacific Enterprises Oil Company and Terra Resources, Inc. and a production engineer for Mitchell Energy.

THOMAS P. CHAMBERS, 55, was appointed executive vice president and chief financial officer in November 2010, have previously served as the Company’s vice president - corporate planning and investor relations since March 2009, vice president - corporate planning since September 2001, and director of corporate planning since March 1995. Prior to joining the Company, Mr. Chambers was in the international business development group at Pennzoil Exploration and Production, having held a variety of management positions with the BP plc group of companies from 1981 to 1992. Mr. Chambers is a member of the Society of Petroleum Engineers and serves on the advisory board of Houston Foundation for Life.

JOHN A. CRUM, 58, was appointed co-chief operating officer and president - North America in February 2009. He previously served as the Company’s executive vice president and president of Apache Canada Ltd. since June 2007, executive vice president and managing director - Apache North Sea since April 2003, executive vice president - Eurasia and new ventures since May 2000, and regional vice president in Australia since 1995. Prior to joining the Company, Mr. Crum served in executive and management roles with Aquila Energy Resources Corporation, Pacific Enterprises Oil Company, and Southland Royalty Company. In February 2011, Mr. Crum tendered his resignation to the Company effective March 7, 2011.

MATTHEW W. DUNDREA, 56, was appointed senior vice president - treasury and admininstration in November 2010, having previously served as the Company’s vice president and treasurer since July 1997, treasurer since March 1996, and assistant treasurer since 1994. Prior to joining the Company,

Mr. Dundrea held positions of increasing responsibility at Union Texas Petroleum Holding, Inc. from 1982 to 1994.

ROBERT J. DYE, 55, was appointed senior vice president - global communications and corporate affairs in November 2010. He previously served as the Company’s vice president - corporate services since March 2009, vice president - investor relations since May 1997, director of investor relations since 1995, and held positions of increasing responsibility in the corporate planning area since 1992. Prior to joining the Company, Mr. Dye was planning manager for the offshore division of BP Exploration, Houston, Texas, from 1988 to 1992.

RODNEY J. EICHLER, 61, was appointed co-chief operating officer and president - International in February 2009. He previously served as the Company’s executive vice president - Egypt since February 2003, regional vice president in Egypt since 1999, and vice president of exploration and production in Egypt since 1997. Prior to that, Mr. Eichler served as regional vice president for the Western region in Houston since 1996, and regional exploration and development manager for the Rocky Mountain region in Denver since 1993. Prior to joining the Company, he was vice president - exploration for Axem Resources, LLC in Denver, Colorado, from 1989 to 1993. In February 2011, Mr. Eichler was appointed president and chief operating officer.

DAVID L. FRENCH, 41, was appointed vice president - business development in January 2010, having previously served as region production manager - west for Apache Canada in Calgary since 2007. Mr. French held positions of production engineering manager and director of purchasing, EH&S and general services since joining Apache in 2005. Prior to joining the Company, he served as an associate principle for McKinsey & Company, a global management consulting firm, and held engineering and planning management roles in the Permian Basin for Amoco and Altura Energy Ltd.

RODNEY J. GRYDER, 62, was appointed vice president, audit in November 2010. He previously served as the Company’s director, internal audit and business analysis since December 2001, and director, internal audit since 1998. Prior to joining Apache, Mr. Gryder was the director of corporate audit services at Western Atlas, Inc., manager of internal audit at TransTexas Gas Corporation, finance manager at Occidental International Exploration & Production, and held various audit positions at Tenneco Oil Exploration & Production.

MARGERY M. HARRIS, 50, was appointed senior vice president - human resources in February 2011, having been vice president - human resources since September 2007. Prior to joining the Company, she was consultant/principal of MMH Consulting Services, a privately-held human resources consulting firm, from 2006 to September 2007, executive vice president and senior vice president - human resources with Texas Genco LLC, a wholesale power generator, from 2005 to 2006, and senior vice president - human resources and administration of Integrated Electrical Services, Inc., from 2000 to 2005. Ms. Harris worked for Santa Fe Snyder (successor company to Santa Fe Energy Resources) from 1995 to 2000, in a variety of human resources capacities including vice president - human resources.

REBECCA A. HOYT, 46, was appointed vice president, chief accounting officer, and controller in November 2010. She previously served as the Company’s vice president and controller since November 2006, assistant controller since 2003, and held positions of increasing responsibility within the accounting area since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993.

JON A. JEPPESEN, 63, was appointed executive vice president in August 2009, having been senior vice president since February 2003, regional vice president for the Gulf Coast region since 2002, and regional vice president for the Offshore region since 1996. He served as the Company’s vice president of exploration and development for North America from 1994 to 1996, and exploration and development manager of the Offshore region from 1993 to 1994. Prior to joining the Company, Mr. Jeppesen was vice president of exploration and development for Pacific Enterprises Oil Company, Dallas, Texas, from 1989 to 1992.

P. ANTHONY LANNIE, 56, was appointed executive vice president and general counsel in August 2009, having been senior vice president and general counsel since May 2004, and vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.

ALFONSO LEON, 34, was appointed vice president - planning, strategy, and investor relations in November 2010, having served as the Company’s director of strategic planning since March 2009. Prior to joining Apache, Mr. Leon was a director and head of energy investment banking at Perella Weinberg Partners from 2006 until 2009. Prior to that, he served in various corporate strategy, planning, and business development roles at Royal Dutch Shell.

JANINE J. MCARDLE, 50, was appointed senior vice president - gas monetization in September 2010, have been vice president - oil and gas marketing since November 2002. Prior to joining the Company, she served as managing director for Aquila Europe Ltd from November 2001 to October 2002, and held executive and management positions with Aquila Energy Marketing from 1993 to November 2001, including vice president - trading and vice president - mergers and acquisitions. Previously, she was a partner in Hesse Gas from 1991 to 1993, and was a member of the board of directors of Intercontinental Exchange, the electronic trading platform, from 2000 to October 2002.

AARON S. G. MERRICK, 48, was appointed vice president - information technology in August 2009, having served as director of information technology since March 2006. Prior to joining the Company, he was president of Merrick Applied Consulting, Inc. from July 2005 to March 2006, and owner of Aaron Merrick Computer Consulting from 2002, consulting with Apache on the development of its data warehouse. After prior service with the Company from 1991 to 1994 as assistant director of gas flow management, he was with T-NETIX, Inc., a specialized telecommunications company, from 1995 to 2000, where he served as vice president. From 1984 to 1990, Mr. Merrick was with KPMG Peat Marwick, an independent public accounting firm.

URBAN F. O’BRIEN, 57, was appointed vice president - governmental affairs in August 2009, having previously served as director of governmental, regulatory and community affairs since 1992. Prior to joining the Company, Mr. O’Brien served as governmental affairs manager for Mitchell Energy, special projects director for U.S. Representative Lloyd Bentsen, and projects coordinator for U.S. Representative Michael A. Andrews.

W. KREGG OLSON, 57, was appointed executive vice president - corporate reservoir engineering in August 2009, having been senior vice president - corporate reservoir engineering since September 2007, and vice president - corporate reservoir engineering since January 2004. Prior to that, Mr. Olson served as director of technical services from 1995 through 2003, and held positions of increasing responsibility within corporate reservoir engineering since joining the Company in 1992. Previously, he was associated with Grace Petroleum Corporation.

CHERI L. PEPER, 57, was appointed corporate secretary of the Company in May 1995, having previously served as assistant secretary since 1992. Prior to joining the Company, she was assistant secretary for Panhandle Eastern Corporation (subsequently PanEnergy Corp.) since 1988. Ms. Peper is a certified public accountant and a director of MemberSource Credit Union, formerly known as PT&T Federal Credit Union.

ROGER B. PLANK, 54, was appointed president in February 2009, and served as the Company’s principal financial officer until November 2010. He previously served as the Company’s executive vice president and chief financial officer since May 2000, and vice president and chief financial officer since July 1997. Since joining the Company in 1981, Mr. Plank has also served as vice president - planning and corporate development, vice president - corporate planning, and vice president - corporate communications. He is a past president of Texas Independent Producers and Royalty Owners Association (TIPRO), a large independent trade association. Mr. Plank is a director of Parker Drilling Company, Houston, Texas, and chairman of its audit committee. In February 2011, Mr. Plank was appointed president and chief corporate officer.

JON W. SAUER, 50, was appointed vice president - tax in May 2001, having previously served as director of tax since March 1997, and manager of tax since August 1992. Prior to joining the Company, Mr. Sauer was tax manager with Swift Energy Company, Houston, Texas, from 1989 to 1992, and a manager in the tax practice of Arthur Andersen & Co., an independent public accounting firm, from 1983 to 1989. Mr. Sauer is a certified public accountant and past chairman of the American Exploration & Production Council (formerly Domestic Petroleum Council) tax committee.

SARAH B. TESLIK, 57, was appointed senior vice president - policy and governance in October 2006. Prior to joining the Company, she was chief executive officer of the Certified Financial Planner Board of Standards, Inc. from November 2004 to October 2006, and executive director of the Council of Institutional Investors from July 1988 to October 2004.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

Year 2010

The year 2010 was one of the most successful in Apache’s 57 year history driven in large measure by the acquisition of over $11 billion of oil and gas assets including a $6.4 billion acquisition of BP assets in Canada, West Texas and Western Desert of Egypt and the $4.4 billion merger with Mariner Energy, Inc., completed in November 2010.

These acquisitions, added to outstanding operating results, fueled some of the strongest financial and operational performance in our history including:

•	Record net income of $3 billion or $8.46 per common diluted share.

•	Record annual average production of 658,000 barrels of oil equivalent a day, increasing 13 percent on an overall basis.

•	Record year end reserves of approximately 3 billion barrels of oil equivalent increasing 25 percent over the prior year.

•	Reserve replacement of 344 percent.

•	Completion of two equity and two debt offerings generating approximately $6 billion to finance the acquisitions and preserve Apache’s strong financial position.

Compensation Philosophy and Practices

Apache’s board of directors designs the Company’s compensation programs to align the interests of executives and shareholders. Over 70 percent of our named executive officers’ compensation is equity based, and because we avoid pay practices such as options back dating and repricing, the alignment of interests is not distorted. Our compensation programs and practices are truly variable as well: Just as our compensation suffers when performance does, when performance is outstanding, as it was in 2010, we reward our executives with cash bonuses that reflect that performance.

Apache’s board of directors also designs the Company’s compensation programs to avoid a short-term focus in an industry heavily affected by cyclical commodity prices. Our competitive salaries provide a stable base. Our total shareholder return program uses rolling three and five-year time frames for compensation measurement and vesting. Our substantial and long-term stock ownership requirements for directors and officers reinforce our focus on long-term performance. And our enviable track record of retaining executives provides continuity on which our board believes sustainable performance depends.

Apache’s board of directors also designs the Company’s compensation programs to make clear that it believes that all employees matter. In 2010, we continued to award equity-based pay to substantially all employees, a practice we started before most other companies.

Governance

In 2010, Apache’s board of directors strengthened the Company’s already substantial governance and compliance programs. The board unanimously recommended an annual advisory vote on the named executive officers’ compensation, expanded its governance principles by expanding the responsibilities of our lead director, began a practice of external governance education for directors, revised the Company’s Code of Business Conduct, instituted a new shareholder outreach program that regularly makes senior executives available for direct discussions with our shareholders, published a Greenhouse Gas Public Statement, and updated and posted its Sustainability Report as a living forum on the Company’s website.

EXECUTIVE COMPENSATION DECISION MAKING PROCESSES

Board of Directors

Apache’s board of directors, at the recommendation of the Management Development and Compensation (“MD&C”) Committee, oversees and authorizes the compensation of the chairman and chief executive officer (our principal executive officer), the president (our principal financial officer until November 17, 2010), the co-chief operating officer and president — North America, the co-chief operating officer and president — international, the executive vice president and chief financial officer (Apache’s principal financial officer from November 17, 2010), and other executive officers.

Management Development and Compensation Committee

The specific responsibilities delegated to the MD&C Committee, by written charter adopted by the board, are posted on the Company’s website at www.apachecorp.com. The MD&C Committee is responsible for the review, and recommendation to the board, of matters pertaining to executive officer compensation. Each of the four members of the MD&C Committee meet the independence requirements contained in the New York Stock Exchange and NASDAQ listing standards described under “Standing Committees and Meetings of the Board of Directors.” The MD&C Committee met in person or by telephone nine times during 2010.

The MD&C Committee is responsible for the oversight and administration of the Company’s base, annual cash incentive, and long-term compensation, and benefit programs for executive officers. The MD&C Committee’s key compensation responsibilities are:

•	To review the corporate performance goals and corporate management objectives, to evaluate the performance of the chairman and chief executive officer in light of those goals and objectives, and to recommend to the other independent members of the board of directors, for approval, the compensation level of the chairman and chief executive officer.

•	To make recommendations to the board of directors regarding base salary, incentive, and equity-based compensation plans for executive officers other than the chairman and chief executive officer.

•	To review and recommend to the board of directors broad-based long-term compensation programs for both executive and non-executive employees of the Company.

•	To review the Company’s executive compensation programs to determine whether such programs are achieving their intended purposes.

•	To avoid incentivizing excessive risk taking in the Company’s executive compensation plans.

•	To meet independently with its advisors at least annually.

Use of Independent Consultant

The MD&C Committee has board authorization to engage an independent compensation consultant to assist it in its work. In 2010, the MD&C Committee used the services of Pearl Meyer & Partners (the “Consultant”). The Consultant did not provide any services to the Company other than executive compensation-related services. Except with respect to limited work described below, all services provided by the Consultant are at the request and under the direction of the MD&C Committee. The

Consultant has provided limited work for management in connection with the Consultant’s database for the industry and published industry specific compensation surveys, for which the Consultant receives a de minimis amount of compensation.

Chairman and Chief Executive Officer Compensation

The MD&C Committee reviews the chairman and chief executive officer’s performance for the year and the blended market data provided by the Consultant. Blended market data is based on external market data and internal equity. The MD&C Committee’s deliberations for salary, bonus, and equity grant actions are handled in independent session and recommendations are formalized for approval by the independent directors.

Senior Executives Compensation Administration

The chairman and chief executive officer provides compensation recommendations and evaluations for executives to the MD&C Committee. The MD&C Committee, along with all of the Company’s independent directors, is authorized by the board to obtain information from and work directly with any member of the senior executive team in fulfilling its responsibilities. The Company’s senior vice president of human resources prepares information and materials for the chairman and chief executive officer and the MD&C Committee for the exercise of their distinct, but interrelated, compensation responsibilities. The MD&C Committee also utilizes the data provided by the Consultant including recommendations for the associated values or salary levels derived from their reports. The committee carefully considers the chairman and the chief executive officer’s recommendations on these matters, reaches final determination, and reports these outcomes to the Board of Directors.

EXECUTIVE COMPENSATION

Compensation Philosophy

The Company’s continued success depends on attracting, directing, motivating, and retaining top talent, including a top-tier senior management team. The MD&C Committee believes that executive compensation programs play an important role in achieving these goals. Its programs are therefore designed:

•	to attract, retain, motivate, and reward executive officers who are capable of leading Apache in a complex, competitive, and changing industry;

•	to align the interests of our executive officers with those of our shareholders;

•	to pay for performance, whereby a majority of an executive officer’s total compensation is a function of performance results;

•	to ensure that performance-based compensation does not encourage excessive risk taking; and

•	to increase retention by requiring forfeiture of a substantial portion of an executive officer’s compensation upon voluntary termination of employment.

Use of Data

The board of directors believes that both data and judgment play important roles in the design and implementation of optimal compensation programs. The MD&C Committee, the Consultant, and senior executives consider a number of types of internal and external data in making individual and plan-level compensation decisions. In each section of this report dealing with an individual element of compensation, data relevant to that element is discussed.

Peer group data plays an important role in our compensation decision making. For its 2010 compensation analysis, the MD&C Committee considered a peer group comprised of the main companies we compete with for executive talent. The companies in this group, for the large part, have North American and/or natural gas businesses and have been identified based on relevant comparable financial factors such as revenue, market capital, net income, and total assets. Our peer list for 2010 (the “2010 Compensation Peer Group”) was:

•	Anadarko Petroleum Corporation;

•	Chesapeake Energy Corporation;

•	Devon Energy Corporation;

•	EOG Resources, Inc.;

•	Hess Corporation;

•	Murphy Oil Corporation;

•	Noble Energy, Inc.; and

•	XTO Energy Inc. (until it merged with ExxonMobil Corporation on June 25, 2010)

The MD&C Committee uses a broader peer group for the Company’s total shareholder return program (“TSR Program”) for the comparison of the Company’s total shareholder return to that of its peers. For additional information on the Company’s TSR Program, please see “— Long Term Compensation — Performance Shares — Total Shareholder Return Program” below.

In addition to the 2010 Compensation Peer Group data, the MD&C Committee uses the latest available data provided by the Consultant from published energy-sector surveys and from published, general industry size-based surveys. The MD&C Committee reviews the Consultant’s benchmarking data and its process for assimilating the data used in this competitive benchmarking process which is a blend of data from our 2010 Compensation Peer Group and the applicable survey data.

Use of Judgment

The board of directors and the MD&C Committee believe that the application of their collective experiences and related business judgment is as important to the compensation decision process as is the application of data and formulae. The Company’s compensation policies and practices reflect this belief.

While blended market data provide an important tool for analysis and decision-making, the MD&C Committee and the board realize that over-reliance on data can give a false illusion of precision. Consequently, the MD&C Committee and the board also give consideration to an individual’s personal contributions to the organization, as well as his or her skill sets, qualifications, experience, and demonstrated performance. We also value and seek to reward performance that develops talent within the Company, embraces the sense of urgency that distinguishes the Company, and demonstrates the qualities of imagination and drive that enable an Apache officer to resolve longer-term challenges or important new issues. These and similar qualities and competencies are not easily correlated to typical compensation data, but also deserve, and are given, consideration in reaching compensation decisions. The blended market data provides the MD&C Committee and senior management with the foundation for application of the above principles and the ensuing decisions.

Four Key Compensation Elements

The Company’s executive compensation program has four parts:

•	Base salary;

•	Annual cash incentive bonus;

•	Long-term compensation; and

•	Benefits.

We generally target base salaries to fall between the 50th and 75th percentile of the blended market data. Annual and long term incentive plans are initially targeted as a function of base salaries and are designed to produce total compensation between the 50th and 75th percentile of the blended market data.

We do not have a specific formula that dictates the overall weighting of each element as a part of total compensation. For 2010, our named executive officers were Messrs. G. Steven Farris, Roger B. Plank, John A. Crum, Rodney J. Eichler, P. Anthony Lannie, and Thomas P. Chambers. See “Compensation Decisions in 2010” below. The charts below set forth each element as a proportion of the named executive officers’ total direct compensation and reflect the following: base salary that became effective in 2010, bonus for 2010, and the grant date fair value for the 2010 annual equity awards:

CEO	Other Named Executive Officers

The charts above illustrate that 90 percent of our chief executive officer’s compensation and 86 percent of our other named executive officers’ compensation is variable, and that 72 percent of our named executive officers’ total compensation is equity-based long-term compensation that rewards them when our shareholders are rewarded.

Compensation Elements

Base Salary

The board of directors believes that a competitive base salary is essential to our ability to compete. To establish base salary ranges, the MD&C Committee analyzes the compensation for each executive officer position by:

•	Examining the scope of the job, the nature and complexity of the responsibilities, the financial impact, the training, knowledge, and experience required to perform the job, the recruiting challenges and opportunities associated with each position, the risks and opportunities associated with hiring at the higher and lower ranges of the position skill sets, the expected autonomy of the job, and, for current executives, the company-specific experience, seniority, performance, and compatibility.

•	Utilizing energy-industry and company-size general surveys to establish salary ranges for comparable executives where the mid-point of the range reflects the 50th percentile of the blended market data.

•	Evaluating the executive positions on the basis of these factors.

•	Using their judgment to determine where a particular executive’s salary falls within the salary ranges.

The MD&C Committee reviews base salaries periodically (typically every 12 to 18 months). Base salary reviews may occur more or less frequently depending on Company and market conditions and individual performance.

Annual Cash Incentive Bonus

The Company’s executive officers are eligible to earn an annual cash incentive bonus tied to a combination of each officer’s achievement of job-specific goals and the Company’s achievement of a variety of financial, operational, and strategic objectives.

Corporate Performance and Related Bonus Compensation

The MD&C Committee weighs equally the achievement of our corporate performance goals and our corporate management objectives in its evaluation of the annual incentive award for the named executive officers.

Apache’s 2010 corporate performance goals were: Production growth of over five percent, add and/or acquire sufficient reserves to replace 2009 production, annual earnings of at least $2.5 billion, annual cash flow of at least $6.2 billion, and maintain direct lifting costs per barrel of oil equivalent (“Boe”) produced at the 2009 levels of $7.81. The results measured against the 2010 corporate performance goals were:

•	Production increased 12.7 percent driven by production from the Van Gogh and Pyrenees oil projects in Australia which commenced production in February 2010, and successful drilling programs in Egypt, the Permian Basin, the Granite Wash play, and the Horn River shale gas play. Production was augmented by the three acquisitions: The Gulf of Mexico Shelf assets from Devon Energy completed in June 2010, the Permian, Canadian and Egyptian assets from BP completed in the third and fourth quarters of 2010, and the Mariner merger completed in early November 2010.

•	Apache replaced 344 percent of production including 102 percent through drilling, excluding revisions. Reserves grew by 25 percent over 2009.

•	Apache reported net income of $3 billion supported by our diversified portfolio and driven in large part by the growth in production and higher oil prices as 52 percent of our daily production was oil and natural gas liquids. Apache’s adjusted earnings for the year, before certain items that impact the comparability of operating results including merger, transition and acquisition costs, totaled $3.2 billion.[1]

•	Cash flow totaled $7.37 billion.[1]

1  Adjusted earnings and cash flow are non-GAAP financial measures, as defined in Regulation G promulgated by the SEC. Adjusted earnings is net income (loss) attributable to common stock adjusted for certain items that management believes affect the comparability of operating results, such as foreign currency fluctuation impact on deferred tax expense, merger, acquisitions and transitions costs, net of tax and additional depletion, net of tax. A reconciliation of adjusted earnings to net income for the year ended December 31, 2010 is contained in item 7 of our Annual Report on Form 10-K for the year ended December 31, 2010. Cash flow is cash from operations before changes in operating assets and liabilities. A reconciliation of cash flow to net cash provided by operating activities for the year ended December 31, 2010 was previously furnished in our Current Report on Form 8-K filed with the SEC on February 17, 2011.

•	Direct lifting costs per Boe of $8.47 were higher than our 2009 level, primarily attributable to the higher lifting costs of the acquired properties which were under our control for only a part of the year, limiting our ability to influence them.

Other Performance Measures for Annual Cash Incentive Bonus

The foundation for annual cash incentive bonus determination process begins with our corporate performance goals and our corporate management objectives and the achievement of those targets. In addition, the MD&C Committee believes that annual cash incentive bonuses are most effective when they are carefully tailored to job responsibilities of individual executives. The MD&C Committee receives input from the chairman and chief executive officer who evaluates officers with regional responsibilities on their region’s production, revenue, costs, and other results, while corporate-level officers are evaluated on Company-wide results.

Long-Term Compensation

The board of directors and the MD&C Committee believe that long-term, equity-based incentives align the interests of executive officers and employees with those of the Company’s shareholders. The board and MD&C Committee also believe that long-term incentives play an important role in overall Company compensation.

Company-Wide Long-Term Compensation

The actions of the Board and MD&C Committee in 2010 reflect these values. Long-term, equity-based incentives are regularly made available to substantially all Company employees to ensure a company-wide ethic of ownership and entrepreneurialism.

Stock Ownership Requirements

In addition to the stock ownership requirements for our board of directors adopted in February 2007, in November 2009, the MD&C Committee adopted a two-part stock ownership policy for the Company’s officers. These stock ownership requirements more closely align the interests of officers with the Company’s stockholders. Officers are expected to be in compliance with these requirements within three years of the later of (i) the date the requirements became effective or (ii) the date each officer is appointed to his or her current office.

The first part of the stock ownership policy sets a common stock ownership amount equal to a multiple of the officer’s base salary, measured against the value of the officer’s discretionary holdings, based on the average per share closing price of the Company’s stock for the previous year. The ownership requirements are:

Position	Requirement
Chief Executive Officer	5x Base Salary
Presidents and Co-Chief Operating Officers	3x Base Salary
Executive Vice Presidents and Senior Vice Presidents	2.5x Base Salary
Vice Presidents and Regional Vice Presidents	2x Base Salary

In determining stock ownership levels, the Company includes: shares purchased in the open market; vested shares in qualified and non-qualified plans; shares obtained through stock option exercises that the officer continues to hold; the vested portion of restricted stock units (“RSUs”) and restricted stock; shares beneficially owned in a trust or partnership, by a spouse and/or minor child; and shares held in the Company’s deferred delivery plan. Unearned performance shares, unvested RSUs, and unvested shares of restricted stock are not counted toward meeting the requirements.

Hold Until Retirement Requirements

The second part of the stock ownership policy provides that each officer hold at least 15 percent of all restricted and performance shares he or she receives, net of tax withholding, until such officer retires or otherwise terminates employment with the Company.

Components of Our Equity-Based Long-Term Compensation Programs

The Company grants a combination of RSUs, stock options, and periodic conditional grants of performance shares targeted to fall at the 50th percentile of the blended market data for long-term incentive amounts.

Restricted Stock Units

The RSUs awarded to our named executive officers typically are proportionate to each named executive officer’s base salary, vest ratably over four years, upon vesting allow each grantee to receive one share of common stock for each RSU, and are forfeited by the executive if they are unvested and the executive voluntarily terminates or is terminated for cause prior to the vesting date. These RSUs are typically granted each May to our named executive officers and to substantially our entire employee population (the “May RSUs”). The Company also periodically grants conditional grants of RSUs as performance shares, see “— Long Term Compensation — Performance Shares” below.

Stock Options

In 2010, the Company’s executive officers also received stock option grants under the 2007 Omnibus Plan. Generally, our stock options:

•	are granted to almost half of our employees, including our named executive officers;

•	benefit the named executive officers only if shareholders also benefit from appreciating stock prices;

•	are granted to the named executive officers in proportion to their base salary;

•	become exercisable ratably over a four-year period;

•	cannot be repriced or reset;

•	have an exercise price equal to the closing price of the Company’s common stock on the date of grant and expire 10 years after grant; and

•	allow for accelerated vesting only upon a recipient’s involuntary termination or voluntary termination with cause following a change of control.

The grants of stock options made in 2010 to the named executive officers are reflected in the “Grants of Plan Based Awards Table.”

Performance Shares

The Company periodically awards conditional performance shares. Currently, the Company grants performance shares under the TSR Program, and previous grants were made under the 2008 Share Appreciation Program. The MD&C Committee believes that the periodic grant of performance shares, otherwise known as conditional grants, provides an effective retentive element of performance-based compensation. The periodic grant of performance shares complements and reinforces the overall compensation program. Both performance programs are described below.

Total Shareholder Return Program

In 2009, the Board concluded that a realignment of our long-term compensation program was necessary to remain competitive with our 2010 Compensation Peer Group. Therefore, in November 2009, under the existing 2007 Omnibus Plan, the board of directors approved and authorized the Stock Option Plan Committee to implement the TSR Program. The TSR Program is part of an annual performance-based incentive compensation program whereby each year the Stock Option Plan Committee will authorize a conditional grant of performance shares in the form of RSUs to substantially all management and senior level professional employees, including each named executive officer, based on a target percentage of the grantee’s annual base salary determined immediately prior to the beginning of a three-year performance period. The number of RSUs actually received will depend on a peer company comparison of total shareholder return at the end of the performance period. The peer companies will be determined at the commencement of each performance period.

The peer companies selected for each performance period (the “Performance Peer Group”) will be comprised of a larger group of our peer companies than the companies in our compensation peer group for a given performance period. We use an expanded list of peer companies for each year’s TSR Program for the following reasons:

•	Comparison: The broader Performance Peer Group provides a more appropriate basis for judging our corporate performance than the more narrowly focused compensation peer group. The compensation peer group consists, in large part, of companies whose principle business is North American and/or natural gas, and is our predominant competition for executive talent. As approximately 50 percent of the Company’s operations are outside the United States and approximately 50 percent of our production is crude oil, we believe it is more appropriate to have a larger, more diversified peer group to benchmark our corporate performance. The expanded Performance Peer Group adds many companies we compete against internationally. The risks and opportunities faced by this larger group more closely match ours than those faced by the less diversified compensation peer group.

•	Continuation: Because it is not unusual for one or two companies in our compensation peer group to cease to exist during a three-year performance period, through merger or otherwise, the expanded group provides more stability and longevity to the TSR Program.

•	Statistical Validity: Our Consultant advises that the expanded Performance Peer Group gives more statistical validity to the TSR Program.

The TSR for the Company and each member of the Performance Peer Group is determined by dividing (i) the sum of the cumulative amount of each company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the average per share closing price of each company’s stock for the 60 trading days at the end of the performance period minus the average per share closing price of the company’s stock for the 60 trading days preceding the beginning of the performance period; by (ii) the average per share closing price of each company’s stock for the 60 trading days preceding the beginning of the performance period.

2010 Performance Program

Pursuant to the 2010 Performance Program, on January 15, 2010, essentially all management and senior level professional employees, including the named executive officers, were granted the right to receive RSUs, the number of which will be determined based on the Company’s TSR as compared to the peer group listed below. The peer companies for the 2010 Performance Program (the “2010 Performance Peer Group”) are:

• Anadarko Petroleum Corporation	• BP plc
• Chesapeake Energy Corporation	• Chevron Corporation
• ConocoPhillips Company	• Devon Energy Corporation
• EnCana Corporation	• EniSpA
• EOG Resources, Inc.	• Exxon Mobil Corporation
• Hess Corporation	• Marathon Oil Corporation
• Murphy Oil Corporation	• Newfield Exploration Company
• Noble Energy Inc.	• Occidental Petroleum Corporation
• Royal Dutch Shell plc	• XTO Energy Inc.*

*	until it merged with Exxon Mobil Corporation on June 25, 2010.

At the conclusion of the initial three-year performance period, which began on January 1, 2010 and ends on December 31, 2012, a calculation of TSR performance will be made and the Company’s performance will be directly ranked within the 2010 Performance Peer Group, resulting in the application of a factor to the target RSUs to derive the adjusted number of RSUs awarded.

The following table reflects the factor that will be applied to the target RSUs depending on the Company’s TSR rank for the 2010 Performance Program:

TSR Rank	1-4	5	6	7	8	9	10	11	12	13	14-19
Payout Multiple	2.50	2.30	2.00	1.60	1.00	0.90	0.80	0.70	0.60	0.50	0.00

If the Company’s TSR ranks from 1 to 13, vesting will begin on December 31, 2012, with 50 percent of the adjusted number of RSUs vesting immediately, 25 percent vesting as of December 31, 2013, and 25 percent vesting as of December 31, 2014. If the Company ranks from 14 to 19, none of the target RSUs will vest. Employees must be employed during the entire performance period and on the date of vesting. Newly eligible employees will enter at the beginning of the next available performance period.

2010 Bridge Awards

Because the TSR Program performance awards granted in January 2010 will not begin to vest, if at all, until the end of the three-year performance period on December 31, 2012, the Stock Option Plan Committee, based on its review of a report prepared by the Consultant, granted one-time bridge awards of RSUs to certain employees on January 15, 2010, including the named executive officers (except Mr. Farris), that will vest over 24 months. The MD&C Committee determined and Mr. Farris agreed that, in light of the RSU grant to Mr. Farris in May 2008, it was appropriate for him to forego the bridge award. The bridge award amounts were based on a number of factors including a comparison of compensation levels at peer companies and the responsibilities of the grantee’s position. The RSUs granted pursuant to the bridge award vest as follows: one-third immediately, one-third as of January 15, 2011, and one-third as of January 15, 2012.

2011 Performance Program

In November 2010, the Board established the 2011 Performance Program. Pursuant to the 2011 Performance Program, on January 7, 2011, essentially all professional and management employees, including the named executive officers, were granted the right to receive RSUs, the number of which will be determined based on the Company’s TSR as compared to the peer group listed below. The peer companies for the 2011 Performance Program (the “2011 Performance Peer Group”) are:

• Anadarko Petroleum Corporation	• BP plc
• Canadian Natural Resources Ltd.	• Chesapeake Energy Corporation
• Chevron Corporation	• ConocoPhillips Company
• Devon Energy Corporation	• EnCana Corporation
• EniSpA	• EOG Resources, Inc.
• Exxon Mobil Corporation	• Hess Corporation
• Marathon Oil Corporation	• Murphy Oil Corporation
• Noble Energy Inc.	• Occidental Petroleum Corporation
• Royal Dutch Shell plc	• Talisman Energy Inc.

At the conclusion of the three-year performance period, which began on January 1, 2011 and ends on December 31, 2013, a calculation of TSR performance will be made and the Company’s performance will be directly ranked within the 2011 Performance Peer Group, resulting in the application of a factor to the target RSUs to derive the adjusted number of RSUs awarded.

The table below reflects the factor that will be applied to the target RSUs depending on the Company’s TSR rank for the 2011 Performance Program:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14-19
Payout Multiple	2.50	2.25	2.00	1.80	1.60	1.40	1.20	1.00	0.90	0.80	0.70	0.60	0.50	0.00

If the Company’s TSR ranks from 1 to 13, vesting will begin on December 31, 2013, with 50 percent of the adjusted number of RSUs vesting immediately, 25 percent vesting as of December 31, 2014, and 25 percent vesting as of December 31, 2015. If the Company ranks from 14 to 19, none of the conditional RSUs will vest. Employees must be employed during the entire performance period and on the date of vesting. Newly eligible employees will enter at the beginning of the next available performance period.

2008 Share Appreciation Program

On May 7, 2008, pursuant to the 2007 Omnibus Plan, the Company established the 2008 Share Appreciation Program. In 2008, estimated one-time conditional grants totaling approximately 2,773,000 shares of Company common stock were made to substantially all full-time employees and certain part-time employees of the Company under the 2008 Share Appreciation Program.

The primary purpose of the 2008 Share Appreciation Program, like the Company’s prior share appreciation plans, is to provide incentives to our employees to work toward significant increases in shareholder value. The conditional grants vest only upon attainment of an initial price threshold of

$162 per share of Company common stock prior to year-end 2010 and a final price threshold of $216 per share prior to year-end 2012. Effective December 31, 2010, the conditional grants for the $162 per share threshold expired because the price threshold was not attained, and the shares reserved for those grants were returned to the 2007 Omnibus Plan. Achievement of the $216 price threshold would represent approximately $37 billion of growth in market value for the currently outstanding shares of the Company’s common stock, since attainment of the prior stock appreciation plan price threshold in February 2008, under the 2005 Share Appreciation Plan discussed below. If achieved, the conditional grants to our employees would have an estimated total value of less than one percent of such projected growth in market capitalization. Consistent with prior share appreciation plans, more than 95 percent of the incentives under the 2008 Share Appreciation Program would be paid to non-executive employees if the remaining $216 threshold is achieved. In November 2009, the 2008 Share Appreciation Program was amended to provide that employees hired after December 31, 2009, would not be eligible for grants under the 2008 Share Appreciation Program.

2005 Share Appreciation Plan

Also in 2010, the Company continued to issue vested installments under the 2005 Share Appreciation Plan. In February 2005, the Company established the 2005 Share Appreciation Plan, which was approved by the Company’s shareholders in May 2005. The 2005 Share Appreciation Plan served the same purpose as the 2008 Share Appreciation Program and operated in a similar manner.

Benefits

General Executive Policies

As part of their total compensation, the Company’s executive officers are eligible for a limited number of benefits, which are intended to maintain market competitiveness. This includes an annual physical examination, 50 percent of health/fitness club membership dues, cash-value-based variable universal insurance, enhanced long-term disability coverage, and continued contributions to a non-qualified deferred compensation plan once limits are reached in qualified retirement plans. In 2010, Mr. Chambers received taxable reimbursement for 50 percent of his country club membership dues because of his former role as vice president of investor relations. After his promotion to executive vice president and chief financial officer, Mr. Chambers will no longer be reimbursed for his country club membership. No other named executive officer receives reimbursement for country club memberships.

Use of Company Property

The Company’s operations are spread around the globe in locations that include ones with a variety of physical and geo-political risks. Therefore, for both business efficiency and security reasons, the board of directors requires the chairman and chief executive officer to use the Company’s aircraft for all business air travel.

More details on the above benefits are presented under “All Other Compensation” following the “Summary Compensation Table.”

COMPENSATION DECISIONS IN 2010

Management Group in This Report — The Named Executive Officers

The following discussion sets forth decisions regarding 2010 compensation for our named executive officers: Messrs. G. Steven Farris, Roger B. Plank, John A. Crum, Rodney J. Eichler, P. Anthony Lannie, and Thomas P. Chambers.

On November 17, 2010, Apache’s Board promoted Thomas P. Chambers, formerly vice president-corporate planning and investor relations, to the position of executive vice president and chief financial officer. Mr. Chambers succeeded Mr. Plank, who continues to serve as our president, as the Company’s principal financial officer. In addition, the board announced various other officer promotions in recognition of such officers’ contributions for 2010 and to ensure continuity going forward.

Chairman and Chief Executive Officer

Experience and Responsibilities

Mr. Farris, who began working for the Company in 1988, became chief executive officer in May 2002 and chairman of the board in January 2009. His leadership responsibilities include developing sustainable global strategies, recommending and implementing the Company’s capital-expenditure programs, developing and maintaining sound business relationships with many of the world’s major energy companies, developing and maintaining good relationships with the shareholder, investment, and policy-making communities, guiding and developing senior management, and overseeing the Company’s major business and staff units.

Mr. Farris’ direct reports include each of the other named executive officers, except for Mr. Chambers who reports to Mr. Plank. Also reporting directly to Mr. Farris are our executive vice president and chief technology officer, executive vice president of corporate reservoir engineering, senior vice president of human resources, vice president of worldwide exploration and new ventures, and vice president of environmental health and safety.

Other Named Executive Officers

Experience and Responsibilities

Messrs. Plank, Crum, Eichler, Lannie, and Chambers have served Apache for a combined 86 years. During this period, each of them has made significant contributions to the Company.

•	Mr. Plank, our president, has been instrumental in managing the financial health of the Company, including management of complex financial matters related to the expansion of the Company into a global enterprise. The scope of his responsibilities has continued to grow as the Company has grown and as the number of legal and financial jurisdictions in which the Company operates has multiplied.

•	Mr. Crum, co-chief operating officer and president — North America, has overseen numerous of our international operations, including spearheading our Australia region, increasing the performance of our North Sea properties, and leading our Canadian operations. Our North American operations, consisting of our U.S. and Canadian regions, comprise approximately 70 percent of the Company’s estimated proved reserves, and 48 percent of the Company’s total production.

•	Mr. Eichler, our co-chief operating officer and president — international, led our Egypt region for more than 12 years and has overseen its growth and development into our largest region. Our international regions consisting of Egypt, Australia, United Kingdom, Argentina, and Chile comprise approximately 30 percent of the Company’s estimated proved reserves, and 52 percent of the Company’s total production.

•	Mr. Lannie, our executive vice president and general counsel, has led our legal group for the last seven years and has been instrumental in numerous transactions that have helped grow the Company during his tenure.

•	Mr. Chambers, our executive vice president and chief financial officer, has an exceptional knowledge of the Company and our industry. Mr. Chambers has been an integral contributor in the Company’s industry trend and acquisition analysis, commodity price analysis, monthly and long-range financial budgeting and forecasting, business segment and corporate performance forecasting and analysis, investor communications, and hedging strategy.

Named Executive Officer Base Salary Actions

Chairman and Chief Executive Officer

Mr. Farris’ base salary for 2010 was $1,750,000. Mr. Farris’ 2010 base salary earnings were slightly above the 75th percentile of blended market data. Mr. Farris did not receive an increase in his base salary during 2010.

Other Named Executive Officers

To make base-salary adjustment recommendations for the named executive officers other than the chairman and chief executive officer, the MD&C Committee begins with input from the chairman and chief executive officer concerning the individual performance of each executive and his input concerning the optimal application of the data and policies used (and summarized above) to establish salary ranges more generally. The MD&C Committee reviews this information and analyzes how the base salary and contemplated adjustments for each named executive officer fit with blended market data, Company performance, market conditions, and internal pay parity considerations.

On November 17, 2010, in connection with the MD&C Committee’s evaluation of their performance during 2010, the base salary of each of Messrs. Plank, Crum, and Eichler was increased to $700,000 from $625,000, which is between the 25th and 50th percentile of the blended market data. Also, Mr. Lannie earned a salary of $500,000 in 2010, which is between the 50th and 75th percentile of the blended market data. On May 5, 2010, in connection with his scheduled salary review and his increased investor relations duties, Mr. Chambers’ base salary was increased from $295,000 to $315,000. Then on November 17, 2010, in connection with his appointment as executive vice president and chief financial officer, Mr. Chambers’ salary was increased to $415,000, which is slightly below the 25th percentile of the blended market data.

The table below reflects the base salaries that were approved by the MD&C Committee in 2010:

	Salary as of	Salary as of
Name	January 1, 2010	November 17, 2010
Mr. Farris	$1,750,000	$1,750,000

Mr. Plank	$625,000	$700,000

Mr. Chambers	$295,000	$415,000

Mr. Crum	$625,000	$700,000

Mr. Eichler	$625,000	$700,000

Mr. Lannie	$500,000	$500,000

2010 Annual Cash Incentive Bonus Awards

Chairman and Chief Executive Officer

The MD&C Committee used an analysis specific to the position of chairman and chief executive to establish the 2010 annual incentive cash bonus for Mr. Farris. Because of the responsibilities of this office, when setting Mr. Farris’ annual cash incentive bonus, the MD&C Committee placed somewhat greater weight, compared to the bonus-setting for other named executive officers, on: The scope of Mr. Farris’s responsibilities, his leadership in the Company’s record acquisitions of approximately $11 billion in assets in 2010, the long-term realization of the Company’s corporate management objectives, the Company’s multi-year comprehensive performance, the position and strength of the Company relative to peers, and the level of annual earnings, cash flow and direct lifting costs. The MD&C Committee did not assign specific weights to these factors when setting Mr. Farris’ annual cash incentive bonus. The annual incentive bonus for our chairman and chief executive officer was targeted at 125 percent of Mr. Farris’ 2010 earnings.

On February 10, 2011, the Board, pursuant to the recommendation of the MD&C Committee, awarded Mr. Farris an annual cash incentive bonus for 2010 of $3,250,000, which was 149 percent of his target. Mr. Farris’ 2010 annual cash incentive bonus falls between the 50th and 75th percentile of the blended market data.

Other Named Executive Officers

To establish annual cash incentive bonuses for the named executive officers other than the chairman and chief executive officer, the MD&C Committee considered the Company’s achievement of financial, operational, and corporate management objectives and each executive’s individual performance. The 2010 annual cash incentive bonus for each named executive officer was comprised of a corporate performance element and an individual performance element.

For Messrs. Plank, Crum, and Eichler, the MD&C Committee targeted eligible bonuses under this plan for 2010 at 100 percent of their earnings. The MD&C Committee targeted eligible bonus for Mr. Lannie under this plan for 2010 at 75 percent of 2010 earnings. The target eligible bonus for Mr. Chambers was (i) 50 percent of his earnings from January 1, 2010, through November 16, 2010 (the period prior to his appointment to executive vice president and chief financial officer), and (ii) 75 percent of his earnings from November 17, 2010 through December 31, 2010. The annual cash incentive program requires that participants must be employed on the date of payout in order to receive such award.

For the corporate performance element, each corporate goal represented between approximately zero and 10 percent of an officer’s annual incentive bonus. For each corporate goal, the executive officers could be awarded full credit if the Company achieved the goal, partial credit if the Company exceeded results from the prior year but failed to meet the goal, and extra credit if the Company over-achieved the goal due to the extraordinary nature of these achievements. Each basic corporate management objective represented between approximately zero and 3.9 percent of the officer’s annual incentive bonus. If the Company overachieved one or more of the basic objectives, or if it achieved one or more of the important objectives, the executive officers could be awarded additional credit due to the importance of these achievements. The MD&C Committee has discretion in determining the relative success of the corporate management objectives.

After its evaluation, the MD&C Committee determined that the Company achieved 94 percent of our corporate performance goals in 2010. The MD&C Committee also determined that the Company achieved 127 percent of our corporate management objectives. As a result, the Company’s total aggregate achievement of our corporate performance goals and corporate management objectives was 110.7 percent, comprised of 47.1 percent for our corporate performance goals and 63.6 percent for our corporate management objectives.

For Messrs. Plank, Crum, and Eichler, the chairman and chief executive officer qualitatively assessed the performance of their respective groups, considering 2010 results for various categories, including exploration, production, and drilling. The chairman and chief executive officer made recommendations to the MD&C Committee as to the appropriate credit that should be given for regional achievements. In the case of Mr. Lannie, the chairman and chief executive officer evaluated his performance in the Company’s $11 billion in acquisition transactions in 2010 and the Company’s two LNG projects. In the case of Mr. Chambers, Mr. Plank evaluated his performance during the year and made recommendations to the chairman and chief executive officer.

The individual performance component was based on the individual achievement of each executive, as determined by the chairman and chief executive officer and recommended by him to the MD&C Committee. The leadership and management skills of the executive were evaluated. A variety of qualitative and quantitative goals and performance results were taken into account, such as job responsibility, job complexity, and successful performance of an executive officer’s business units. There was no attempt to quantify, rank, or otherwise assign relative weights to the factors considered. The chairman and chief executive officer conducted an overall analysis of these factors and considered the totality of the information available to him.

Based on the foregoing, including the Company’s 2010 corporate performance and in light of the compensation decision-making processes and policies described above, including recommendations by our chairman and chief executive officer and consideration of the performance of the applicable Company regions, Messrs. Plank, Crum and Eichler were each awarded an annual cash incentive bonus for 2010 of approximately 118 percent of their respective 2010 earnings (118 percent of their targets). Mr. Lannie was awarded an annual cash incentive bonus for 2010 of approximately 110 percent of his 2010 earnings (147 percent of his target). Mr. Chambers was awarded an annual cash incentive bonus for 2010 of approximately 78 percent of his 2010 earnings (147 percent of his target).

The named executive officers’ annual cash incentive bonus awards are set forth below and reflected in the “Summary Compensation Table.”

			Annual
			Cash Incentive
	2010 Annual Cash	Target as Percent	Bonus as
Name	Incentive Bonus	of 2010 Earnings	Percent of Target
Mr. Farris	$3,250,000	125%	149%

Mr. Plank	$750,000	100%	118%

Mr. Chambers	$250,000	Blend *	147%

Mr. Crum	$750,000	100%	118%

Mr. Eichler	$750,000	100%	118%

Mr. Lannie	$550,000	75%	147%

*	The target eligible bonus for Mr. Chambers was (i) 50 percent of his earnings from January 1, 2010, through November 16, 2010 (the period prior to his appointment to executive vice president and chief financial officer), and (ii) 75 percent of his earnings from November 17, 2010 through December 31, 2010.

Long-Term Compensation Awards in 2010

In 2010, the Company granted a total of 191,182 stock options and 167,825 RSUs to the named executive officers as a group (including the Company’s chairman and chief executive officer) under the Company’s 2007 Omnibus Plan. In 2010, Mr. Farris did not accept a bridge award (as described above under “2010 Bridge Awards”) or grants of May RSUs. Additionally, Messrs. Plank, Crum and Eichler did not receive grants of May RSUs. All of the named executive officers received conditional grants of RSUs under the 2010 Performance Program. These conditional grants will vest only upon achievement of certain total shareholder return thresholds over a three year performance period. See “Long-Term Compensation — Performance Shares-Total Shareholder Return Program-2010 Performance Program” above.

In 2010, the MD&C Committee approved the following equity-based long-term incentive awards. Additional detail on these awards is provided in the “Grants of Plan Based Awards Table.”

	Jan. Bridge	Jan. TSR	May
Name	RSU Grants*	RSU Grants*	RSU Grants	Total RSUs	Stock Options
Mr. Farris	0	68,900	0	68,900	102,539

Mr. Plank	9,900	16,400	0	26,300	24,414

Mr. Chambers	2,300	2,100	1,996	6,396	4,938

Mr. Crum	9,900	16,400	0	26,300	24,414

Mr. Eichler	9,900	16,400	0	26,300	24,414

Mr. Lannie	5,000	4,400	4,229	13,629	10,463

Total	37,000	124,600	6,225	167,825	191,182

*	See discussion above under “2010 Performance Program”

TAX LEGISLATION RELATED TO COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its three highest compensated officers for the year (other than the principal executive officer or the principal financial officer). The MD&C Committee continues to review the Company’s compensation plans based upon these regulations and, from time to time, determines what further actions or changes to the Company’s compensation plans, if any, would be appropriate. It is the intention of the MD&C Committee for the Company to receive shareholder approval for all future stock-based compensation plans so that they may qualify for the performance-based compensation exemption.

The Company’s 1998 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, and 2007 Omnibus Equity Compensation Plan (including the 2008 Share Appreciation Program and the TSR Program) were approved by the Company’s shareholders and grants made under such plans qualify as “performance-based” under the regulations. The Company’s existing incentive compensation plans, special achievement bonuses, Executive Restricted Stock Plan, and 2000 Stock Option Plan do not meet the requirements of the regulations, as the shareholder approvals necessary for exemption were not sought. However, these plans operate similarly to prior or other existing plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving the Company’s goals, which in turn enhances shareholder value. No further grants can be made under the Company’s 1998, 2000 and 2005 Stock Option Plans,

Executive Restricted Stock Plan, and the 2008 Share Appreciation Program. While the MD&C Committee cannot predict with certainty how the Company’s compensation policies may be further affected by this limitation, it is anticipated that executive compensation paid or accrued pursuant to the Company’s compensation plans that have not met the requirements of the regulations will not result in any material loss of tax deductions in the foreseeable future.

Internal Revenue Code section 409A requires “nonqualified deferred compensation plans” to meet requirements in order to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which were generally effective January 1, 2009. Prior to effectiveness, companies were expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. The Company amended several of its benefit plans in order for them to be exempt from Section 409A, while the Company continues to provide benefits through several plans that remain subject to Section 409A. The terms of these plans were amended before January 1, 2009, as necessary, to meet the requirements of the final regulations.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the board of directors of Apache Corporation reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

February 28, 2011	Members of the Management Development and Compensation Committee

Frederick M. Bohen, Chairman A. D. Frazier, Jr. John A. Kocur George D. Lawrence

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2010, 2009 and 2008. The persons included in this table are the Company’s principal executive officer, principal financial officer(s), and the three other most highly compensated executive officers (the “Named Executive Officers”) who served as executive officers of the Company during 2010.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus(3)	Awards(4)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
Name and Principal Position(a)	Year(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)	($)(j)

G. Steven Farris (1)	2010	1,750,000	—	9,774,154	3,498,631	3,250,000	30,083	991,561	19,294,429
Chairman and	2009	1,387,500	—	1,799,590	647,242	2,500,000	670,077	685,104	7,689,513
Chief Executive Officer	2008	1,493,750	—	36,440,754	—	500,000	(593,003)	686,519	38,528,020

Roger B. Plank (1)(2)	2010	634,375	—	3,392,338	833,006	750,000	581,183	297,076	6,487,978
President	2009	578,598	—	5,320,580	270,179	525,000	927,705	151,160	7,773,222
	2008	560,000	—	1,288,498	283,471	213,780	(1,052,656)	194,364	1,487,457

Thomas P. Chambers (2)(9)	2010	320,661	—	743,727	168,485	250,000	50,516	90,305	1,623,694
Executive Vice President and
Chief Financial Officer

John A. Crum (1)(2)	2010	634,375	—	3,392,338	833,006	750,000	204,843	302,415	6,116,977
Co-Chief Operating Officer and	2009	561,145	50,000	5,320,580	270,179	525,000	291,309	207,926	7,226,139
President — North America	2008	420,000	—	1,006,936	222,530	160,335	(245,388)	1,771,878 (8)	3,336,291

Rodney J. Eichler (1)(2)	2010	634,375	—	3,392,338	833,006	750,000	639,024	623,334	6,872,077
Co-Chief Operating Officer and	2009	557,722	—	5,320,580	270,179	525,000	783,529	256,050	7,713,060
President — International	2008	390,000	—	942,003	206,635	148,882	(967,864)	568,189	1,287,845

P. Anthony Lannie (10)	2010	500,000	—	1,582,424	356,998	550,000	(10,127)	166,526	3,145,821
Executive Vice President and
General Counsel

(1)	On January 15, 2009, G. Steven Farris, then the Company’s president, chief executive officer, and chief operating officer, succeeded Raymond Plank as chairman. Effective February 12, 2009, Roger B. Plank was appointed president (previously, he served as executive vice president and chief financial officer), John A. Crum was appointed co-chief operating officer and president — North America (previously, he served as executive vice president — Canada), and Rodney J. Eichler was appointed co-chief operating officer and president — International (previously, he served as executive vice president — Egypt). In connection with these appointments, Mr. Farris, the Company’s chairman and chief executive officer, resigned from his positions as the Company’s president and chief operating officer, effective February 12, 2009. Mr. Farris continues as the Company’s principal executive officer. Mr. Roger Plank continued as the Company’s principal financial officer through November 16, 2010. On November 17, 2010, Thomas P. Chambers was appointed executive vice president and chief financial officer, succeeding Mr. Roger Plank as principal financial officer. Previously, Mr. Chambers served as vice president – corporate planning and investor relations.

(2)	In February 2011, Mr. Crum resigned from the Company, effective March 7, 2011. Following Mr. Crum’s resignation, Mr. Eichler was promoted to president and chief operating officer and Mr. Plank was promoted to president and chief corporate officer.

(3)	Mr. Crum received a payment in 2009 in connection with his transition from Canada. Otherwise, the Named Executive Officers were not entitled to receive payments that would be characterized as bonus payments. See footnote (5) for payments under the Company’s incentive compensation plan.

(4)	Value of stock awards and option awards made during the fiscal year based upon aggregate grant date fair value, determined in accordance with FASB ASC Topic 718. The discussion of the assumptions used in calculating these values can be found in the footnotes to the Grants of Plan Based Awards Table below and in Note 7 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2010. The value of these stock awards and option awards is expensed ratably over the term of the award.

(footnotes continued on following page)

For 2008, this column also reflects performance shares granted under the 2008 Share Appreciation Program (the “2008 Performance Shares”). In May 2008, substantially all current, full time employees and certain part-time employees, including the Named Executive Officers, were granted the right to receive shares of the Company’s common stock upon attainment of significant increases in shareholder value, or doubling the per share price of the Company’s common stock to $216 by the end of 2012. The aggregate grant date fair value of the 2008 Performance Shares was computed based upon the probable outcome of the performance conditions as of the date of grant, or a Black-Scholes value of $75.41 for shares granted at the $216 share price target. If the $216 share price target is achieved, the value of the 2008 Performance Shares would be as follows: Mr. Farris — $1,500,120; Mr. Plank — $1,071,360; Mr. Crum — $840,240; and Mr. Eichler — $781,920.

(5)	Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under “Annual Cash Incentive Bonus” in the Compensation Discussion and Analysis. Mr. Farris requested that his 2008 incentive compensation (after deferrals and required tax withholding) be paid in shares of the Company’s common stock. As a result, 4,722 shares of common stock were issued to Mr. Farris.

(6)	See Non-Qualified Deferred Compensation Table below.

(7)	For additional information on All Other Compensation, see discussion, table, and footnotes below.

(8)	See footnote (e) under the All Other Compensation table below.

(9)	Mr. Chambers was not a Named Executive Officer in 2008 or 2009.

(10)	Mr. Lannie was not a Named Executive Officer in 2008 or 2009.

All Other Compensation

Officers participate in two qualified retirement plans. The 401(k) Savings Plan provides a match up to the first six percent of base pay and incentive bonus. The Money Purchase Retirement Plan provides an annual six percent company contribution into the same investment choices as the 401(k) plan with the exception of Company stock. Additionally, officers can elect to participate in the Non-Qualified Retirement/Savings Plan to defer beyond the limits in the 401(k) Savings Plan and continue Company contributions which exceed the limits in the qualified plans. The investment choices mirror those in the 401(k) Savings Plan and the Money Purchase Retirement Plan. The Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of restricted stock units under the Company’s Executive Restricted Stock Plan and 2007 Omnibus Equity Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not have a defined benefit plan for U.S. employees.

Apache provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of whole life insurance policies.

During 2010, the board required G. Steven Farris to use the Company’s aircraft for all air travel for security reasons and to facilitate efficient business travel. Even though the Company considers these costs a necessary business expense rather than a perquisite for Mr. Farris, in line with SEC guidance, the following table includes the amounts attributable to each Named Executive Officer’s personal aircraft usage, including trips for Company-supported charitable interests. Beginning in fiscal 2009, executives are no longer reimbursed for the taxes on the income attributable to the personal use of corporate aircraft. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hanger fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests was included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level (“SIFL”) tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

In addition to the benefits for which all employees are eligible, the Company also covers the cost of an annual physical, 50 percent of health/fitness club membership dues and the full cost of enhanced long-term disability coverage for executive officers.

The Company provides various forms of compensation related to expatriate assignment that differ according to location and term of assignment, including: foreign service premium, foreign assignment tax equalization, location pay, housing and utilities, home leave and travel, goods and services allowance, relocation expense, and tax return preparation. These items have been broken out separately in the following table under Foreign Assignment Allowances to reflect the amounts that pertain to Mr. Crum and Mr. Eichler. Mr. Crum was executive vice president — Canada from July 2007 to February 2009. Mr. Eichler, as executive vice president — Egypt, resided in Egypt during 2007, 2008, and January to June 2009.

The following table provides a detailed breakdown of the amounts for fiscal years 2010, 2009, and 2008 under “All Other Compensation” in the Summary Compensation Table:

		G. Steven		Roger B.		Thomas P.	John A.		Rodney J.	P. Anthony
Benefits	Year	Farris		Plank		Chambers	Crum		Eichler	Lannie
Company Contributions Retirement Plans	2010	$29,400		$29,400		$29,400	$29,400		$29,400	$29,400
	2009	$29,400		$29,400		n/a	$29,400		$29,400	n/a
	2008	$27,600		$27,600		n/a	$27,600		$27,600	n/a

Company Contributions	2010	$480,600		$109,725		$25,939	$109,725		$109,725	$67,800
Non-Qualified Plan	2009	$197,100		$65,685		n/a	$57,178		$55,392	n/a
	2008	$379,050		$100,661		n/a	$68,531		$61,417	n/a

Life Insurance Premiums	2010	$155,057		$27,973		$17,702	$43,770		$72,199	$22,766
	2009	$144,670		$22,590		n/a	$33,789		$18,800	n/a
	2008	$114,733		$15,932		n/a	$17,035		$18,800	n/a

Reimbursement for Taxes on Life	2010	$88,935		$16,044		$10,153	$25,105		$51,113	$13,058
Insurance Premiums	2009	$82,978		$12,957		n/a	$19,380		$13,309	n/a
	2008	$65,807		$9,138		n/a	$9,771		$13,309	n/a

Use of Company Property	2010	$—		$15,955	(a)	$—	$—		$—	$—
	2009	$12,985	(b)	$12,380	(b)	n/a	$—		$2,533	n/a
	2008	$70,577	(c)	$24,978	(c)	n/a	$—		$6,600	n/a

Reimbursement for Taxes on Use	2010	$—		$—		$—	$—		$—	$—
of Company Property	2009	$—		$—		n/a	$—		$34	n/a
	2008	$20,781		$12,234		n/a	$—		$88	n/a

Enhanced Long-Term Disability	2010	$147,569		$36,359		$5,726	$27,402		$28,370	$18,502
Coverage and Annual Physicals	2009	$7,971		$6,571		n/a	$2,856		$2,682	n/a
	2008	$7,971		$3,821		n/a	$2,856		$2,682	n/a

Reimbursement for Taxes on	2010	$—		$1,620		$—	$—		$—	—
Annual Physicals	2009	$—		$1,577		n/a	$—		$—	n/a
	2008	$—		$—		n/a	$—		$—	n/a

Club Memberships (50%)	2010	$—		$—		$1,385 (d)	$433	(d)	$—	$—
	2009	$—		$—		n/a	$—		$—	n/a
	2008	$—		$—		n/a	$570	(d)	$—	n/a

Dividend Equivalents Paid on Unvested	2010	$90,000		$60,000		$—	$60,000		$60,000	$15,000
Restricted Stock Units	2009	$210,000		$—		n/a	$—		$—	n/a
	2008	$—		$—		n/a	$—		$—	n/a

Subtotal Benefits — 2010		$991,561		$297,076		$90,305	$295,835		$350,807	$166,526
Subtotal Benefits — 2009		$685,104		$151,160		n/a	$142,603		$122,150	n/a
Subtotal Benefits — 2008		$686,519		$194,364		n/a	$126,363		$130,496	n/a

(Table continued on following page)

		G. Steven	Roger B.	Thomas P.	John A.		Rodney J.		P. Anthony
Foreign Assignment Allowances	Year	Farris	Plank	Chambers	Crum		Eichler		Lannie
Foreign Service Premium	2010	$—	$—	$—	$—		$—		$—
	2009	$—	$—	n/a	$7,500		$14,625		n/a
	2008	$—	$—	n/a	$63,000		$58,500		n/a

Taxes Related to Foreign	2010	$—	$	$—	$5,830	(e)	$272,277	(f)	$—
Assignment	2009	$—	$—	n/a	$(8,441	)(e)	$24,877	(f)	n/a
	2008	$—	$—	n/a	$1,484,704	(e)	$169,990	(f)	n/a

Location Pay	2010	$—	$—	$—	$—		$—		$—
	2009	$—	$—	n/a	$—		$19,500		n/a
	2008	$—	$—	n/a	$—		$78,000		n/a

Housing, Utilities, and Parking	2010	$—	$—	$—	$—		$250		$—
	2009	$—	$—	n/a	$25,670		$31,500		n/a
	2008	$—	$—	n/a	$46,470		$53,030		n/a

Home Leave and Travel	2010	$—	$—	$—	$—		$—		$—
	2009	$—	$—	n/a	$—		$—		n/a
	2008	$—	$—	n/a	$—		$60,686		n/a

Goods and Services Allowance	2010	$—	$—	$—	$—		$—		$—
	2009	$—	$—	n/a	$4,844		$6,182		n/a
	2008	$—	$—	n/a	$50,591		$16,737		n/a

Relocation Allowance and Expenses	2010	$—	$—	$—	$—		$—		$—
	2009	$—	$—	n/a	$35,000		$36,466		n/a
	2008	$—	$—	n/a	$—		$—		n/a

Tax Return Preparation	2010	$—	$—	$—	$750		$—		$—
	2009	$—	$—	n/a	$750		$750		n/a
	2008	$—	$—	n/a	$750		$750		n/a

Subtotal Foreign Assignment Allowances — 2010		$—	$—	$—	$6,580		$272,527		$—
Subtotal Foreign Assignment Allowances — 2009		$—	$—	n/a	$65,323		$133,900		n/a
Subtotal Foreign Assignment Allowances — 2008		$—	$—	n/a	$1,645,515		$437,693		n/a

Total All Other Compensation — 2010		$991,561	$297,076	$90,305	$302,415		$623,334		$166,526
Total All Other Compensation — 2009		$685,104	$151,160	n/a	$207,926		$256,050		n/a
Total All Other Compensation — 2008		$686,519	$194,364	n/a	$1,771,878		$568,189		n/a

(a)	This amount for 2010 is for use of corporate aircraft. For Mr. Plank, the amount includes $15,955 related to Company-supported charitable interests.

(b)	These amounts for 2009 are for use of corporate aircraft. For Mr. Farris and Mr. Plank, the amounts include $7,719 and $5,688, respectively, related to Company-supported charitable interests.

(c)	These amounts for 2008 are for use of corporate aircraft. For Mr. Farris and Mr. Plank, the amounts include $27,946 and $3,648, respectively, related to Company-supported charitable interests.

(d)	These amounts for Mr. Crum are reimbursement of 50 percent of health/fitness club membership dues. In 2010, Mr. Chambers received taxable reimbursement for 50 percent of his country club membership dues because of his former role as vice president of investor relations. After his promotion to executive vice president and chief financial officer, Mr. Chambers will no longer be reimbursed for his country club membership.

(e)	Executives assigned to foreign countries typically incur a change in their overall tax liability because most of the components of assignment compensation that are provided in addition to base salary are taxable in the U.S. and in the foreign country. Therefore, the Company’s expatriate assignment policy provides that the Company will be responsible for any additional foreign or U.S. taxes due as a direct result of the international assignment, and the executive remains financially responsible for taxes which he/she would have incurred if he/she had continued to live and work

(footnotes continued on following page)

in the U.S. Pursuant to the foreign assignment policy, the Company withheld from Mr. Crum’s compensation an amount equivalent to the taxes that would have been due had he remained in the U.S. Those funds were used to help pay taxes due in the U.S. and in Canada during the period of his foreign assignment. The Company paid taxes due in excess of Mr. Crum’s withholding that were incurred as a result of his foreign assignment.

During the fiscal year ended December 31, 2009, the Company paid U.S. $65,737 in Canadian foreign taxes on Mr. Crum’s behalf to the Canada Revenue Agency (“CRA”) in connection with his foreign assignment earnings through February 12, 2009, after which Mr. Crum returned to the United States. The Company anticipates that, based on prior experience, the CRA will refund an amount equal to 60 percent or approximately U.S. $39,442 of the U.S. $65,737 of Canadian tax paid by the Company. Therefore, among other items, the 2009 amount includes 40 percent or approximately U.S. $26,295 of the Canadian tax paid by the Company on Mr. Crum’s behalf in 2009.

During the fiscal year ended December 31, 2008, the Company paid U.S. $2.58 million in Canadian foreign taxes on Mr. Crum’s behalf to the CRA in connection with his 2008 foreign assignment earnings including compensation reflected in the Option Exercises and Stock Vested Table. Pursuant to the Company’s expatriate assignment policy, Mr. Crum is required to remit to the Company all host country tax refunds he receives related to taxes paid by the Company on his behalf. The Company has calculated that the CRA will refund approximately U.S. $0.83 million of the U.S. $2.58 million of Canadian tax paid by the Company. Therefore, the 2008 amount includes payments by the Company of Canadian tax on Mr. Crum’s behalf in 2008 net of the refund, or U.S. $1.75 million. Also pursuant to the Company’s policy, in 2010, Mr. Crum received and remitted to the Company a $0.34 million refund from the U.S. Internal Revenue Service (“IRS”) related to U.S. taxes, which is included in the 2008 amount.

(f)	Executives assigned to foreign countries typically incur a change in their overall tax liability because most of the components of assignment compensation that are provided in addition to base salary are taxable in the U.S. and in the foreign country. Therefore, the Company’s expatriate assignment policy provides that it will be responsible for any additional foreign or U.S. taxes due as a direct result of the international assignment and the executive remains financially responsible for the tax which he/she would have incurred if he/she had continued to live and work in the U.S. Therefore, the Company withheld from Mr. Eichler’s compensation an amount equivalent to the taxes that would have been due had he remained in the U.S. Those funds were used to help pay taxes due in the U.S. and in Egypt during the period of his foreign assignment. The Company paid taxes due in excess of Mr. Eichler’s withholding that were incurred as a result of his foreign assignment.

GRANTS OF PLAN BASED AWARDS TABLE

The table below provides supplemental information relating to the Company’s grants of stock options and restricted stock units during fiscal year 2010 to the Named Executive Officers. There were no stock appreciation rights granted during fiscal year 2010. Also included, in compliance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

					Estimated Future			All Other
		Estimated Future			Payouts Under			Stock	All Other Option
		Payouts Under			Equity Incentive Plan			Awards: Number	Awards: Number	Exercise or Base	Grant Date
		Non-Equity Incentive Plan Awards			Awards			of Shares of	of Securities	Price of	Fair
								Stock or	Underlying	Option	Value of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards ($/Sh)	and Option Awards ($)
Name (a)	Date (b)	($)(c)	($)(1)(d)	($)(e)	(#)(f)	(#)(2)(g)	(#)(h)	(#)(3)(i)	(#)(4)(j)	(5)(k)	(3)(6)(l)
G. Steven Farris		—	2,187,500	—	—	—	—	—	—	—	—
	01/15/2010	—	—	—	0	68,900	172,250	—	—	—	9,774,154
	05/05/2010	—	—	—	—	—	—	—	102,539	99.30	3,498,631

Roger B. Plank		—	634,375	—	—	—	—	—	—	—	—
	01/15/2010	—	—	—	0	16,400	41,000	—	—	—	2,326,504
	01/15/2010	—	—	—	—	—	—	9,900	—	—	1,065,834
	05/05/2010	—	—	—	—	—	—	—	24,414	99.30	833,006

Thomas P. Chambers		—	170,434	—	—	—	—	—	—	—	—
	01/15/2010	—	—	—	0	2,100	5,250	—	—	—	297,906
	01/15/2010	—	—	—	—	—	—	2,300	—	—	247,618
	05/05/2010	—	—	—	—	—	—	—	4,938	99.30	168,485
	05/05/2010	—	—	—	—	—	—	1,996	—	—	198,203

John A. Crum		—	634,375	—	—	—	—	—	—	—	—
	01/15/2010	—	—	—	0	16,400	41,000	—	—	—	2,326,504
	01/15/2010	—	—	—	—	—	—	9,900	—	—	1,065,834
	05/05/2010	—	—	—	—	—	—	—	24,414	99.30	833,006

Rodney J. Eichler		—	634,375	—	—	—	—	—	—	—	—
	01/15/2010	—	—	—	0	16,400	41,000	—	—	—	2,326,504
	01/15/2010	—	—	—	—	—	—	9,900	—	—	1,065,834
	05/05/2010	—	—	—	—	—	—	—	24,414	99.30	833,006

P. Anthony Lannie		—	375,000	—	—	—	—	—	—	—	—
	01/15/2010	—	—	—	0	4,400	11,000	—	—	—	624,184
	01/15/2010	—	—	—	—	—	—	5,000	—	—	538,300
	05/05/2010	—	—	—	—	—	—	—	10,463	99.30	356,998
	05/05/2010							4,229	—	—	419,940

(1)	Reflects estimated possible payouts under the Company’s annual incentive compensation plans. The estimated amounts are calculated based on the applicable annual bonus target and base salary for each Named Executive Officer in effect for the 2010 measurement period. The Company’s annual incentive compensation plans do not contain thresholds or maximums. Actual incentive bonus awards granted for 2010 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(footnotes continued on following page)

(2)	The target number assumes that the multiple described below is 1.00, while the maximum number assumes a multiple of 2.50. The threshold level shown is 0 because Company performance in the bottom quartile results in no payout.

On January 15, 2010, pursuant to the 2007 Omnibus Equity Compensation Plan, the Company established the 2010 Performance Program Specifications for all professional and management employees (excluding Egyptian nationals and non-exempt support staff and non-supervisory field staff) who are employed on or before January 1, 2010. These employees, including the executives named in the Summary Compensation Table, were granted the right to receive restricted stock units (“RSUs”), the number of which will be determined and for which vesting will begin on December 31, 2012 based on the Company’s total shareholder return (“TSR”) as compared to a peer group of 18 companies. The Company’s performance over a three-year performance period will be directly ranked within the peer group, resulting in the application of a single multiplier to the target shares to derive the number of shares awarded. The number of RSUs will be based on a target multiple (or percentage) of annual base salary at January 1, 2010 derived from job level as follows:

TSR Rank	1-4	5	6	7	8	9	10	11	12	13	14-19
Payout Multiple	2.50	2.30	2.00	1.60	1.00	0.90	0.80	0.70	0.60	0.50	0.00

At the conclusion of the initial three-year performance period on December 31, 2012, a calculation of TSR performance will be made and vesting will begin with 50 percent of the RSUs vesting upon close of the three-year performance period, 25 percent following 12 months from close of performance period, and 25 percent following 24 months from close of performance period. Employees must be employed during the entire performance period and on the date of vesting. Newly eligible employees enter on next available performance period.

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the performance period minus the share price at the beginning of the performance period by (ii) the share price at the beginning of the performance period.

The Company anticipates that annual grants under a similar program will be made each year with a new three-year performance period.

(3)	This column reflects the number of restricted stock units granted under the terms of the 2007 Omnibus Equity Compensation Plan on May 5, 2010. The grant date fair value of these awards, calculated in accordance with FAS123R, is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, such restricted stock units are generally non-transferable, vest ratably over four years, and no dividends are paid on such units until vested.

This column reflects the number of restricted stock units granted on January 15, 2010, to the Named Executive Officers (except Mr. Farris) as a “bridge award” under the terms of the 2007 Omnibus Equity Compensation Plan (the Bridge Awards). The bridge awards vested one-third upon grant and will vest one-third on each of the two anniversary dates that follow. No dividend equivalents are paid on the restricted stock units until vested. Mr. Farris elected not to receive a “bridge award” for 2010.

(4)	This column sets forth the number of shares of the Company’s common stock subject to options granted under the terms of the 2007 Omnibus Equity Compensation Plan. The options granted under the terms of the 2007 Omnibus Equity Compensation Plan are generally nontransferable and become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery or attestation of already-owned shares of the Company’s common stock. The Company’s stock option plans, including the 2007 Omnibus Equity Compensation Plan, are administered by the Stock Option Plan Committee of Apache’s board of directors.

Options granted under the 2007 Omnibus Equity Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company. If there is a change in control of the Company, all outstanding options become automatically vested so as to make all such options fully vested and exercisable as of the date of such change of control. A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change in control shall not occur if, prior to the

(footnotes continued on following page)

acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships or corporations are solicited to do so by the Company’s board of directors.

(5)	The exercise price is the closing price per share of the Company’s common stock on the date of grant, as reported on The New York Exchange, Inc. Composite Transactions Reporting System.

(6)	The grant date present value is based on the Black-Scholes option pricing model adapted for use in calculating the fair value of executive stock options, using the following assumptions for the grants made May 5, 2010: volatility — 35.02 percent; risk free rate of return — 2.31 percent; dividend yield — 0.60 percent; and expected option life — 5.5 years. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides supplemental information relating to the stock-based awards held by the Named Executive Officers at December 31, 2010:

Option Awards							Stock Awards
												Equity Incentive
				Equity Incentive						Equity Incentive		Plan Awards:
	Number of	Number of		Plan Awards:			Number of			Plan Awards:		Market or
	Securities	Securities		Number of			Shares or		Market Value	Number of		Payout Value of
	Underlying	Underlying		Securities			Units of		of Shares	Unearned Shares,		Unearned Shares,
	Unexercised	Unexercised		Underlying	Option	Option	Stock That		or Units of	Units or Other		Units or Other
	Options	Options		Unexercised	Exercise	Expiration	Have Not		Stock That Have	Rights That Have		Rights That Have
	Exercisable	Unexercisable		Unearned Options	Price	Date	Vested		Not Vested	Not Vested		Not Vested
Name (a)	(#)(b)	(#)(c)		(#)(d)	($)(e)	(f)	(#)(g)		(1)($)(h)	(#)(i)		($)(j)

G. Steven Farris	31,750	—		—	56.7300	05/05/2015	2,587	(2)	308,448	2,778	(3)	331,221	(1)
	28,150	—		—	71.8800	05/03/2016	150,000	(6)	17,884,500	6,945	(5)	—	(5)
	23,287	7,763	(4)	—	74.1000	05/02/2017	8,175	(8)	974,705	68,900	(11)	8,214,947	(11)
	2,725	8,175	(8)	—	82.5500	05/06/2019
	—	102,539	(13)	—	99.3000	05/05/2020

Roger B. Plank	7,700	—		—	56.7300	05/05/2015	1,775	(2)	211,633	2,200	(3)	262,306	(1)
	6,600	—		—	71.8800	05/03/2016	2,250	(7)	268,268	4,960	(5)	—	(5)
	10,725	3,575	(4)	—	74.1000	05/02/2017	50,000	(9)	5,961,500	16,400	(11)	1,955,372	(11)
	2,275	6,825	(8)	—	82.5500	05/06/2019	6,825	(8)	813,745
	4,458	4,459	(7)	—	135.8300	05/07/2018	6,600	(12)	786,918
	—	24,414	(13)	—	99.3000	05/05/2020

Thomas P. Chambers	—	900	(4)	—	74.1000	05/02/2017	900	(2)	107,307	973	(3)	116,011	(1)
	1,104	1,104	(7)	—	135.8300	05/07/2018	1,100	(7)	131,153	2,460	(5)	—	(5)
	—	2,400	(8)	—	82.5500	05/06/2019	2,400	(8)	286,152	2,100	(11)	250,383	(11)
	—	4,938	(13)	—	99.3000	05/05/2020	1,534	(12)	182,899
							1,996	(14)	237,983

John A. Crum	5,600	—		—	56.7300	05/05/2015	1,375	(2)	163,941	1,620	(3)	193,153	(1)
	4,900	—		—	71.8800	05/03/2016	1,750	(7)	208,653	3,890	(5)	—	(5)
	8,250	2,750	(4)	—	74.1000	05/02/2017	50,000	(9)	5,961,500	16,400	(11)	1,955,372	(11)
	2,275	6,825	(8)	—	82.5500	05/06/2019	6,825	(8)	813,745
	3,500	3,500	(7)	—	135.8300	05/07/2018	6,600	(12)	786,918
	—	24,414	(13)	—	99.3000	05/05/2020

Rodney J. Eichler	10,406	—		—	25.1083	05/02/2011	1,275	(2)	152,018	1,528	(3)	182,183	(1)
	5,300	—		—	56.7300	05/05/2015	1,650	(7)	196,730	3,620	(5)	—	(5)
	4,600	—		—	71.8800	05/03/2016	50,000	(9)	5,961,500	16,400	(11)	1,955,372	(11)
	7,575	2,525	(4)	—	74.1000	05/02/2017	6,825	(8)	813,745
	2,275	6,825	(8)	—	82.5500	05/06/2019	6,600	(12)	786,918
	3,250	3,250	(7)	—	135.8300	05/07/2018
	—	24,414	(13)	—	99.3000	05/05/2020

P. Anthony Lannie	—	2,500	(4)	—	74.1000	05/02/2017	1,250	(2)	149,038	1,483	(3)	176,818	(1)
	1,400	4,200	(8)	—	82.5500	05/06/2019	1,600	(7)	190,768	3,570	(5)	—	(5)
	3,208	3,209	(7)	—	135.8300	05/07/2018	4,200	(8)	500,766	4,400	(11)	524,612	(11)
	—	10,463	(13)	—	99.3000	05/05/2020	16,000	(10)	1,907,680
							3,334	(12)	397,513
							4,229	(14)	504,224

(1)	Based on the per share closing price of the Company’s common stock of $119.23 for December 31, 2010.
(2)	Vests on 5/1/2011.
(3)	Vests on 3/1/2011.
(4)	Vests on 5/2/2011.
(5)	Vests only if $216 price threshold attained prior to 12/31/2012; no payout value unless vesting occurs.
(6)	Vests ratably on 1/3/2011, 1/2/2012 and 1/2/2013.
(7)	Vests ratably on 5/7/2011 and 5/7/2012.
(8)	Vests ratably on 5/6/2011, 5/6/2012 and 5/6/2013.
(9)	Vests ratably on 2/12/2011, 2/12/2012, 2/11/2013 and 2/11/2014.
(10)	Vests ratably on 11/18/2011, 11/19/2012, 11/18/2013 and 11/18/2014.
(11)	Amount that vests will be based on the Company’s total shareholder return from 1/1/2010 — 12/31/2012; no payout value unless vesting occurs. Through 12/31/2010, the Company’s total shareholder return rank equals 8 out of 19 for a 1.0 multiple under the 2010 Performance Program.
(12)	Vests ratably on 1/15/2011 and 1/15/2012.
(13)	Vests ratably on 5/5/2011, 5/5/2012, 5/5/2013 and 5/5/2014.
(14)	Vests ratably on 6/1/2011, 5/5/2012, 5/5/2013 and 5/5/2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of restricted stock units and conditional grants during fiscal year 2010, by each Named Executive Officer:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name (a)	(#)(b)	($)(c)	(#)(1)(d)	($)(1)(e)

G. Steven Farris	68,840	4,060,594	70,006 (2)	7,304,178 (2)

Roger B. Plank	37,949	2,023,438	26,290	2,677,075

Thomas P. Chambers	7,225	259,800	5,346	541,339

John A. Crum	—	—	24,250	2,470,932

Rodney J. Eichler	13,328	1,138,731	23,870 (3)	2,432,559 (3)

P. Anthony Lannie	16,800	696,115	12,686	1,342,749

(1)	Reflects restricted stock units vested under the terms of the Executive Restricted Stock Plan and 2007 Omnibus Equity Compensation Plan, and conditional grants vested under the terms of the 2005 Share Appreciation Plan.

(2)	On May 8, 2008, G. Steven Farris was granted 250,000 restricted stock units. The closing price of the Company’s common stock on May 8, 2008, was $138.18 per share. On July 1, 2009, 50,000 of the restricted stock units vested. On January 4, 2010, 50,000 of the restricted stock units vested, resulting in compensation of $5,293,500. The closing price of the Company’s common stock on January 4, 2010, was $105.87 per share.

The remaining 150,000 restricted stock units will vest ratably on the first business day of each of 2011, 2012, and 2013. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 30,000 out of each 50,000 shares will not be eligible for sale by Mr. Farris until such time as he retires as chief executive officer or otherwise terminates employment with the Company. Mr. Farris could elect to defer receipt of all or part of the vested shares and was granted dividend equivalent payments on the unvested restricted stock units equivalent to cash dividends on the Company’s common stock.

(3)	For Mr. Eichler, includes compensation of $1,819,844 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 18,025 restricted stock units.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The table below provides supplemental information relating to compensation deferred during fiscal year 2010 under the terms of the Non-Qualified Retirement/Savings Plan and/or the Deferred Delivery Plan by the Named Executive Officers:

							Aggregate
		Executive	Registrant	Aggregate		Aggregate	Balance
		Contributions in	Contributions in	Earnings in		Withdrawals/	at Last
		Last FY	Last FY	Last FY		Distributions	FYE
Name (a)		($)(b)	($)(c)	($)(d)		($)(e)	($)(f)
G. Steven Farris	(1)	233,000	480,600	30,083		6,237,517	3,939,662
	(2)	0	0	0		0	0

Roger B. Plank	(1)	106,625	109,725	567,669	(3)	0	4,282,031
	(2)	0	0	13,514		2,423,490	0

Thomas P. Chambers	(1)	39,730	25,939	50,516	(3)	0	382,704
	(2)	0	0	0		0	0

John A. Crum	(1)	47,563	109,725	204,843	(3)	0	2,087,163
	(2)	0	0	0		0	0

Rodney J. Eichler	(1)	688,938	109,725	616,903	(3)	0	5,106,094
	(2)	1,819,844	0	22,121		409,669	5,029,454

P. Anthony Lannie	(1)	26,600	67,800	(10,127	)(3)	0	280,174
	(2)	0	0	0		0	0

(1)	Non-Qualified Retirement/Savings Plan — see discussion under “All Other Compensation” above. The amounts in column (c) are included in the Summary Compensation Table under All Other Compensation.

(2)	Deferred Delivery Plan — see discussion under “All Other Compensation” above and footnote (2) to the table under “Equity Compensation Plan Information” above.

(3)	Includes unrealized gains in the Non-Qualified Retirement/Savings Plan as follows: Mr. Roger Plank — $534,664; Mr. Chambers — $47,953; Mr. Crum — $152,597; Mr. Eichler — $513,394; and Mr. Lannie — $2,214.

EMPLOYMENT CONTRACTS AND TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each Named Executive Officer in each situation is listed in the following table for fiscal year 2010, assuming termination had occurred on December 31, 2010.

	Retirement or		Termination		Change of
	Voluntary	For Cause	without		Control
Name	Termination	Termination	Cause		Termination (5)	Death
G. Steven Farris
• Employment Contract (1)	$0	$0	$8,531,250		$8,531,250	$0
• Income Continuance Plan	$0	$0	$0		$10,000,000	N/A
Benefits Continuation
• Health	$0	$0	$16,668		$11,328	$926
• Life	$0	$0	$0		$310,300	$0
Unvested & Accelerated
• Restricted Stock Units (2)	$0	$0	$0		$27,713,821	$9,829,321
• Stock Options	$0	$0	$0		$2,693,805	$2,693,805

TOTAL	$0	$0	$8,547,918		$49,260,504	$12,524,052

Roger B. Plank
• Income Continuance Plan	$0	$0	$0		$2,768,750	$0
Benefits Continuation
• Health	$0	$0	$0		$35,080	$0
• Life	$0	$0	$0		$56,132	$0
Unvested & Accelerated
• Restricted Stock Units (3)	$0	$0	$0		$10,259,742	$4,298,242
• Stock Options	$0	$0	$0		$898,252	$898,252

TOTAL	$0	$0	$0	(6)	$14,017,956	$5,196,494

Thomas P. Chambers
• Income Continuance Plan	$0	$0	$0		$1,141,322	$0
Benefits Continuation
• Health	$0	$0	$0		$35,080	$0
• Life	$0	$0	$0		$35,590	$0
Unvested & Accelerated
• Restricted Stock Units	$0	$0	$0		$1,311,888	$1,311,888
• Stock Options	$0	$0	$0		$227,063	$227,063

TOTAL	$0	$0	$0	(6)	$2,750,943	$1,538,951

John A. Crum
• Income Continuance Plan	$0	$0	$0		$2,768,750	$0
Benefits Continuation
• Health	$0	$0	$0		$35,080	$0
• Life	$0	$0	$0		$87,726	$0
Unvested & Accelerated
• Restricted Stock Units (3)	$0	$0	$0		$10,083,282	$4,121,782
• Stock Options	$0	$0	$0		$861,020	$861,020

TOTAL	$0	$0	$0	(6)	$13,835,858	$4,982,802

Rodney J. Eichler
• Income Continuance Plan	$0	$0	$0		$2,768,750	$0
Benefits Continuation
• Health	$0	$0	$0		$35,080	$0
• Life	$0	$0	$0		$144,584	$0
Unvested & Accelerated
• Restricted Stock Units (3)	$0	$0	$0		$10,048,466	$4,086,966
• Stock Options	$0	$0	$0		$850,865	$850,865

TOTAL	$0	$0	$0	(6)	$13,847,745	$4,937,831

P. Anthony Lannie
• Income Continuance Plan	$0	$0	$0		$2,100,000	$0
Benefits Continuation
• Health	$0	$0	$0		$35,080	$0
• Life	$0	$0	$0		$45,718	$0
Unvested & Accelerated
• Restricted Stock Units (4)	$0	$0	$0		$4,351,419	$2,443,739
• Stock Options	$0	$0	$0		$475,409	$475,409

TOTAL	$0	$0	$0	(6)	$7,007,626	$2,919,148

(See footnotes on following page)

(1)	Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which his base salary as of year-end 2010 is $1,750,000. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris’ employment is terminated without “cause” (as defined in the employment agreement), or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (a) an amount equal to his base salary as it existed 60 days prior to termination and (b) 50 percent of the maximum amount for which he qualified under the Company’s incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris’ death during the 36-month period, the amounts described above shall be paid to his heirs or estate in addition to continuing individual dependent benefits for 60 days. These rights and obligations would be the same if a termination in either of these circumstances were to follow a change of control. Mr. Farris has agreed not to render service to any of the Company’s competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

(2)	On May 8, 2008, Mr. Farris was granted 250,000 restricted stock units. The restricted stock units vested 50,000 on July 1, 2009, 50,000 on January 4, 2010 and 50,000 on January 4, 2011, and the remaining 100,000 will vest ratably on the first business day of each of 2012, and 2013. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 30,000 out of each 50,000 shares will not be eligible for sale by Mr. Farris until such time as he retires as chief executive officer or otherwise terminates employment with the Company. If Mr. Farris is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Farris terminates his employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(3)	On February 12, 2009, Messrs. Roger Plank, Crum, and Eichler were each granted 62,500 restricted stock units. The restricted stock units vested 12,500 on April 1, 2010 and 12,500 on February 12, 2011, and the remaining 37,500 will vest ratably on February 12, 2012, February 11, 2013, and February 11, 2014. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 7,500 out of each 12,500 shares will not be eligible for sale by Messrs. Roger Plank, Crum, and Eichler until such time as they retire or terminate employment with the Company. If Messrs. Roger Plank, Crum, or Eichler is terminated by the Company without cause and not by reason of becoming disabled or if they terminate employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(4)	On November 18, 2009, Mr. Lannie was granted 20,000 restricted stock units. The restricted stock units vested 4,000 on December 31, 2010, and the remaining 16,000 will vest ratably on November 18, 2011, November 19, 2012, November 18, 2013, and November 18, 2014. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 2,400 out of each 4,000 shares will not be eligible for sale by Mr. Lannie until such time as he retires or otherwise terminates employment with the Company. If Mr. Lannie is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Lannie terminates his employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(5)	In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the Named Executive Officers, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued health and life benefits from the Company for up to two years, if their employment is terminated as a result of a “change in control” of the Company (as defined in the plan).

(6)	Although there are no written or unwritten contracts, agreements, plans, arrangements, or obligations in place for termination without cause, the Company has, from time to time, paid executive level positions up to two times base salary and benefits continuation for two years. Decisions by the Company to pay termination benefits, and in what amounts, are determined on an individual case basis and not as a matter of policy.

Payments Made Upon Death or Disability

In the event of death for Mr. Farris, Mr. Roger Plank, Mr. Chambers, Mr. Crum, Mr. Eichler or Mr. Lannie in addition to the benefits listed in the preceding table, payments will also be made under the Company’s life insurance plan. In the event of disability, these executive officers would benefit under the Company’s disability insurance plan.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Frederick M. Bohen, John A. Kocur, A. D. Frazier, Jr., and George D. Lawrence served on the Management Development and Compensation (“MD&C”) Committee of the Company’s board of directors for all of 2010.

Mr. Kocur, a member of the MD&C Committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur receives health, dental and vision benefits.

Mr. Lawrence, a member of the MD&C Committee since May 1997, is the former president and chief executive officer of The Phoenix Resource Companies, Inc. (“Phoenix”). Mr. Lawrence joined the Company’s board of directors in May 1996, in conjunction with the Company’s acquisition of Phoenix by a merger on May 20, 1996, through which Phoenix became a wholly owned subsidiary of Apache. Pursuant to the terms of his employment agreement with Phoenix, Mr. Lawrence received medical and dental benefits through December 1997. Since that time, he has purchased medical and dental coverage through the Company at full cost.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

The Company’s board of directors has adopted a Code of Business Conduct, which was revised in 2010. As before, the revised Code of Business Conduct prohibits conflicts of interest between any director, officer or employee and the Company. The Code of Business Conduct requires directors, officers and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest. Pursuant to its charter, the CG&N Committee reviews related party transactions on an ongoing basis to prevent conflicts of interest. The CG&N Committee reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to the CG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the CG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CG&N Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CG&N Committee is documented in the committee’s minutes. The board of directors reviews transactions to determine whether a transaction impairs the independence of a director and such determination is documented in the board’s minutes. The Code of Business Conduct and the CG&N Committee charter are available on the Company’s website (www.apachecorp.com).

Oil and Gas Activities

F. H. Merelli, a member of Apache’s board of directors, is chairman of the board, chief executive officer and president of Cimarex Energy Co. (“Cimarex”). In the ordinary course of business, Cimarex paid to Apache during 2010 approximately $3,366,000 for Cimarex’s proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Cimarex owns interests and of which Apache is the operator. Cimarex was paid approximately $5,418,000 directly by Apache or related entities for its proportionate share of revenues from wells in which Cimarex owns an interest and of which Apache is the operator. Apache paid to Cimarex approximately $233,000 during 2010 for Apache’s proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Apache owns interests and Cimarex is the operator. Apache was paid approximately $1,959,000 directly by Cimarex for its proportionate share of revenues from wells in which Apache owns an interest and of which Cimarex is operator. Also during 2010, Apache paid approximately $3,917,000 to Cimarex for the purchase of oil and gas properties. These transactions were not material to Apache or Cimarex.

Philanthropic Activities

Since the Company was incorporated in 1954, Apache and its employees have been committed to giving back to their communities, with special emphasis on the arts, education and the environment. To fulfill this commitment, Apache initiated Springboard — Educating the Future, which funds and builds schools for girls in Egypt’s rural villages.

During 2010, Apache and its subsidiaries made donations of $214,000 in cash, property, and services to Springboard — Educating the Future (“Springboard”), a U.S.-based non-profit organization initiated by Apache. With financial and operational support from Apache, its employees, officers and directors, generous individuals, and other corporations, Springboard has funded and constructed 200 schools for Egyptian girls who otherwise would not have educational opportunities in the rural villages where they reside. Apache launched this effort as part of its commitment to improving living standards in Egypt, one of the Company’s core operating regions. At the request of Apache, Rodney J. Eichler, an officer of the Company, served as the non-paid president and a director of Springboard until June 2009. At that time, he resigned as president and was appointed as the non-paid, non-executive chairman.

Other Relationships

Mr. Raymond Plank, our founder and retired chairman, is the father of our president, Mr. Roger Plank. In 2010, pursuant to the Restated Employment and Consulting Agreement between Mr. Raymond Plank and Apache dated January 15, 2009, executed in conjunction with Mr. Raymond Plank’s retirement from the Company, Mr. Raymond Plank was provided with Houston office space, secretarial support, continued use of a Houston apartment, access to a Company car and driver, and up to 60 hours of aircraft usage. He also received health, dental, and vision benefits in 2010. The aggregate value of these items was $450,134.

In the fourth quarter 2010, Vicki A. Farris, an employee of the Company since 1995, married G. Steven Farris, our chairman and chief executive officer. Mrs. Farris continues to be employed as the assistant to Mr. Farris, a position she has held since 1998. In 2010, Mrs. Farris received $172,525 in salary and overtime and a bonus of $15,000. In addition, the aggregate value of Mrs. Farris’ restricted stock units and stock options that vested during 2010 was $25,136. Beginning in 2011 and because of the increased size and scope of the Company, executive support for the chairman’s position is divided between two assistants. Mrs. Farris will continue to support Mr. Farris in matters relating to the Company’s board of directors and external business matters. Furthermore, Mrs. Farris’ 2011 compensation package reflects a reduction in base salary. In addition, she will no longer receive a cash bonus or equity awards.

RATIFICATION OF INDEPENDENT AUDITORS
(ITEM NO. 5 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the Company’s financial statements for 2011. We are asking the shareholders to ratify that appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2011.

INDEPENDENT AUDITORS

Policy for Approval of Audit, Audit-Related and Permitted Non-Audit Services

All audit, audit-related, and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax services, and permissible non-audit services. The policy authorizes the Audit Committee to delegate its pre-approval authority to one or more of its members.

Auditor Fees and Services

Ernst & Young served as the Company’s independent auditors for the fiscal year 2010. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions regarding Apache’s business.

Ernst & Young’s audit report on Apache’s consolidated financial statements as of and for the fiscal year ended December 31, 2010, did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty or audit scope; however, it was modified for the adoption of new accounting principles.

During Apache’s most recent fiscal year ended December 31, 2010, and through the filing date of this proxy statement, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with their report. During this period, there were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K.

During 2010 and 2009, Ernst & Young provided various services to Apache. The aggregate fees for each of the following types of services are set forth below:

	Amounts (in thousands)
Description	2010	2009
Audit Fees (1)	$5,646	$4,644

Audit-Related Fees (2)	$496	$240

Tax Fees (3)	$472	$501

All Other Fees (4)	$118	$0

(See footnotes on following page)

(1)	Audit Fees include fees related to the following services: the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal controls, and consultations relating to the audit or quarterly reviews.

(2)	Audit-Related Fees include fees related to assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include, among other things, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services”, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal controls, reporting requirements.

(3)	Tax Fees include fees related to the following services: tax return preparation assistance, tax planning, tax-related and structuring-related consultation, and tax-related acquisition due diligence.

(4)	All Other Fees include fees for products and services other than those in the three categories above.

The Audit Committee of the Company’s board of directors reviews summaries of the services provided by Ernst & Young and the related fees. The Audit Committee has taken into consideration whether the provision of non-audit services by Ernst & Young is compatible with maintaining auditor independence.

ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
(ITEM NO. 6 ON PROXY CARD)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote, on an advisory (nonbinding) basis, to approve the compensation of our named executive officers (commonly known as “say on pay”), as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page [34] for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

The MD&C Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. As a result of its continual review process, the MD&C Committee believes that Apache’s compensation programs are structured in the best manner possible for our company and its business objectives:

•	Our compensation programs contain both a short-term and a long-term component. Our long-term compensation generally vests over four years encouraging our executives to maintain a long-term focus.

•	Our new TSR program ties the success of our company to the compensation of our executives. If the value we deliver to our shareholders declines, so does the compensation received by our executives.

•	We closely monitor the compensation programs and pay levels of executives at our peer companies so that we may ensure that our compensation programs are within the range of market practices.

•	We have stock ownership requirements that encourage a long-term focus by our executives and more closely align the interests of our executive officers with the Company’s shareholders.

•	Our change in control severance plans only pay out upon both a change in control and termination of employment (i.e. “double trigger”).

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote FOR this item on their proxy card.

The say-on-pay vote is advisory and, therefore, not binding on the Company, the MD&C Committee or our board of directors. Our board of directors and our MD&C Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation, as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate what, if any, actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
(ITEM NO. 7 ON PROXY CARD)

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers (commonly known as “say when on pay”), as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Item 7, shareholders may indicate whether they would prefer that the advisory vote on named executive officer compensation be held once every one, two, or three years.

After careful consideration of this Item, our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Apache, and therefore, our board of directors recommends that you vote for a ONE-YEAR interval for the advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as annually disclosed in the proxy statement. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for Apache, and we look forward to hearing from our shareholders on this Item.

You may cast your vote on your preferred voting frequency by choosing the option of:

A. One year (recommended by our board),

B. Two years,

C. Three years, or

D. Abstain from voting.

The option that receives the highest number of votes cast by shareholders will pass. However, because this vote is advisory and not binding on the board of directors or the Company, the board may decide that it is in the best interests of our shareholders and the Company to hold the advisory vote on compensation of our named executive officers more or less frequently than the option that receives the highest number of votes cast by shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FREQUENCY OF “ONE YEAR” FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE
OF INCORPORATION TO AUTHORIZE ADDITIONAL COMMON STOCK
(ITEM NO. 8 ON PROXY CARD)

Our Restated Certificate of Incorporation, as amended (the “Certificate”), currently authorizes the issuance of up to 430,000,000 shares of common stock, par value $0.0625 per share. As of January 31, 2011, 382,752,217 shares of common stock were issued and outstanding and 44,270,922 shares were reserved for issuance under our various employee benefit plans and for issuance in connection with conversion of the Company’s Series D preferred stock, leaving 1,715,726 shares of common stock unissued and unreserved. In order to ensure sufficient shares of common stock will be available for issuance by us from time to time in the future, our board of directors has approved, subject to shareholder approval, an amendment to the Certificate that increases the number of shares of common stock authorized for issuance from 430,000,000 to 860,000,000 (the “Common Stock Amendment”).

The complete text of the Common Stock Amendment is set forth in Annex A to this proxy statement, which you should read carefully and is hereby incorporated by reference in its entirety.

Purposes and Effects of the Common Stock Amendment:

We desire to authorize additional shares of common stock to ensure that enough shares will be available in the event the board determines that it is necessary or appropriate to (i) raise additional capital through the sale of equity securities, (ii) acquire another company or its assets, (iii) provide equity incentives to employees and officers, (iv) permit future stock splits in the form of stock dividends or (v) satisfy other corporate purposes. The availability of additional shares of common stock is particularly important in the event that the board needs to undertake any of the foregoing actions on an expedited basis and does not have the time to seek shareholder approval in connection with the contemplated issuance of common stock.

The increase in authorized common stock will not have any immediate effect on the rights of existing shareholders. However, the board will have the authority to issue authorized common stock without requiring future shareholder approval of such issuances, except as may be required by applicable law or the New York Stock Exchange (NYSE). In some instances, shareholder approval for the issuance of additional authorized shares may be required by law or by the requirements of the NYSE, NASDAQ or the Chicago Stock Exchange (on each of which the Company’s common stock is currently listed), or the obtaining of such approvals may be otherwise necessary or desirable. In particular, the NYSE requires shareholder approval for (i) acquisition transactions where the issuance of could increase the number of the Company’s shares outstanding by 20 percent or more and (ii) any increase in shares reserved for issuance under equity compensation plans for the Company’s employees. In such cases, further shareholder authorization will be solicited. To the extent that additional authorized shares are issued in the future, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders. The Common Stock Amendment is not intended for the purposes of effecting an anti-takeover device.

The holders of common stock have no preemptive rights, and the board has no plans to grant such rights with respect to any such shares.

A copy of the Common Stock Amendment is attached to this proxy as Annex A and assumes that Item No. 9 is also approved by our shareholders at the Annual Meeting. This amendment to the

Certificate is being submitted for your approval pursuant to the Delaware General Corporate Law and SEC rules.

No Appraisal Rights

Under Delaware law, our shareholders are not entitled to appraisal rights with respect to the increase to the number of authorized shares of common stock.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE ADDITIONAL COMMON STOCK.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE
OF INCORPORATION TO AUTHORIZE ADDITIONAL PREFERRED STOCK
(ITEM NO. 9 ON PROXY CARD)

Our Restated Certificate of Incorporation, as amended (the “Certificate”), currently authorizes the issuance of up to 5,000,000 shares of preferred stock. As of January 31, 2011, 1,265,000 shares of preferred stock were issued and outstanding and 100,000 shares were reserved for our Series A Preferred Stock, leaving 3,635,000 shares of preferred stock unissued and unreserved. In order to ensure sufficient shares of preferred stock will be available for issuance by us from time to time in the future, our board of directors has approved, subject to shareholder approval, an amendment to the Certificate that increases the number of shares of preferred stock authorized for issuance from 5,000,000 to 10,000,000 (the “Preferred Stock Amendment”).

The complete text of the Preferred Stock Amendment is set forth in Annex A to this proxy statement, which you should read carefully and is hereby incorporated by reference in its entirety.

Purposes and Effects of the Preferred Stock Amendment:

The Company last requested an increase of its authorized preferred stock in 1987 when we were a small independent energy company headquartered in Minnesota. Since that date, the Company has grown into one of the largest independent energy companies, with operations in six countries, and a market capitalization of approximately $40 billion. As a result, our capital needs have also grown. In 2010, we acquired $11 billion in assets, and we funded the acquisitions, in part, by issuing $1.1 billion of mandatory convertible preferred stock. The availability of such financial instruments on an expedited basis is crucial to our Company as it continues to grow, and it allows our board to consider alternative capital structuring alternatives, when appropriate.

Therefore, we desire to authorize additional shares of preferred stock to ensure that enough shares will be available in the event the board determines that it is necessary or appropriate to (i) raise additional capital through the sale of equity securities, (ii) acquire another company or its assets, (iii) provide equity incentives to employees and officers, (iv) permit future stock splits or stock dividends or (v) satisfy other corporate purposes. The availability of additional shares of preferred stock is particularly important in the event that the board needs to undertake any of the foregoing actions on an expedited basis and does not have the time to seek shareholder approval in connection with the contemplated issuance of preferred stock. Further, as we have seen recently, an economic downturn can adversely affect capital markets and the availability of capital. In such times, the board believes that the Company would benefit from having additional preferred stock available as one of a range of capital financing alternatives available to the Company.

The increase in authorized preferred stock will not have any immediate effect on the rights of existing shareholders. However, the board will have the authority to issue authorized preferred stock without requiring future shareholder approval of such issuances, except as may be required by applicable law or the stock exchange rules. For example, under the rules of the NYSE, shareholder approval is required for any potential issuance of 20 percent or more our outstanding shares of common stock (including upon conversion of convertible preferred stock). In such cases, further shareholder authorization will be solicited. To the extent that additional authorized shares are issued in the future, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders. The effects of the issuance of preferred stock upon holders of our common stock may include, among other things, restricting our ability to declare dividends on our common stock. The Preferred Stock Amendment is not intended for the purposes of effecting an anti-takeover device.

The holders of our common stock and preferred stock have no preemptive rights, and the board has no plans to grant such rights with respect to any such shares.

A copy of the Preferred Stock Amendment is attached to this proxy as Annex A and assumes that Item No. 8 is also approved by our shareholders at the Annual Meeting. This amendment to the Certificate is being submitted for your approval pursuant to the Delaware General Corporate Law and SEC rules.

No Appraisal Rights

Under Delaware law, our shareholders are not entitled to appraisal rights with respect to the increase to the number of authorized shares of preferred stock.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE ADDITIONAL PREFERRED STOCK.

APPROVAL OF 2011 OMNIBUS EQUITY COMPENSATION PLAN
(ITEM NO. 10 ON PROXY CARD)

The board of directors recommends that the shareholders of the Company vote FOR the proposal to approve the 2011 Omnibus Equity Compensation Plan (the “2011 Plan”). The affirmative vote of the holders of a majority of the shares of the Company’s common stock voted, in person or by proxy, and entitled to vote at the annual meeting is required to approve the 2011 Plan.

The 2011 Plan was adopted by the board of directors of the Company on February 10, 2011, effective as of May 5, 2011, subject to approval by shareholders at the next annual meeting as required by the listing standards of the NYSE and the NASDAQ. The 2011 Plan is conditioned on, and shall be of no force or effect until, it is approved by the shareholders of the Company.

General

The stock option plan committee (the “Committee”) of the board of directors and the full board of directors recommend approval of the 2011 Plan. A summary description of the material features of the 2011 Plan is set forth below. The 2011 Plan document has been filed with the Securities and Exchange Commission as Appendix B to this Proxy Statement and is incorporated by reference into this proposal.

Existing 2007 Omnibus Equity Compensation Plan

Apache currently sponsors the 2007 Omnibus Equity Compensation Plan (the “2007 Plan” pursuant to which 10,347,339 shares of common stock (or stock equivalents) are the subject of outstanding grants as of January 31, 2011. In addition, as of that date, 2,882,398 shares remain available for new grants under the 2007 Plan. Immediately upon approval of the 2011 Plan by the Company’s shareholders, any shares remaining available for grant under the 2007 Plan will be cancelled and will no longer be available for issuance under the 2007 Plan. The exercise prices for outstanding stock options under the 2007 Plan range from $72.19 to $135.83 per share. If the 2011 Plan is approved, no additional grants will be made under the 2007 Plan. The 2007 Plan will continue in existence solely for the purpose of governing still outstanding grants made prior to shareholder approval of the 2011 Plan.

With the approval of the 2011 Plan, Apache will be able to continue to use an array of equity compensation alternatives in structuring compensation arrangements for our personnel and directors. The 2011 Plan will allow the Company to continue making grants, through which eligible persons may acquire and maintain stock ownership in Apache. While the board of directors is cognizant of the potential dilutive effect of compensatory stock awards and the expense reflected on Apache’s statement of operations, it also recognizes the significant motivational and performance benefits that are achieved from making such awards.

Description of the Proposed Plan

The description of the 2011 Plan set forth below is a summary of the material features of the 2011 Plan as proposed. This summary does not purport to be a complete description of all the provisions of the 2011 Plan and is qualified in all respects by the copy of the 2011 Plan included as Appendix B to this Proxy Statement.

The purpose of the 2011 Plan is to provide a means to enhance the profitable growth of Apache and its subsidiaries by attracting and retaining employees and directors, through affording such individuals a means to acquire and maintain stock ownership or awards, the value of which is tied to the performance of the Company’s common stock. The 2011 Plan also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for the welfare of Apache and our shareholders and their desire to remain in its employ. The 2011 Plan achieves this purpose by permitting grants of (i) incentive stock options (“Incentive Options”), (ii) options that do not constitute incentive stock options (“Non-Statutory Options,” and together with Incentive Options, “Options”), (iii) restricted stock awards (“Restricted Stock Awards”), (iv) restricted stock units (“Restricted Stock Units”), (v) stock appreciation rights (“SARs”), (vi) performance awards, or (vii) any combination of such awards (collectively referred to as “Awards”). For additional information, please see “Securities To Be Offered” below.

The 2011 Plan, in part, is intended to qualify under the provisions of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The 2011 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Administration of the Proposed Plan

The Company’s board of directors has appointed the Committee to administer the 2011 Plan pursuant to its terms and all applicable state, federal, or other rules or laws. Unless otherwise limited by the 2011 Plan, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any provisions of the Code, the Committee has broad discretion to administer the 2011 Plan, interpret its provisions, and adopt policies for implementing the 2011 Plan. This discretion includes the power to determine when and to whom Awards will be granted, determine the amount of such Awards (measured in cash, shares of common stock, or as otherwise designated), prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), delegate duties under the 2011 Plan, terminate, modify, or amend the 2011 Plan, and execute all other responsibilities permitted or required under the 2011 Plan. The Committee may appoint an administrative agent to whom it may delegate such powers as it deems appropriate, except that the Committee shall determine any dispute with respect to the 2011 Plan or any Award granted thereunder.

The Committee has delegated authority under the 2011 Plan to the chief executive officer of the Company to grant Awards to employees of the Company who are not the Company’s executive officers for purposes of Section 16 of the Exchange Act and who are below the level of regional vice president or staff vice president; provided, that such Awards may only be granted in accordance with specific guidelines established by the Committee. The chief executive officer will report to the Committee at each of its meetings, and not less frequently than quarterly, regarding all his actions in connection with the granting of any Awards.

Persons Who May Participate in the Proposed Plan

Any individual who provides services to Apache or its affiliates as an officer, employee, or director, including non-employee directors of the Company (each, an “Eligible Person”), and who is designated by the Committee to receive an Award under the 2011 Plan will be a “Participant.” An employee on leave of absence may be deemed to still be employed by Apache or an affiliate for purposes of determining eligibility for participation under the 2011 Plan. Any individual granted an Award which remains outstanding under the 2011 Plan, including an individual who is no longer an Eligible Person, will continue to be a Participant for purposes of the 2011 Plan with respect to the outstanding Award. Apache currently has 12 non-employee directors, 24 executive officers subject to Section 16, 16 regional and staff officers (other than executive officers subject to Section 16), and approximately 4,409 other employees who are eligible to participate in the 2011 Plan.

With respect to a grant of Incentive Options, which comply with section 422 of the Code, a Participant must be an employee of Apache or one of its corporate subsidiaries and, immediately before the time the Incentive Option is granted, the Participant may not own stock possessing more than ten percent of the total combined voting power or value of all classes of stock of Apache or an affiliate unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110 percent of the fair market value of the common stock underlying the Incentive Option. In addition, if the fair market value of stock issuable to a Participant receiving an Incentive Option and any other Awards under the 2011 Plan exceeds $100,000, the Incentive Option will be treated as a Non-Statutory Option.

Maximum Number of Shares Subject to Award

A Participant under the 2011 Plan will be eligible to receive an Award pursuant to the terms of the 2011 Plan and subject to any limitations imposed by appropriate action of the Committee. No Award may be granted if the Award relates to a number of shares of common stock which exceeds the number of shares that remain available under the 2011 Plan minus the number of shares issuable in settlement of or relating to all outstanding Awards under the 2011 Plan. Additionally, in each fiscal year or 12-month period, as applicable, during any part of which the 2011 Plan is in effect, no Participant may be granted (i) Awards (other than Awards designated to be paid only in cash) relating to more than 250,000 shares of common stock, subject to adjustment in a manner consistent with the other provisions of the 2011 Plan, and (ii) Awards designated to be paid only in cash having a value determined on the date of grant in excess of the fair market value of 250,000 shares of common stock.

Securities to be Offered

Shares Subject to the 2011 Plan.  The maximum aggregate number of shares of common stock that may be granted for any and all Awards under the 2011 Plan shall not exceed 25,500,000 shares (subject to any adjustment due to recapitalization or reorganization permitted under the 2011 Plan). Within such aggregate amount, up to 25,500,000 shares may be granted for Incentive Options under the 2011 Plan. Under the 2011 Plan, the number of aggregate shares available for issuance under the 2011 Plan will be reduced by 1.0 share for each share granted in the form of any Option or SAR or 2.39 shares for each share granted in the form of any Award that is not an Option or SAR.

If common stock subject to any Award under the 2011 Plan is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of common stock, or is otherwise terminated without a delivery of shares to a Participant , the shares of common stock that were subject to that Award will again be available for issue, transfer, or exercise pursuant to Awards under the 2011 Plan to the extent allowable by law. In such case, the number of shares available for issuance under the 2011 Plan will be increased by 1.0 share for each share related to an Option or SAR that is forfeited, cancelled, exchanged, surrendered or expired or by 2.39 shares for each such share which is not related to an Option or SAR. The number of shares available will not be increased by shares tendered, surrendered or withheld in connection with the exercise or settlement of an Award or the related tax withholding obligations. Furthermore, when a SAR is settled in shares, the number of shares subject to the SAR under the SAR Award agreement will be counted against the aggregate number of shares with respect to which Awards may be granted under the Plan as 1.0 share for every share subject to the SAR, regardless of the number of shares used to settle the SAR upon exercise. The common stock subject to Awards pursuant to the 2011 Plan may be authorized but unissued shares, shares held by Apache in treasury, or shares that have been reacquired by Apache, including shares that have been bought on the market for the purposes of the 2011 Plan. The fair market value of the common stock on a given date will be the closing price of a share of common stock so reported by the NYSE Composite Transactions Reporting System for the date the fair market value is to be determined. If there are no transactions in Apache’s common stock on such date, the fair market value is determined as of the immediately preceding date on which there were transactions in the common stock. There are no fees, commissions, or other charges applicable to a purchase of common stock under the 2011 Plan.

Awards

Stock Options.  Apache may grant Options to Eligible Persons, including (i) Incentive Options (only to employees of Apache or its affiliates), which comply with section 422 of the Code and (ii) Non-Statutory Options. The exercise price of each Option granted under the 2011 Plan will be stated in the Option agreement and may vary; provided, however, that the exercise price for an Option must not be less than the fair market value per share of the common stock as of the date of grant of the Option. No Option may be backdated. Options may be exercised as the Committee determines, but not later than ten years from the date of grant. Any Incentive Option that fails to comply with section 422 of the Code for any reason will result in the reclassification of the Option as a Non-Statutory Option, and will be exercisable as such. The Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the Committee, payment in already-owned shares of common stock, or attestation of common stock ownership) and the methods and forms in which common stock (including common stock issuable pursuant to the Option) will be delivered to a Participant.

SARs.  A SAR is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR, as determined by the Committee. SARs may be awarded in connection with or separate from another Award; however, a SAR awarded in connection with an Option is exercisable only to the extent that the related Option is exercisable. SARs granted independently of another Award will be exercisable as the Committee determines. The term of a SAR will be for a period determined by the Committee but will not exceed ten years. SARs can be settled in cash, common stock, or other property as determined by the Committee. The exercise price for an SAR may be fixed on the date it is granted or vary according to a formula specified by the Committee at the time of grant, however, the exercise price can never be less than the fair market value of Apache’s common stock on the date of grant.

Restricted Stock Awards.  A Restricted Stock Award is a grant of shares of common stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the Committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Committee. Except as otherwise provided under the terms of the 2011 Plan or an Award agreement, the holder of a Restricted Stock Award may have rights as a stockholder, including the right to vote the common stock subject to the Restricted Stock Award or to receive dividends on the common stock subject to the Restricted Stock Award (and subject to any mandatory reinvestment or other requirements imposed by the Committee). As a condition of a Restricted Stock Award grant, the Committee may require or permit a Participant to elect that any cash dividends paid on a share of common stock subject to a Restricted Stock Award be automatically reinvested in additional Restricted Stock Awards or applied to the purchase of additional Awards under the 2011 Plan. Unless otherwise determined by the Committee, common stock distributed in connection with any future stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such common stock or other property has been distributed. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

Restricted Stock Units.  Restricted Stock Units are rights to receive common stock, cash, or a combination of both at the end of a specified period. The Committee may subject Restricted Stock Units to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement and those restrictions may lapse at such times determined by the Committee. Restricted Stock Units may be satisfied by delivery of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the Restricted Stock Units, or any combination thereof determined by the Committee at the date of grant or thereafter. The Committee may permit recipients of Restricted Stock Units to irrevocably elect in writing to defer receipt of all or any part of any distribution of shares of stock associated with that Restricted Stock Unit Award in accordance with the terms and conditions under the Deferred Delivery Plan (described under “Equity Compensation Plan Information” above). Dividend equivalents, in the form of additional deferred share units, will be issued under the Deferred Delivery Plan for those shares whose delivery under Restricted Stock Units has been deferred into the Deferred Delivery Plan.

Bonus Stock and Awards in Lieu of Company Obligations.  The Committee is authorized to grant common stock as a bonus, or to grant common stock or other Awards in lieu of obligations to pay cash or deliver other property under the 2011 Plan or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act. The Committee will determine any terms and conditions applicable to grants of common stock or other Awards, including performance criteria associated with an Award. Any grant of common stock to an officer of Apache or a subsidiary in lieu of salary or other cash compensation will be reasonable, as determined by the Committee.

Dividend Equivalents.  Dividend equivalents may be granted, entitling a Participant to receive cash, common stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of common stock, or other periodic payments at the discretion of the Committee. Dividend equivalents may be awarded on a freestanding basis or in connection with another Award; provided, however, that, under the 2011 Plan, dividend equivalents will not be granted in connection with the grant of any Options or Stock Appreciation Rights. The Committee may provide that dividend equivalents will be payable or distributed when accrued or that they will be deemed reinvested in additional common stock, Awards, or other investment vehicles. The Committee will specify any restrictions on transferability and risks of forfeiture that are imposed upon dividend equivalents.

Performance Awards.  The Committee may designate that certain Awards granted under the 2011 Plan constitute “performance” Awards (“Performance Awards”). A Performance Award is any Award, the grant, exercise or settlement of which is subject to one or more performance standards. Additionally, a Performance Award is an Award granted to a person designated by the Committee, at the time of grant of the Performance Award, as likely to be a Covered Employee within the meaning of section 162(m) of the Code and the regulations thereunder (including Treasury Regulation section 1.162-27 and successor regulations thereto) for the fiscal year. One or more of the following business criteria for Apache, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of Apache (except with respect to the total shareholder return and earnings per share criteria) may be used by the Committee in establishing performance goals either in absolute amount, per share, or per barrel of oil equivalent (“boe”): pretax income or after tax income, operating profit, return on equity, capital or investment, earnings, book value, increase in cash flow return, sales or revenues, operating expenses (including, but not limited to, lease operating expenses, severance taxes and other production taxes, gathering and transportation, general and administrative costs, and other components of operating expenses), stock price appreciation, implementation or completion of critical projects or processes, production growth, reserve growth, and/or corporate acquisition goals based on value of assets acquired or similar objective measures. Where applicable, these standards may be expressed in terms of attaining a specified level of a particular criteria or attaining a percentage increase or decrease in a particular criteria, and may be applied relative to internal goals or levels attained in prior years or related to other companies or indices or as ratios expressing relationship between the standards, or any combination thereof, as determined by the Committee. The Performance Awards may include a threshold level of performance below which no vesting will occur, levels of performance at which specified, limited vesting will occur, and a maximum level of performance at which full vesting will occur.

Other Provisions

Repayment/Forfeiture of Awards.  If required by the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Awards will be conditioned on repayment or forfeiture in accordance with applicable law. The Committee may establish conditions for such repayment or forfeiture and adopt a policy regarding repayment or forfeiture for the Company or any Affiliate.

Repricing.  Except for adjustments reflecting the effects of stock splits, stock dividends, other recapitalizations, or a change in control, liquidation, or reorganization of the Company, no outstanding Awards granted under the 2011 Plan can be repriced without approval by the Company’s shareholders.

Tax Withholding.  At the discretion of the Committee and subject to conditions that the Committee may impose, a Participant’s minimum statutory tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award or by the withholding of shares of common stock issuable pursuant to the Award based on the fair market value of the shares.

Merger or Recapitalization.  If any change is made to the Company’s capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Committee as to the number and price of shares subject to an Award under the 2011 Plan.

Change in Control.  Upon a Change in Control (as such term is defined in the 2011 Plan), with respect to Awards other than Performance Awards, and upon the Participant’s Involuntary Termination or Voluntary Termination with Cause (as each such term is defined in the 2011 Plan) occurring after the Change in Control (i) all outstanding SARs and Options shall immediately become fully vested and exercisable in full; and (ii) the restriction period of any Restricted Stock Award or Restricted Stock Unit shall immediately be accelerated and the restrictions shall expire. With respect to Performance Awards, (i) if the Change in Control occurs after the performance goals are met for the Award, all remaining payouts will vest on the date of the Participant’s Involuntary Termination or Voluntary Termination with Cause and be paid within 30 days, and (ii) if a performance goal is met after the Change in Control occurs, the payout of the Award will vest on the date of the Participant’s Involuntary Termination or Voluntary Termination with Cause and will be paid within 30 days after the later of (i) the date of the Participant’s Involuntary Termination or Voluntary Termination with Cause or (ii) the date the performance goal is met.

Amendment.  Without stockholder or Participant approval, the board of directors may amend, alter, suspend, discontinue or terminate the 2011 Plan or the Committee’s authority to grant Awards under the 2011 Plan, except that any amendment or alteration to the 2011 Plan, including any increase in any share limitation, shall be subject to the approval of Apache’s shareholders not later than the next annual meeting if stockholder approval is required by any state or federal law or regulation or the rules of the NYSE or NASDAQ. The board of directors may otherwise, in its discretion, determine to submit other such changes to the 2011 Plan to shareholders for approval. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the 2011 Plan; provided, that without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award.

Transferability of Awards.  Except as otherwise determined at any time by the Committee as to any Awards other than Incentive Options, no right or interest of any Participant in an Award may be assigned or transferred. The Committee may permit transferability of Awards other than Incentive Options, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability; provided further, however, that no Award may be transferred for value or other consideration without first obtaining approval from the shareholders of the Company. In the event of a Participant’s death, the Participants rights and interests in any Award shall be transferable by will or the laws of descent and distribution, or with respect to Awards other than Incentive Options, a beneficiary designation that is in a form approved by the Committee.

Federal Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to Participants arising from participation in the 2011 Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of Participants in the 2011 Plan may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences.

Incentive Options; Non-Statutory Options; SARs.  Participants will not realize taxable income upon the grant of a Non-Statutory Option or a SAR. Upon the exercise of a Non-Statutory Option or SAR, a Participant will recognize ordinary compensation income (subject to withholding by the Company) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price (if any) paid therefor. A Participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a Non-Statutory Option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Code Limitations on Deductibility” below, Apache (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Participants eligible to receive an Incentive Option will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

The Company and its subsidiaries will generally not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, Apache (or a subsidiary) will then, subject to the discussion below under “Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Non-Statutory Option or Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Non-Statutory Option or Incentive Option exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Non-Statutory Option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered therefor in satisfaction of the Non-Statutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Non-Statutory Option or Incentive Option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

The 2011 Plan allows the Committee to permit the transfer of Awards in limited circumstances. See “Other Provisions — Transferability of Awards.” For income and gift tax purposes, certain transfers of Non-Statutory Options and SARs generally should be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service (the “IRS”) has not provided formal guidance on the income tax consequences of a transfer of Non-Statutory Options (other than in the context of divorce) or SARs. However, the IRS has informally indicated that after a transfer of stock options, the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options.

In addition, if the Participant transfers a vested Non-Statutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Non-Statutory Option at the time of the gift. The value of the Non-Statutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Non-Statutory Option and the illiquidity of the Non-Statutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion per donee, (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted Non-Statutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Non-Statutory Options has not been extended to unvested Non-Statutory Options. Whether such consequences apply to unvested Non-Statutory Options is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition. The IRS has not specifically addressed the tax consequences of a transfer of SARs.

Restricted Stock Awards; Restricted Stock Units; Cash Awards.  A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. A Participant will not have taxable income at the time of grant of a stock Award in the form of Restricted Stock Units denominated in common stock, but rather, will generally recognize ordinary compensation income at the time he receives common stock in satisfaction of the Restricted Stock Units in an amount equal to the fair market value of the common stock received. In general, a Participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a Restricted Stock Award or bonus stock award in an amount equal to the fair market value of the common stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under section 83(b) of the Code or (ii) when the common stock is received, in cases where a Participant makes a valid election under section 83(b) of the Code.

A Participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common stock or cash received. Dividends that are received by a Participant prior to the time that the common stock is taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the common stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion immediately below, Apache (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Code Limitations on Deductibility.  In order for the amounts described above to be deductible by Apache (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

The ability of the Company (or a subsidiary) to obtain a deduction for future payments under the 2011 Plan could also be limited by the golden parachute payment rules of section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, the ability of Apache (or a subsidiary) to obtain a deduction for amounts paid under the 2011 Plan could be limited by section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the grant or vesting of the Award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Committee. Performance-based Awards intended to comply with section 162(m) of the Code may not be granted in a given period if such Awards relate to shares of common stock which exceed a specified limitation or, alternatively, the performance-based Awards may not result in compensation, for a Participant, in a given period which exceeds a specified limitation. If the 2011 Plan is approved at the annual meeting, a Participant who receives an Award or Awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation may not receive performance-based Awards relating to more than 250,000 shares of common stock or, with respect to Awards not related to shares of common stock, cash amounts equal to no more the fair market value (at the time of grant) of 250,000 shares of common stock, in any given fiscal year. Although the 2011 Plan has been drafted to satisfy the requirements for the performance-based compensation exception, Apache may determine that it is in its best interests not to satisfy the requirements for the exception. See “Awards — Performance Awards.”

As of the date of this Proxy Statement, no director, executive officer, or employee of Apache has been granted any Awards under the 2011 Plan. The Awards, if any, that will be granted to eligible persons under the 2011 Plan are subject to the discretion of the Committee and, therefore, are not determinable. Awards of equity based compensation to Apache’s non-employee directors and named executive officers are disclosed under the Director Compensation Table and the Long-Term Compensation section of the Compensation Discussion and Analysis included in this Proxy Statement. In 2010, restricted stock units and stock options exercisable for an aggregate of 2,731,519 shares of common stock were granted to all other employees (excluding non-employee directors and named executive officers) as a group. If the 2011 Plan submitted to shareholders is not approved by shareholders at the annual meeting, the 2011 Plan will not be adopted and no Awards will be granted under the 2011 Plan.

Internal Revenue Code Section 409A.  It is intended that the 2011 Plan shall comply with the provisions of, or an exemption from, Internal Revenue Code Section 409A and the Treasury regulations relating thereto. Awards are intended to be exempt from Internal Revenue Code Section 409A to the extent possible. If an Award is subject to the requirements of Internal Revenue Code Section 409A, to the extent that the Company or an Affiliate takes any action that causes a violation of Internal Revenue Code Section 409A or fails to take reasonable actions required to comply with Internal Revenue Code Section 409A, in each case as determined by the Committee, the Company shall pay an additional amount to the Participant (or beneficiary) equal to the additional income tax imposed pursuant to Internal Revenue Code Section 409A on the Participant as a result of such violation, plus any taxes imposed on this additional payment.

Recommendation and Required Affirmative Vote

The board of directors recommends that shareholders vote FOR the approval of the proposed Apache 2011 Omnibus Equity Compensation Plan. Because each of Apache’s directors and executive officers will be eligible to receive Awards under the proposed plan, each of the directors and executive officers of Apache has an interest in, and may benefit from, the adoption of the proposed plan.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock voted, in person or by proxy, and entitled to vote at the 2011 annual meeting is required to approve the 2011 Plan. The 2011 Plan and any Awards granted thereunder are conditional upon and of no force or effect unless the 2011 Plan receives approval by the requisite vote of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSED 2011 OMNIBUS EQUITY COMPENSATION PLAN.

FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the SEC and the Company’s bylaws.

In order for such proposal to be properly brought before next year’s annual meeting, written notice of the proposal that complies with the Company’s bylaws must be received by the Company’s corporate secretary (at the address below) not less than 120 days prior to the meeting, which is expected to be held in May 2012. Nominations of persons for election to the board of directors at the 2012 annual meeting likewise must be given in writing, comply with the Company’s bylaws, and be received by the Company’s corporate secretary not less than 120 days prior to the meeting, which is expected to be held in May 2012.

In addition to the foregoing, should a shareholder wish to have a proposal appear in the Company’s proxy statement for next year’s annual meeting, under the regulations of the SEC, it must be received by the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 on or before November 30, 2011.

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

The Securities and Exchange Commission (“SEC”) rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as “householding.” Under this procedure, multiple Apache shareholders who reside at the same address may receive a single set of proxy materials, unless one or more of the shareholders has provided contrary instructions. This procedure reduces printing costs and postage fees, and saves natural resources.

If you hold your shares in “street name” (your shares are held in a brokerage account or by a bank or other nominee), you may revoke your consent to householding at any time by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Also, you can request information about householding from your broker or bank.

If you are a shareholder of record (your shares are held in your own name and not held in a brokerage account), if you received a household mailing this year, and if you would like to have additional copies mailed to you or if you would like to opt out of householding for future mailings, please send your written request to Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding/Apache Corporation, P. O. Box 64854, St. Paul, MN 55164-0854, or call (651) 450-4104.

SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail or telephone, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson Inc. to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $14,500 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APACHE CORPORATION

C. L. Peper
Corporate Secretary

NOTE: Shareholders are requested to promptly vote their shares using one of the methods explained on pages 2 and 3 of this proxy statement.

Annex A

Proposed Amendment to the Company’s Restated Certificate of Incorporation to Authorize
Additional Common Stock (Item No. 8)

Proposed Amendment to the Company’s Restated Certificate of Incorporation to Authorize
Additional Preferred Stock (Item No. 9)

If these proposals are approved and the amendments become effective, the first paragraph of Article FOURTH of the Company’s Restated Certificate of Incorporation, which sets forth our currently authorized capital stock, will be amended to read in its entirety as follows:

“The total number of shares of all classes of stock which this corporation shall have authority to issue is 870,000,000 which shall be divided into (a) 860,000,000 shares of common stock having a par value of $0.625 per share and (b) 10,000,000 shares of no par value preferred stock.”

The remaining text of Article FOURTH will remain unchanged.

A-1

Annex B

APACHE CORPORATION
2011 Omnibus Equity Compensation Plan

Section 1

Introduction

1.1 Establishment.  Apache Corporation, a Delaware corporation (hereinafter referred to, together with its Affiliates (as defined below) as the “Company” except where the context otherwise requires), hereby establishes the Apache Corporation 2011 Omnibus Equity Compensation Plan (the “Plan”), as it may be amended and restated from time to time.

1.2 Purpose.  The purpose of the Plan is to provide Eligible Persons designated by the Committee for participation in the Plan with equity-based incentives to: (i) encourage such individuals to continue in the long-term service of the Company and its Affiliates, (ii) create in such individuals a more direct interest in the future success of the operations of the Company, (iii) attract outstanding individuals, and (iv) retain and motivate such individuals. The Plan is intended to provide eligible individuals with the opportunity to invest in the Company, thereby relating incentive compensation to increases in stockholder value and more closely aligning the compensation of such individuals with the interests of the Company’s stockholders.

Accordingly, this Plan provides for the granting of Incentive Stock Options, Non-Qualified Stock Options, Performance Awards, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or any combination of the foregoing, as the Committee determines is best suited to the circumstances of the particular individual as provided herein.

1.3 Effective Date.  The Effective Date of the Plan (the “Effective Date”) is May 5, 2011. This Plan and each Award granted hereunder are conditioned on and shall be of no force or effect until the Plan is approved by the stockholders of the Company. The Committee (or its delegate in accordance with Section 3.4(b) hereof) may award grants, the entitlement to which shall be expressly subject to the condition that the Plan shall have been approved by the stockholders of the Company.

Section 2

Definitions

2.1 Definitions.  The following terms shall have the meanings set forth below:

(a)	“Administrative Agent” means any designee or agent that may be appointed by the Committee pursuant to subsections 3.1(h) and 3.4 hereof.

(b)	“Affiliate” means any entity other than the Company that is affiliated with the Company through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Committee; provided, however, that, notwithstanding any other provisions of the Plan to the contrary, for purposes of NQSOs and SARs, if an individual who otherwise qualifies as an Eligible Person provides services to such an entity and not to the Company, such entity may only be designated an Affiliate if the Company qualifies as a “service recipient,” within the meaning of Internal Revenue Code Section 409A, with respect to such individual; provided further that such definition of “service recipient” shall be determined by (a) applying Internal Revenue Code Section 1563(a)(1), (2), and (3), for purposes of determining a controlled group of corporations under Internal Revenue Code

Section 414(b), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Internal Revenue Code Section 1563(a)(1), (2), and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Internal Revenue Code Section 414(c), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (b) where the use of Shares with respect to the grant of an Option or SAR to such an individual is based upon legitimate business criteria, by applying Internal Revenue Code Section 1563(a)(1), (2), and (3), for purposes of determining a controlled group of corporations under Internal Revenue Code Section 414(b), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Internal Revenue Code Section 1563(a)(1), (2), and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Internal Revenue Code Section 414(c), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2; provided further that for purposes of ISOs, “Affiliate” shall mean any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Internal Revenue Code.

(c)	“Award” means any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent or any other stock-based award granted to a Participant under the Plan.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change of Control” shall have the meaning assigned to such term in the Company’s Income Continuance Plan as in effect on the Effective Date

(f)	“Committee” means the Stock Option Plan Committee of the Board or such other Committee of the Board that is empowered hereunder to administer the Plan. The Committee shall be constituted at all times so as to permit the Plan to be administered by “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) and “outside directors” (as defined in Treasury Regulations Section 1.162-27 (e)(3)) and to satisfy such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate.

(g)	“Deferred Delivery Plan” means the Company’s Deferred Delivery Plan, as it has been or may be amended from time to time, or any successor plan.

(h)	“Dividend Equivalent” means a right, granted to an Eligible Person to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(i)	“Eligible Persons” means those employees of the Company or of any Affiliates, members of the Board, and members of the board of directors of any Affiliates who are designated as Eligible Persons by the Committee. Notwithstanding the foregoing, grants of Incentive Stock Options may not be granted to anyone who is not an employee of the Company or an Affiliate.

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)	“Exercise Date” means the date of exercise determined in accordance with subsection 6.2(g) hereof.

(l)	“Fair Market Value” means the per share closing price of the Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for a particular date or, if the Stock is not so listed on such date, as reported on NASDAQ or on such other exchange or electronic trading system which, on the date in question, reports the largest number of traded shares of Stock, provided, however, that if on the date Fair Market Value is to be determined there are no transactions in the Stock, Fair Market Value shall be determined as of the immediately preceding date on which there were transactions in the Stock; provided further, however, that if the foregoing provisions are not applicable, the fair market value of a share of the Stock as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate; provided further, however, that, with respect to ISOs, such Fair Market Value shall be determined subject to Section 422(c)(7) of the Internal Revenue Code. For purposes of the foregoing, a valuation prepared in accordance with any of the methods set forth in Treasury Regulation Section 1.409A-1(b)(5)(iv)(B)(2), consistently used, shall be rebuttably presumed to result in a reasonable valuation. This definition is intended to comply with the definition of “fair market value” contained in Treasury Regulation Section 1.409A-1(b)(5)(iv) and should be interpreted consistently therewith.

(m)	“Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option and which satisfies the requirements of Section 422 of the Internal Revenue Code or any successor provision thereto.

(n)	“Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference to a section of the Internal Revenue Code or Treasury Regulation shall be treated as a reference to any successor section.

(o)	“Involuntary Termination” means the termination of employment of the Participant by the Company or its successor for any reason on or after a Change of Control; provided, that the termination does not result from an act of the Participant that (i) constitutes common-law fraud, a felony, or a gross malfeasance of duty, or (ii) is materially detrimental to the best interests of the Company or its successor.

(p)	“Non-Qualified Stock Option” or “NQSO” means any Option that is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code.

(q)	“Option” means an option to purchase a number of shares of Stock granted pursuant to subsection 6.1.

(r)	“Option Price” means the price at which shares of Stock subject to an option may be purchased, determined in accordance with subsection 6.2(b) hereof.

(s)	“Participant” means an Eligible Person designated by the Committee, from time to time during the term of the Plan to receive one or more Awards under the Plan.

(t)	“Performance Award” is a right to either a number of shares of Stock or SARs (“Performance Shares”) determined (in either case) in accordance with subsection 9.1 of this Plan based on the extent to which the applicable Performance Goals are achieved. A Performance Share shall be of no value to a Participant unless and until earned in accordance with subsection 9.2 hereof.

(u)	“Performance Goals” are the performance conditions, if any, established pursuant to subsection 9.1 by the Committee in connection with an Award.

(v)	“Performance Period” with respect to a Performance Award is a period not less than one calendar year or one fiscal year of the Company, beginning not earlier than the year in which such Performance Award is granted, which may be referred to herein and by the Committee by use of the calendar of fiscal year in which a particular Performance Period commences.

(w)	“Restricted Stock” means Stock granted to an Eligible Person under Section 8 hereof, that is subject to certain restrictions and to a risk of forfeiture.

(x)	“Restricted Stock Unit” means a right, granted to an Eligible Person under Section 8 hereof, to receive Stock, cash or a combination thereof at the end of a specified vesting period.

(y)	“Restriction Period” shall have the meaning assigned to such term in subsection 8.1.

(z)	“Stock” means the $0.625 par value common stock of the Company and or any security into which such common stock is converted or exchanged upon merger, consolidation, or any capital restructuring (within the meaning of Section 13) of the Company.

(aa)	“Stock Appreciation Right” or “SAR” means a right granted to an Eligible Person to receive an amount in cash, Stock, or other property equal to the excess of the Fair Market Value as of the Exercise Date of one share of Stock over the SAR Price times the number of shares of Stock to which the Stock Appreciation Right relates. Stock Appreciation Rights may be granted in tandem with Options or other Awards or may be freestanding.

(bb)	“SAR Price” means the price at which the Stock Appreciation Right was granted, which shall be determined in the same manner as the Option Price of an Option in accordance with subsection 6.2 hereof.

(cc)	“Voluntary Termination with Cause” occurs upon a Participant’s separation from service of his own volition and one or more of the following conditions occurs without the Participant’s consent on or after a Change of Control:

(i)	There is a material diminution in the Participant’s base compensation, compared to his rate of base compensation on the date of the Change of Control.

(ii)	There is a material diminution in the Participant’s authority, duties or responsibilities.

(iii)	There is a material diminution in the authority, duties or responsibilities of the Participant’s supervisor, such as a requirement that the Participant (or his supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.

(iv)	There is a material diminution in the budget over which the Participant retains authority.

(v)	There is a material change in the geographic location at which the Participant must perform his service, including, for example the assignment of the Participant to a regular workplace that is more than 50 miles from his regular workplace on the date of the Change of Control.

The Participant must notify the Company of the existence of one or more adverse conditions specified in clauses (i) through (v) above within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to Apache Corporation’s Senior Vice President, Human Resources or his/her delegate. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. Apache Corporation’s Senior Vice President, Human Resources or his/her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Participant by certified mail. Notwithstanding the foregoing provisions of this definition, if the Company remedies the adverse condition within 30 days of being notified of the adverse condition, no Voluntary Termination with Cause shall occur.

2.2 Headings; Gender and Number.  The headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3

Plan Administration

3.1 Administration by the Committee.  The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, adopt rules and regulations for carrying out the purposes of the Plan, including, without limitation, the authority to:

(a)	Grant Awards;

(b)	Select the Eligible Persons and the time or times at which Awards shall be granted;

(c)	Determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions, and Performance Goals relating to any Award;

(d)	Determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered;

(e)	Construe and interpret the Plan and any Award;

(f)	Prescribe, amend, and rescind rules and procedures relating to the Plan;

(g)	Determine the terms and provisions of Award agreements;

(h)	Appoint designees or agents (who need not be members of the Committee or employees of the Company) to assist the Committee with the administration of the Plan;

(i)	Communicate the material terms of each Award to its recipient within a relatively short period of time after approval; and

(j)	Make all other determinations deemed necessary or advisable for the administration of the Plan.

3.2 Committee Discretion.  The Committee shall, in its absolute discretion, and without amendment to the Plan, have the power to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under this Plan; provided, however, that the Committee shall not have any discretion to accelerate, waive or modify any term or condition of an Award that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code if such discretion would cause the Award to not so qualify. In the event of a Change of Control, the provisions of Section 12 hereof shall be mandatory and shall govern the vesting and exercisability schedule of any Award granted hereunder.

3.3 Indemnification.  No member of the Committee shall be liable for any action, omission, or determination made in good faith. The Company shall indemnify (to the extent permitted under Delaware law) and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company. The determination, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

3.4 Committee Delegation.

(a) The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may appoint an Administrative Agent, who need not be a member of the Committee or an employee of the Company, to assist the Committee in administration of the Plan and to whom it may delegate such powers as the Committee deems appropriate, except that the Committee shall determine any dispute. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any Award agreement entered into hereunder, in the manner and to the extent it shall deem expedient, and it shall be the sole and final judge of such inconsistency;

(b) The Committee has delegated authority to the Chief Executive Officer of the Company to grant Awards to employees of the Company who are not the Company’s executive officers (as such term is defined for purposes of Section 16 of the Exchange Act) and who are below the level of Regional Vice President or Staff Vice President; provided, that any such Awards may only be granted in accordance with guidelines established by the Committee.

3.5 Compliance with Section 162(m).  Except as expressly otherwise stated in any resolution of the Committee, the Plan is intended to comply with the requirements of Section 162(m) or any successor section(s) of the Internal Revenue Code (“Section 162(m)”) as to any “covered employee” as defined in Section 162(m), and shall be administered, interpreted, and construed consistently therewith. The Committee is authorized to take such additional action, if any, that may be required to ensure that the Plan and any Award under the Plan satisfy the requirements of Section 162(m), taking into account any regulations or other guidance issued by the Internal Revenue Service.

Section 4

Stock Subject to the Plan

4.1 Number of Shares.  Subject to adjustments pursuant to Section 4.4 hereof, up to 25,500,000 shares of Stock are authorized for issuance under the Plan in accordance with the Plan’s terms and subject to such restrictions or other provisions as the Committee may from time to time deem necessary. Notwithstanding the foregoing, the number of aggregate shares of Stock available for issuance under the Plan at any given time shall be reduced by (i) 1.0 share for each share of Stock granted in the form of Stock Options or Stock Appreciation Rights, or (ii) 2.39 shares for each share of Stock granted in the form of any Award that is not a Stock Option or Stock Appreciation Right.

During the duration of the Plan, no Eligible Person may be granted Options which in the aggregate cover in excess of 10 percent of the total shares of Stock authorized under the Plan. No Award may be granted under the Plan on or after the 10-year anniversary of the Effective Date. The foregoing to the contrary notwithstanding, within the aggregate limit described in the first sentence of this Section 4.1, up to 25,500,000 shares of Stock may be issued pursuant to ISOs granted under the Plan.

4.2 Availability of Shares Not Issued under Awards.  If shares of Stock which may be issued pursuant to the terms of the Plan awarded hereunder are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the holder of such Award, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan; provided, however, that in such case, the number of shares of Stock that may be issued under the Plan shall increase by 1.0 share for each share related to a Stock Option or a Stock Appreciation Right that is so forfeited, cancelled, exchanged or surrendered or expired and by 2.39 shares for each such share which is not related to a Stock Option or a Stock Appreciation Right. The number of shares available shall not be increased by shares tendered, surrendered or withheld in connection with the exercise or settlement of an Award or the related tax withholding obligations. Furthermore, when a SAR is settled in shares, the number of shares subject to the SAR under the SAR Award agreement will be counted against the aggregate number of shares with respect to which Awards may be granted under the Plan as one share for every share subject to the SAR, regardless of the number of shares used to settle the SAR upon exercise.

4.3 Stock Offered.  The Company shall at all times during the term of the Plan retain as authorized and unissued Stock and/or Stock in the Company’s treasury, at least the number of shares from time to time require under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

4.4 Adjustments for Stock Split, Stock Dividend, Etc.  If the Company shall at any time increase or decrease the number of its outstanding shares of Stock or change in any way the rights and privileges of such shares by means of the payment of a Stock dividend or any other distribution upon such shares payable in Stock or rights to acquire Stock, or through a Stock split, reverse Stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock (any of the foregoing being herein called a “capital restructuring”), then in relation to the Stock that is affected by one or more of the above events, the numbers, rights, and privileges of the following shall be, in each case, equitably and proportionally adjusted to take into account the occurrence of any of the above events, (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued pursuant to subsections 4.1 and 4.10, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards; and (iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424(h) of the Internal Revenue Code; (iv) the Performance Goals, and (v) the individual limitations applicable to Awards.

4.5 Other Changes in Stock.  In the event there shall be any change, other than as specified in subsections 4.4 hereof, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan but are not then subject to an Award, then such adjustments shall be made by the Committee and shall be effective for all purposes of the Plan and on each outstanding Award that involves the particular type of stock for which a change was effected.

4.6 Rights to Subscribe.  If the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company or of any other corporation, there shall be reserved with respect to the shares then under an outstanding Award to any Participant of the particular class of Stock involved the Stock or other securities which the Participant would have been entitled to subscribe for if immediately prior to such grant the Participant had exercised his entire Option. If, upon exercise of any such Option, the Participant subscribes for the additional shares or other securities, the aggregate Option Price shall be increased by the amount of the price that is payable by the Participant for such additional shares or other securities as if the Participant had exercised his entire Option immediately prior to the grant of such additional shares or other securities.

4.7 General Adjustment Rules.  No adjustment or substitution provided for in this Section 4 shall require the Company to sell a fractional share of Stock under any Option, or otherwise issue a fractional share of Stock, and the total substitution or adjustment with respect to each Option shall be limited by deleting any fractional share. In the case of any such substitution or adjustment, the aggregate Option Price for the shares of Stock then subject to the Option shall remain unchanged but the Option Price per share under each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed.

4.8 Determination by the Committee, Etc.  Adjustments under this Section 4 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties.

4.9 Code Section 409A.  For any Award that is not subject to Internal Revenue Code Section 409A before the adjustments identified in the preceding sections of this Section 4, no adjustment shall be made that would cause the Award to become subject to Internal Revenue Code Section 409A. For an Award that is subject to Internal Revenue Code Section 409A before the adjustments identified in the preceding sections of this Section 4, no adjustment shall cause the Award to violate Internal Revenue Code Section 409A, without the prior written consent of both the Participant and the Committee.

4.10 Award Limits.  The following limits shall apply to grants of all Awards under the Plan:

(a)	Options: The maximum aggregate number of shares of Stock that may be subject to Options granted in any calendar year to any one Participant shall be 250,000 shares.

(b)	SARs: The maximum aggregate number of shares that may be subject to Stock Appreciation Rights granted in any calendar year to any one Participant shall be 250,000 shares. Any shares covered by Options which include tandem SARs granted to one Participant in any calendar year shall reduce this limit on the number of shares subject to SARs that can be granted to such Participant in such calendar year.

(c)	Restricted Stock or Restricted Stock Units: The maximum aggregate number of shares of Stock that may be subject to Awards of Restricted Stock or Restricted Stock Units granted in any calendar year to any one Participant shall be 250,000 shares.

(d)	Performance Awards: The maximum aggregate grant with respect to Performance Awards granted in any calendar year to any one Participant shall be 250,000 shares (or SARs based on the value of such number of shares).

To the extent required by Section 162(m) of the Code, shares subject to Options or SARs which are canceled shall continue to be counted against the limits set forth in paragraphs (a) and (b) immediately preceding.

4.11 Repayment/Forfeiture of Awards.  If required by the Sarbanes-Oxley Act of 2002 and/or by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, each Participant’s Award shall be conditioned on repayment or forfeiture in accordance with applicable law and the related Award agreement shall reflect any such condition. In addition, the Committee may establish such conditions for repayment or forfeiture of Awards as the Committee may adopt by policy for the Company or any Affiliate.

Section 5

Granting of Awards to Participants

5.1 Participation.  Participants in the Plan shall be those Eligible Persons who, in the judgment of the Committee (or, pursuant to Section 3.4(b), the Chief Executive Officer of the Company), are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation, and development of the Company or an Affiliate, and significantly contribute, or are expected to significantly contribute, to the achievement of the Company’s long-term corporate economic objectives. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Committee or granted in accordance with Section 3.4(b) hereof, and receipt of one such Award shall not result in automatic receipt of any other Award. Upon determination that an Award is to be granted to a Participant, as soon as practicable, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto. Each Participant shall, if required by the Committee, enter into an agreement with the Company, in such form as the Committee shall determine and which is consistent with the provisions of the Plan, specifying such terms, conditions, rights, and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee (or, in the case of grants made pursuant to Section 3.4(b), in accordance with the guidelines established by the Committee), which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

Awards granted to members of the Board shall be recommended to the full Board by the Management Development and Compensation Committee and approved by the full Board.

5.2 Notification to Participants and Delivery of Documents.  As soon as practicable after such determinations have been made, each Participant shall be notified of (a) his/her designation as a Participant, (b) the date of grant, (c) the number and type of Awards granted to the Participant, (d) in the case of Performance Awards, the Performance Period and Performance Goals, (e) in the case of Restricted Stock or Restricted Stock Units, the Restriction Period (as defined in subsection 8.1), and (f) any other terms or conditions imposed by the Committee with respect to the Award.

5.3 Delivery of Award Agreement.  This requirement for delivery of a written Award agreement is satisfied by electronic delivery of such agreement provided that evidence of the Participant’s receipt of such electronic delivery is available to the Company and such delivery is not prohibited by applicable laws and regulations.

Section 6

Stock Options

6.1 Grant of Stock Options.  Coincident with or following designation for participation in the Plan, an Eligible Person may be granted one or more Options. Grants of Options under the Plan shall be made by the Committee or in accordance with Section 3.4(b). In no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of shares of Stock for which any other Option may be exercised, except as provided in subsection 6.2(j) hereof.

6.2 Stock Option Agreements.  Each Option granted under the Plan shall be identified as either an Incentive Stock Option or a Non-Qualified Stock Option (or, if no such identification is made, then it shall be a Non-Qualified Stock Option) and evidenced by a written agreement which shall be entered into by the Company and the Participant to whom the Option is granted, and which shall contain the following terms and conditions set out in this subsection 6.2, as well as such other terms and conditions, not inconsistent therewith, as the Committee may consider appropriate.

(a) Number of Shares.  Each Stock Option agreement shall state that it covers a specified number of shares of Stock, as determined by the Committee.

(b) Price.  The price at which each share of Stock covered by an Option may be purchased, the Option Price, shall be determined in each case by the Committee and set forth in the Stock Option agreement. The price may vary according to a formula specified in the Stock Option agreement, but in no event shall the Option Price ever be less than the Fair Market Value of the Stock on the date the Option is granted.

(c) No Backdating.  There shall be no backdating of Options, and each Option shall be dated the actual date that the Committee adopts the resolution awarding the grant of such Option.

(d) Limitations on Incentive Stock Options.  No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is attributed to own by virtue of the Internal Revenue Code) Stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Affiliate unless (i) the exercise price of such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

To the extent that the aggregate Fair Market Value of Stock of the Company with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other option plan of the Company (or any Affiliate) shall exceed $100,000, such Options shall be treated as Non-Qualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(e) Duration of Options.  Each Stock Option agreement shall state the period of time, determined by the Committee, within which the Option may be exercised by the Participant (the “Option Period”). The Option Period must end, in all cases, not more than ten years from the date an Option is granted.

(f) Termination of Options.  During the lifetime of a Participant to whom a Stock Option is granted, the Stock Option may be exercised only by such Participant or, in the case of disability (as determined pursuant to the Company’s Long-Term Disability Plan or any successor plan) by the Participant’s designated legal representative, except to the extent such exercise would cause any Award intended to qualify as an ISO not to so qualify. Once a Participant to whom a Stock Option was granted dies, the Stock Option may be exercised only by the personal representative of the Participant’s estate or, with respect to Stock Options that are not Incentive Stock Options, as otherwise provided in Section 14.2. Unless the Stock Option agreement shall specify a longer or shorter period, at the discretion of the Committee, then the Participant (or representative, or, if applicable pursuant to Section 14.2, designated beneficiary) may exercise the Stock Option for a period of up to three months after such Participant terminates employment or ceases to be a member of the Board.

(g) Exercise, Payments, Etc.

(i) Each Stock Option agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Office of the Secretary of the Company or to the Administrative Agent of written notice specifying the number of shares of Stock with respect to which such Option is exercised and payment to the Company of the aggregate Option Price. Such notice shall be in a form satisfactory to the Committee and shall specify the particular Options (or portions thereof) which are being exercised and the number of shares of Stock with respect to which the Options are being exercised. The Participant’s obligation to deliver written notice of exercise is satisfied by electronic delivery of such notice through means satisfactory to the Committee and prescribed by the Company. The exercise of the Option shall be deemed effective on the date such notice is received by the Office of the Secretary or by the Administrative Agent and payment is made to the Company of the aggregate Option Price (the “Exercise Date”); however, if payment of the aggregate Option Price is made pursuant to a sale of shares of Stock as contemplated by subsection 6.2(g)(iv)(E) below, the Exercise Date shall be deemed to be the date of such sale. If requested by the Company, such notice shall contain the Participant’s representation that he or she is purchasing the Stock for investment purposes only and his or her agreement not to sell any Stock so purchased in any manner that is in violation of the Exchange Act or any applicable state law, and such restriction, or notice thereof, shall be placed on the certificates representing the Stock so purchased. The purchase of such Stock shall take place upon delivery of such notice to the Office of the Secretary of the Company or to the Administrative Agent, at which time the aggregate Option Price shall be paid in full to the Company by any of the methods or any combination of the methods set forth in subsection 6.2(g)(iv) below.

(ii) The shares of Stock to which the Participant is entitled as a result of the exercise of the Option shall be issued by the Company and either (A) delivered by electronic means to an account designated by the Participant or (B) delivered to the Participant in the form of a properly executed certificate or certificates representing such shares of Stock. If shares of Stock are used to pay all or part of the aggregate Option Price, the Company shall issue and deliver to the Participant the additional shares of Stock, in excess of the aggregate Option Price or portion thereof paid using shares of Stock, to which the Participant is entitled as a result of the Option exercise.

(iii) The Company’s obligation to deliver the shares of Stock to which the Participant is entitled as a result of the exercise of the Option shall be subject to the payment in full to the Company of the aggregate Option Price and the required tax withholding.

(iv) The aggregate Option Price shall be paid by any of the following methods or any combination of the following methods:

(A)	in cash, including the wire transfer of funds in U.S. dollars to one of the Company’s bank accounts located in the United States, with such bank account to be designated from time to time by the Company;

(B)	by personal, certified or cashier’s check payable in U.S. dollars to the order of the Company;

(C)	by delivery to the Company or the Administrative Agent of certificates representing a number of shares of Stock then owned by the Participant, the aggregate Fair Market Value of which (as of the Exercise Date) is equal to the aggregate Option Price of the Option being exercised, properly endorsed for transfer to the Company, provided that the shares of

Stock used for this purpose must have been owned by the Participant for a period of at least six months;

(D)	by certification or attestation to the Company or the Administrative Agent of the Participant’s ownership (as of the Exercise Date) of a number of shares of Stock, the aggregate Fair Market Value of which (as of the Exercise Date) is not greater than the aggregate Option Price of the Option being exercised, provided that the shares of Stock used for this purpose have been owned by the Participant for a period of at least six months; or

(E)	by delivery to the Company or the Administrative Agent of a properly executed notice of exercise together with irrevocable instructions to a broker to promptly deliver to the Company, by wire transfer or check as noted in subsection 6.2(g)(iv)(A) and (B) above, the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Participant necessary to pay the aggregate Option Price.

(h) Tax Withholding.  Each Stock Option agreement shall provide that, upon exercise of the Option, the Participant shall make appropriate arrangements with the Company to provide for not less than the minimum amount of tax withholding required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state and local income and other tax laws, by payment of such taxes in cash (including wire transfer), by check, or as provided in Section 11 hereof.

(i) Repricing Prohibited.  Subject to Sections 4, 6, 12, 13, and 16, outstanding Stock Options granted under this Plan shall not be repriced without approval by the Company’s stockholders. In particular, neither the Board nor the Committee may take any action: (1) to amend the terms of an outstanding Option or SAR to reduce the Option Price or grant price thereof, cancel an Option or SAR and replace it with a new Option or SAR with a lower Option Price or grant price, or that has an economic effect that is the same as any such reduction or cancellation or (2) to cancel an outstanding Option or SAR having an Option Price or grant price above the then-current Fair Market Value of the Stock in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the stockholders of the Company of such action.

(j) Stockholder Privileges.  No Participant shall have any rights as a stockholder with respect to any shares of Stock covered by an Option until the Participant becomes the holder of record of such Stock. Except as provided in Section 4 hereof, no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date on which such Participant becomes the holder of record of such Stock.

(k) Section 409A Avoidance.  Once granted, no Stock Option shall be modified, extended, or renewed in any way that would cause the Stock Option to be subject to Internal Revenue Code Section 409A. The Option Period shall not be extended to any date that would cause the Stock Option to become subject to Internal Revenue Code Section 409A. The Option Price shall not be adjusted to reflect any dividends declared and paid on the Stock between the date of grant and the date the Stock Option is exercised.

Section 7

7.1 Stock Appreciation Rights.  The Committee (or, if so provided pursuant to Section 3.4(b), the Chief Executive Officer of the Company) is authorized to grant SARs to Participants either alone (“freestanding”) or in tandem with other Awards, including Performance Awards, Options, and Restricted Stock. Stock Appreciation Rights granted in tandem with any Award must be granted at the same time as the Award is granted. Stock Appreciation Rights granted in tandem with Options shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Options. Options granted in tandem with Stock Appreciation Rights shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Appreciation Rights. The Committee shall establish the terms and conditions applicable to any Stock Appreciation Rights, which terms and conditions need not be uniform but may not be inconsistent with the terms of the Plan. Freestanding Stock Appreciation Rights shall generally be subject to terms and conditions substantially similar to those described in Section 4 and subsection 6.2 for Options, including, but not limited to, the requirements of subsections 6.2(b), (d), and (i) and subsection 4.7 regarding general adjustment rules, minimum price, duration, and prohibition on repricing.

7.2 Section 409A Avoidance.  The SAR Price may be fixed on the date it is granted or the SAR Price may vary according to an objective formula specified by the Committee at the time of grant. However, the SAR Price can never be less than the Fair Market Value of the Stock on the date of grant. The SAR grant must specify the number of shares to which it applies, which must be fixed at the date of grant (subject to adjustment pursuant to Sections 4, 6, and 11). Once granted, no SAR shall be modified, extended, or renewed in any way that would cause the SAR to be subject to Internal Revenue Code Section 409A. The period during which the SAR may be exercised shall not be extended to any date that would cause the SAR to become subject to Internal Revenue Code Section 409A. The value of the SAR shall not be adjusted to reflect any dividends declared and paid on the Stock between the date of grant and the date the SAR is exercised; however, the right to one or more dividends declared and paid on the Stock between the date of grant and the date the SAR is exercised may be set forth in a separate arrangement.

Section 8

Restricted Stock and Restricted Stock Units

8.1 Restriction Period.  At the time an Award of Restricted Stock or Restricted Stock Units is made, the Committee shall establish the terms and conditions applicable to such Award, including the period of time (the “Restriction Period”) and attainment of performance goals during which certain restrictions established by the Committee shall apply to the Award. Awards of Restricted Stock or Restricted Stock Units may also be made in accordance with Section 3.4(b). Each such Award, and designated portions of the same Award, may have a different Restriction Period. Except as permitted or pursuant to Sections 12 and 13 hereof, the Restriction Period applicable to a particular Award shall not be changed. Restricted Stock or Restricted Stock Units may or may not be subject to Internal Revenue Code Section 409A. If they are subject to Internal Revenue Code Section 409A, the grant of the Restricted Stock or Restricted Stock Units must contain the provisions needed to comply with the requirements of Internal Revenue Code Section 409A, including but not limited to (i) the timing of any election to defer receipt of the Restricted Stock or Restricted Stock Units beyond the date of vesting, (ii) the timing of any payout election, and (iii) the timing of the settlement of Restricted Stock or a Restricted Stock Unit. Restricted Stock or Restricted Stock Units that are subject to Internal Revenue Code Section 409A may be adjusted to reflect any dividends declared and paid on the Stock between the date of grant and the date the Restricted Stock or Restricted Stock Unit vests, but only to the extent permitted in IRS guidance of general applicability.

8.2 Certificates for Stock.  Restricted Stock shall be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock represented by a stock certificate registered in the name of the Participant.

8.3 Restricted Stock Terms and Conditions.  Participants shall have the right to enjoy all shareholder rights during the Restriction Period except that:

(a)	The Participant shall not be entitled to delivery of the Stock certificate until the Restriction Period shall have expired.

(b)	The Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Stock during the Restriction Period.

(c)	A breach of the terms and conditions established by the Committee with respect to the Restricted Stock shall cause a forfeiture of the Restricted Stock and any dividends withheld thereon.

(d)	Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may specify whether any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under this Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

8.4 Restricted Stock Units.  The Committee (or, if so provided pursuant to Section 3.4(b), the Chief Executive Officer of the Company) is authorized to grant Restricted Stock Units to Participants, which are rights to receive Stock at the end of a specified deferral period, subject to the following terms and conditions:

Award and Restrictions.  Settlement of an Award of Restricted Stock Units shall occur upon expiration of the vesting period specified for such Restricted Stock Unit by the Committee (or, if permitted by the Committee, as elected by the Participant pursuant to Section 8.5). In addition, Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the vesting or deferral period, as the case may be, or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Restricted Stock Units shall be satisfied by the delivery of cash or Stock in the amount equal to the Fair Market Value of the specified number of shares of Stock covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

8.5 Deferral of Receipt of Restricted Stock Units.  With the consent of the Committee, a Participant who has been granted a Restricted Stock Unit may by compliance with the then applicable procedures under the Plan irrevocably elect in writing to defer receipt of all or any part of any distribution associated with that Restricted Stock Unit Award in accordance with either the terms and conditions of the Deferred Delivery Plan or the terms and conditions specified under the grant agreement and related documents. The terms and conditions of any such deferral, including, but not limited to, the period of time for, and form of, election; the manner and method of payout; and the use and form of Dividend Equivalents in respect of stock-based units resulting from such deferral, shall be as determined by the Committee. The Committee may, at any time and from time to time, but prospectively only except as hereinafter provided, amend, modify, change, suspend, or cancel any and all of the rights, procedures, mechanics, and timing parameters relating to such deferrals. In addition, the Committee may, in its sole discretion, accelerate the pay out of such deferrals (and any earnings thereon), or any portion thereof, either in a lump sum or in a series of payments, but only to the extent that the payment or the change in timing of the payment will not cause a violation of Internal Revenue Code Section 409A.

8.6 Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under this Plan or under plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Stock to an officer of the Company or an Affiliate in lieu of salary or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

8.7 Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to risk of forfeiture, as the Committee may specify. Notwithstanding the foregoing, Dividend Equivalents shall not be granted in connection with the grant of any Options or Stock Appreciation Right.

Section 9

Performance Awards

9.1 Establishment of Performance Goals for Company.  Performance Goals applicable to a Performance Award shall be established by the Committee in its absolute discretion on or before the date of grant and within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m)(4)(C), or any successor provision thereto, and the regulations thereunder, for performance-based compensation. Such Performance Goals may include or be based upon any of the following criteria, either in absolute amount, per share, or per barrel of oil equivalent (boe): pretax income or after tax income, operating profit, return on equity, capital or investment, earnings, book value, increase in cash flow return, sales or revenues, operating expenses (including, but not limited to, lease operating expenses, severance taxes and other production taxes, gathering and transportation, general and administrative costs, and other components of operating expenses), stock price appreciation, implementation or completion of critical projects or processes, production growth, reserve growth, and/or corporate acquisition goals based on value of assets acquired or similar objective measures.

Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of a particular criteria or attaining a percentage increase or decrease in a particular criteria, and may be applied relative to internal goals or levels attained in prior years or related to other companies or indices or as ratios expressing relationship between Performance Goals, or any combination thereof, as determined by the Committee.

The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur.

The Committee may in its discretion classify Participants into as many groups as it determines, and as to any Participant relate his/her Performance Goals partially, or entirely, to the measured performance, either absolutely or relatively, of an identified subsidiary, division, operating company, test strategy, or new venture of the Company and/or its Affiliates.

Notwithstanding any other provision of the Plan, payment or vesting of any Performance Award shall not be made until the applicable Performance Goals have been satisfied and any other material terms of such Award were in fact satisfied. The Committee shall certify in writing the attainment of each Performance Goal. Notwithstanding any provision of the Plan to the contrary, with respect to any Performance Award, (a) the Committee may not adjust, downwards or upwards, any amount payable, or other benefits granted, issued, retained, and/or vested pursuant to such an Award on account of satisfaction of the applicable Performance Goals and (b) the Committee may not waive the achievement of the applicable Performance Goals, except in the case of the Participant’s death or disability, or a Change of Control.

9.2 Levels of Performance Required to Earn Performance Awards.  At or about the same time that Performance Goals are established for a specific period, the Committee shall in its absolute discretion establish the percentage of the Performance Awards granted for such Performance Period which shall be earned by the Participant for various levels of performance measured in relation to achievement of Performance Goals for such Performance Period.

9.3 Other Restrictions.  The Committee shall determine the terms and conditions applicable to any Performance Award, which may include restrictions on the delivery of Stock payable in connection with the Performance Award and restrictions that could result in the future forfeiture of all or part of any Stock earned. The Committee may provide that shares of Stock issued in connection with a Performance Award be held in escrow and/or legended. Performance Awards may or may not be subject to Internal Revenue Code Section 409A. If a Performance Award is subject to Internal Revenue Code Section 409A, the Performance Award grant agreement shall contain the terms and conditions needed to comply with the requirements of Internal Revenue Code Section 409A, including but not limited to (i) the timing of any election to defer receipt of the Performance Award, (ii) the timing of any payout election, and (iii) the timing of the actual payment of the Performance Award. Performance Awards that are subject to Internal Revenue Code Section 409A may be adjusted to reflect any dividends declared and paid on the Stock between the date of grant and the date the Performance Award is paid, but only to the extent permitted in IRS guidance of general applicability.

9.4 Notification to Participants.  Promptly after the Committee has established the Performance Goals with respect to a Performance Award, the Participant shall be provided with written notice of the Performance Goals so established.

9.5 Measurement of Performance against Performance Goals.  The Committee shall, as soon as practicable after the close of a Performance Period, determine (a) the extent to which the Performance Goals for such Performance Period have been achieved and (b) the percentage of the Performance Awards earned as a result.

These determinations shall be absolute and final as to the facts and conclusions therein made and be binding on all parties. Promptly after the Committee has made the foregoing determination, each Participant who has earned Performance Awards shall be notified. For all purposes of this Plan, notice shall be deemed to have been given the date action is taken by the Committee making the determination. Participants may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of all or any portion of their Performance Awards during the Performance Period.

9.6 Treatment of Performance Awards Earned.  Upon the Committee’s determination that a percentage of any Performance Award has been earned for a Performance Period, Participants to whom such earned Performance Awards have been granted and who have been in the employ of the Company or Affiliates continuously from the date of grant until the end of the Performance Period, subject to the exceptions set forth in the Performance Award agreement and in Sections 10 and 12 hereof, shall be entitled, subject to the other conditions of this Plan, to payment in accordance with the terms and conditions of the Performance Awards. Performance Awards shall under no circumstances become earned or have any value whatsoever for any Participant who is not in the employ of the Company or its Affiliates continuously during the entire Performance Period for which such Performance Award was granted, except as provided in Sections 10 and 12.

9.7 Subsequent Performance Award Grants.  Following the grant of Performance Awards with respect to a Performance Period, additional Participants may be designated by the Committee for grant of Performance Awards for such Performance Period subject to the same terms and conditions set forth for the initial grants, except that the Committee, in its sole discretion, may reduce the value of the amounts to which subsequent Participants may become entitled, prorated according to reduced time spent during the Performance Period, and the applicable Performance Award agreement shall be modified to reflect such reduction.

9.8 Stockholder Privileges.  No Participant shall have any rights as a stockholder with respect to any shares of Stock covered by a Performance Award until the Participant becomes the holder of record of such Stock.

Section 10

Termination of Employment, Death, Disability, etc.

10.1 Termination of Employment.  Except as provided herein, the treatment of an Award upon a termination of employment or any other service relationship by and between a Participant and the Company or an Affiliate shall be specified in the agreement controlling such Award. To the extent such Award is subject to Section 409A of the Code, such termination of employment or any other service relationship shall be a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) with respect to any Award intended to comply with Section 409A of the Internal Revenue Code; provided, that a “separation from service” shall occur only if both the Company and the Participant expect the Participant’s level of services to permanently drop by more than half.

10.2 Termination for Cause.  If the employment of the Participant by the Company is terminated for cause, as determined by the Committee, all Awards to such Participant shall thereafter be void for all purposes. As used in subsections 9.1, 10.2, and 10.3 hereof, “cause” shall mean a gross violation, as determined by the Committee, of the Company’s established policies and procedures, provided that the effect of this subsection 10.2 shall be limited to determining the consequences of a termination and that nothing in this subsection 10.2 shall restrict or otherwise interfere with the Company’s discretion with respect to the termination of any employee.

10.3 Performance Awards.  Except as set forth below, each Performance Award shall state that each such Award shall be subject to the condition that the Participant has remained an Eligible Person from the date of grant until the applicable vesting date as follows:

(a)	If the Participant voluntarily leaves the employment of the Company or an Affiliates, or if the employment of the Participant is terminated by the Company for cause or otherwise, any Performance Award to such Participant not previously vested shall thereafter be void and forfeited for all purposes.

(b)	A Participant shall become vested in all Performance Awards that have met the Performance Goals within the Performance Period on the date the Participant retires from employment with the Company on or after attaining retirement age (which for all purposes of this Plan is determined to be age 65, unless otherwise designated by the Committee at the time the Award is granted), on the date the Participant dies while employed by the Company, or on the date the Participant terminates service with the Company and the Affiliates due to permanent disability (as determined pursuant to the Company’s Long-Term Disability Plan or any successor plan, unless the Performance award is subject to Internal Revenue Code Section 409A, in which case “permanent disability” must also fall within the meaning specified in Internal Revenue Code Section 409A(a)(2)(C) or a more restrictive meaning established by the Committee) while employed by the Company. Such Participant shall not become entitled to any payment which may arise due to the occurrence of a Performance Goal after the Participant dies, terminates service due to permanent disability, or retires. Payment shall occur as soon as administratively convenient following the date the Participant dies, terminates service due to permanent disability, or retires, but in no event shall the payment occur later than March 15 in the calendar year immediately following the calendar year in which the Participant died, so terminates service, or retired. If the Participant dies before receiving payment, the payment shall be made to those entitled pursuant to Section 14.2 of this Plan.

10.4 Forfeiture Provisions.  Subject to Sections 12 and 14, in the event a Participant terminates employment during a Restriction Period for the Participant’s Restricted Stock or Restricted Stock Units, such Awards will be forfeited; provided, however, that the Committee may provide for proration or full payout in the event of (a) death, (b) permanent disability, or (c) any other circumstances the Committee may determine.

Section 11

Tax Withholding

11.1 Withholding Requirement.  The Company and any Affiliate is authorized to withhold from any Award granted, or any payment relating to an Award under this Plan, including from a distribution of Stock, amounts of withholding and other taxes or social security payments due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax or social security obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof, in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis at the discretion of the Committee.

11.2 Withholding Requirement — Stock Options and SARs.  The Company’s obligations to deliver shares of Stock upon the exercise of an Option or SAR shall be subject to the Participant’s satisfaction of all applicable federal, state, and local income and other tax and social security withholding requirements.

At the time the Committee grants an Option, it may, in its sole discretion, grant the Participant an election to pay all such amounts of required tax withholding, or any part thereof:

(a)	by the delivery to the Company or the Administrative Agent of a number of shares of Stock then owned by the Participant, the aggregate Fair Market Value of which (as of the Exercise Date) is not greater than the amount required to be withheld, provided that such shares have been held by the Participant for a period of at least six months;

(b)	by certification or attestation to the Company or the Administrative Agent of the Participant’s ownership (as of the Exercise Date) of a number of shares of Stock, the aggregate Fair Market Value of which (as of the Exercise Date) is not greater than the amount required to be withheld, provided that such shares of Stock have been owned by the Participant for a period of at least six months; or

(c)	by the Company or the Administrative Agent withholding from the shares of Stock otherwise issuable to the Participant upon exercise of the Option, a number of shares of Stock, the aggregate Fair Market Value of which (as of the Exercise Date) is not greater than the amount required to be withheld. Any such elections by Participants to have shares of Stock withheld for this purpose will be subject to the following restrictions:

(i)	all elections shall be made on or prior to the Exercise Date; and

(ii)	all elections shall be irrevocable.

11.3 Section 16 Requirements.  If the Participant is an officer or director of the Company within the meaning of Section 16 or any successor section(s) of the Exchange Act (“Section 16”), the Participant must satisfy the requirements of Section 16 and any applicable rules and regulations thereunder with respect to the use of shares of Stock to satisfy such tax withholding obligation.

11.4 Restricted Stock and Performance Award Payment and Tax Withholding.  Each Restricted Stock and Performance Award agreement shall provide that, upon payment of any entitlement under such an Award, the Participant shall make appropriate arrangements with the Company to provide for the amount of minimum tax and social security withholding required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state and local income and other tax and social security laws. The withholding may be deducted from the Award. Any payment under such an Award shall be made in a proportion of cash and shares of Stock, determined by the Committee, such that the cash portion shall be sufficient to cover the withholding amount required by this Section. The cash portion of any payment shall be based on the Fair Market Value of the shares of Stock on the applicable date of vesting to which such tax withholding relates. Such cash portion shall be withheld by the Company to satisfy applicable tax and social security withholding requirements.

Section 12

Change of Control

12.1 In General.  In the event of the occurrence of a Change of Control of the Company:

(a)	Without further action by the Committee or the Board,

all outstanding Options shall fully vest upon the Participant’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a Change of Control. Such newly vested Options shall be fully exercisable as of the date of the Involuntary Termination or Voluntary Termination with Cause on or after a Change of Control occurs.

(b)	Without further action by the Committee or the Board,

all unvested Restricted Stock Awards and Restricted Stock Units shall fully vest upon the Participant’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a Change of Control. Such newly vested Restricted Stock Units shall be converted to Stock and the Participant shall be issued the requisite number of shares, after any withholding under Section 11, as soon as administratively practicable after the Involuntary Termination or Voluntary Termination with Cause on or after a Change of Control occurs, unless the Participant had elected to defer Restricted Stock Units to the Deferred Delivery Plan in which case the Participant’s account in the Deferred Delivery Plan shall be credited with deferred Restricted Stock Units as of the date of the Involuntary Termination or Voluntary Termination with Cause on or after the Change of Control occurs.

(c)	Assuming the achievement of a Performance Goal, the entitlement to receive cash and Stock under any outstanding Performance Award grants shall vest automatically, without further action by the Committee or the Board, and shall become payable as follows:

(i)	If such Change of Control occurs subsequent to the achievement of a Performance Goal, any remainder of such payout amount shall vest as of the date of the Participant’s Involuntary Termination or Voluntary Termination with Cause occurring on or after the date of such Change of Control and shall be paid by the Company to the Participant within thirty (30) days of the date of such Involuntary Termination or Voluntary Termination with Cause which occurs on or after the date of the Change of Control in the manner set out in subsection 12.1 hereof.

(ii)	If the achievement of a Performance Goal occurs subsequent to the date of a Change of Control, the applicable payout amount shall vest in full for which the Performance Period has not yet ended as of the date of the Participant’s Involuntary Termination or Voluntary Termination with Cause occurring on or after such Change of Control and shall be paid by the Company to the Participant within thirty (30) days after the later of (1) the date of the Participant’s Involuntary Termination or Voluntary Termination with Cause or (2) the date that the Performance Goal is reached. The payment will occur only if the Participant is employed at the time that the Performance Goal is reached or if the Performance Goal is reached after the Participant’s Involuntary Termination or Voluntary Termination with Cause occurring on or after the Change of Control.

(d)	To the extent that any Award is subject to Internal Revenue Code Section 409A, the Award shall contain appropriate provisions to comply with Internal Revenue Code Section 409A, which shall supersede the provisions of subsections (a), (b), and (c).

Section 13

Reorganization or Liquidation

In the event that the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or if all or substantially all of the assets or more than 20 percent of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person, or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, then the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall, as to the Plan and outstanding Awards make appropriate provision for the adoption and continuation of the Plan by the acquiring or successor corporation and for the protection of any holders of such outstanding Awards by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated, or otherwise reorganized corporation which will be issuable with respect to the Stock. Additionally, upon the occurrence of such an event and provided that a Performance Goal has occurred, upon written notice to the Participants, the Committee may accelerate the vesting and payment dates of the entitlement to receive cash and Stock under outstanding Awards so that all such existing entitlements are paid prior to any such event. If a Performance Goal has not yet been attained, the Committee in its discretion may make equitable payment or adjustment.

In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of an agreement applicable to any Award or by resolution adopted prior to the occurrence of a Change of Control or an event described in this Section 13, that any outstanding Award (or portion thereof) shall be converted into a right to receive cash, on or as soon as practicable following the closing date or expiration date of the transaction resulting in the Change of Control or such event in an amount equal to the highest value of the consideration to be received in connection with such transaction for one share of Stock, or, if higher, the highest Fair Market Value of a share of Stock during the thirty (30) consecutive business days immediately prior to the closing date or expiration date of such transaction, less the per-share Option Price or grant price of SARs, as applicable to the Award, multiplied by the number of shares subject to such Award, or the applicable portion thereof.

Section 14

Rights of Employees and Participants

14.1 Employment.  Neither anything contained in the Plan or any agreement nor the granting of any Award under the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or any Affiliate, or interfere in any way with the right of the Company or any Affiliate, at any time, to terminate such employment or to increase or decrease the level of the Participant’s compensation from the level in existence at the time of the Award.

An Eligible Person who has been granted an Award in one year shall not necessarily be entitled to be granted Awards in subsequent years.

14.2 Non-transferability.  Except as otherwise determined at any time by the Committee as to any Awards other than ISOs, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, bankruptcy, or court order; provided that the Committee may permit further transferability of Awards other than ISOs, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to any applicable Restriction Period; provided further, however, that no Award may be transferred for value or other consideration without first obtaining approval thereof by the stockholders of the Company. In the event of a Participant’s death, a Participant’s rights and interests in any Award as set forth in an Award agreement, shall be transferable by testamentary will or the laws of descent and distribution, or, with respect to Awards other than Incentive Stock Options, a beneficiary designation that is in a form approved by the Committee and in compliance with the provisions of this Plan, applicable law, and the applicable Award agreement, and payment of any entitlements due under the Plan shall be made to the Participant’s designated beneficiary, legal representatives, heirs, or legatees, as applicable. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of mental condition, physical condition, or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator, or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status. If any individual entitled to payment or to exercise rights with respect to the Plan is a minor, the Committee shall cause the payment to be made to (or the right to be exercised by) the custodian or representative who, under the state law of the minor’s domicile, is authorized to act on behalf of the minor or is authorized to receive funds on behalf of the minor. With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee. A Participant’s unexercised Option or SAR, or amounts due but remaining unpaid to such Participant, at the Participant’s death, shall be exercised or paid as designated by the Participant by will or by the laws of descent and distribution, or, with respect to any unexercised Option or SAR other than an Incentive Stock Option, in accordance with the Participant’s beneficiary designation in a form approved by the Committee and in compliance with the provisions of this Plan, applicable law and the applicable Award agreement. In the event any Award is exercised by or otherwise paid to the executors, administrators, heirs or distributees of the estate of a deceased Participant, or the transferee or designated beneficiary of an Award, in any such case, pursuant to the terms and conditions of the Plan and the applicable Award agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue shares of Stock thereunder unless and until the Company is satisfied, as determined in the discretion of the Committee, that the person or persons exercising such Award, or to receive such payment, are the duly appointed legal representative of the deceased Participant’s estate or the proper legatees or distributees thereof, or the valid transferee or designated beneficiary of such Award, as applicable. Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 14.2 shall be void and unenforceable against the Company.

14.3 Noncompliance with Internal Revenue Code Section 409A.  If an Award is subject to the requirements of Internal Revenue Code Section 409A, to the extent that the Company or an Affiliate takes any action that causes a violation of Internal Revenue Code Section 409A or fails to take reasonable actions required to comply with Internal Revenue Code Section 409A, in each case as determined by the Committee, the Company shall pay an additional amount to the Participant (or beneficiary) equal to the additional income tax imposed pursuant to Internal Revenue Code Section 409A on the Participant as a result of such violation, plus any taxes imposed on this additional payment.

Section 15

Other Employee Benefits

The amount of any income deemed to be received by a Participant as a result of the payment under an Award or exercise shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance, or salary continuation plan.

Section 16

Amendment, Modification, and Termination

The Committee or the Board may at any time terminate, and from time to time may amend or modify the Plan, and the Committee or the Board may, to the extent permitted by the Plan, from time to time amend or modify the terms of any Award theretofore granted, including any Award agreement, in each case, retroactively or prospectively; provided, however, that no amendment or modification of the Plan may become effective without approval of the amendment or modification by the Company’s stockholders if stockholder approval is required to enable the Plan to satisfy an applicable statutory or regulatory requirements, unless the Company, on the advice of outside counsel, determines that stockholder approval is not necessary.

Notwithstanding any other provision of this Plan, no amendment, modification, or termination of the Plan or any Award shall adversely affect the previously accrued material rights or benefits of a Participant under any outstanding Award theretofore awarded under the Plan, without the consent of such Participant holding such Award, except to the extent necessary to avoid a violation of Internal Revenue Code Section 409A or the Board or the Committee determines, on advice of outside counsel or the Company’s independent accountants, that such amendment or modification is required for the Company, the Plan, or the Award to satisfy, comply with, or meet the requirements of any law, regulation, listing rule, or accounting standard applicable to the Company.

The Committee shall have the authority to adopt (without the necessity for further stockholder approval) such modifications, procedures, and subplans as may be necessary or desirable to comply with the provisions of the laws (including, but not limited to, tax laws and regulations) of countries other than the United States in which the Company may operate, so as to assure the viability of the benefits of the Plan to Participants employed in such countries.

Section 17

Requirements of Law

17.1 Requirements of Law.  The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules, and regulations, including applicable federal and state securities laws. The Company may require a Participant, as a condition of receiving payment under an Award, to give written assurances in substance and form satisfactory to the Company and its counsel to such effect as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

17.2 Section 409A of the Code.  It is intended that this Plan shall comply with the provisions of, or an exemption from, Internal Revenue Code Section 409A and the Treasury regulations relating thereto. Awards are intended to be exempt from Internal Revenue Code Section 409A to the extent possible. Any Award or payment that qualifies for an exemption shall be considered as the first payment(s) made under the Plan. For purposes of the limitations on nonqualified deferred compensation under Internal Revenue Code Section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exemption for certain short-term deferral amounts under Internal Revenue Code Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment subject to Internal Revenue Code Section 409A under this Plan.

Six-month Delay for Specified Participants.  Notwithstanding any other provision of this Plan, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the

“deferral of compensation” within the meaning of Internal Revenue Code Section 409A(d)(1), the payment shall be paid (or provided) in accordance with the following: If the Participant is a “Specified Employee” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i) on the date of the Participant’s Separation from Service (the “Separation Date”), and if an exemption from the six (6) month delay requirement of Internal Revenue Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Participant’s death. The amount of any payment that would otherwise be paid to the Participant during this period shall instead be paid to the Participant on the first day of the first calendar month following the end of the period.

Prohibition on Acceleration.  Unless a payment is exempt from Internal Revenue Code Section 409A, the date of payment may not be accelerated and any payment made pursuant to the termination and liquidation of the Plan shall not be accelerated except in compliance with Internal Revenue Code Section 409A generally and Treasury Regulation § 1.409A-3(j)(4)(ix) specifically.

17.3 Section 16 Requirements.  If a Participant is an officer or director of the Company within the meaning of Section 16 of the Exchange Act, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule(s) promulgated under the Exchange Act, to qualify the Award for any exemption from the provisions of Section 16 available under such Rule. Such conditions are hereby incorporated herein by reference and shall be set forth in the agreement with the Participant, which describes the Award.

17.4 Governing Law.  The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Texas.

Section 18

Duration of the Plan

The Plan shall terminate on the ten year anniversary of the Effective Date. No grants shall be awarded after such termination; however, the terms of the Plan shall continue to apply to all Awards outstanding when the Plan terminates.

Dated: February 10, 2011; Effective May 5, 2011.

APACHE CORPORATION

By:	/s/ Margery M. Harris
Margery M. Harris
Senior Vice President,
Human Resources

ATTEST:

/s/  Cheri L. Peper
Cheri L. Peper
Corporate Secretary

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

MAY 5, 2011

AND PROXY STATEMENT

APACHE CORPORATION

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

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